Exhibit 10.25

Dated 22 January 2018

Product Rights Agreement

between

Alvotech HF.

and

Alvogen Lux Holdings Sarl

White & Case LLP

5 Old Broad Street

London EC2N 1DW

(continued)

(continued)

(continued)

PRODUCT RIGHTS AGREEMENT

This PRODUCT RIGHTS AGREEMENT (this “Agreement”) is entered into as of 22 January 2018 (the “Effective Date”) by and among Alvotech hf., a public limited company incorporated under the laws of Iceland (“Alvotech”), and Alvogen Lux Holdings Sarl, a limited company established under the law of the Grand Duchy of Luxembourg (“Alvogen”).

WHERAS, Alvotech has expertise in the development, distribution, marketing and commercialization of pharmaceutical products for human use;

WHEREAS, Alvotech and Alvogen desire to work together in connection with the development, distribution, marketing and commercialization, in the Alvogen Territories (as hereinafter defined), of the Products (as hereinafter defined), which Products are to compete against certain reference products, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Alvogen and Alvotech agree that Alvogen may, in certain circumstances, also acquire the rights to a Product Commercialization (as hereinafter defined) for Products or Candidate Products (as hereinafter defined) in Other Territories (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alvotech and Alvogen agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. The following words and phrases, when used herein with initial capital letters, shall have the meaning set forth or referenced below:

“Act” means, collectively, the United States Federal Food, Drug, and Cosmetic Act of 1938, including any amendments thereto (including any made by the BPCIA), and all regulations promulgated thereunder.

“Action” means any proceeding, action, claim (formal or informal, including by way of a letter), arbitration, administrative or regulatory action or other type of legal action, whether taken as a plaintiff or an initiating party (including through a request for declaratory judgment) or by way of counter-claim or defense.

“Adalimumab Product” means the product of Alvotech that is being developed as a Biosimilar to the reference product Adalimumab, as more specifically described in the applicable Product Data Sheet.

“Adverse Determination” means the issuance of (i) an injunction that restrains, enjoins or otherwise prohibits the development, making, use, sale, offer for sale, or import of, or Regulatory Approval of, a Product or (ii) an order, decree, ruling or settlement requiring the payment of material damages with respect to the manufacture, use, offer for sale or import of the Product, in either case based on allegations of infringements upon, or misappropriations of, any intellectual property rights of a Third Party.

“Affected Territory” means any Territory in which a Product has experienced a Technical Failure.

“Affiliate” means in respect of:

(a) Alvogen or any other member of the Alvogen Group, any other member of the Alvogen Group;

(b) Alvotech or any other member of the Alvotech Group, any other member of the Alvotech Group;

(c) the US Distributor or any other member of the US Distributor Group, any other member of the US Distributor Group,

and, for the avoidance of doubt, Alvotech and Alvogen shall not be Affiliates of each other for the purposes of this Agreement

“Agents” has the meaning set forth in Section 10.2.

“Agreement” has the meaning set forth in the first paragraph of this Product Rights Agreement.

“Agreement IP” has the meaning set forth in Section 6.4.

“Alvogen” has the meaning set forth in the first paragraph of this Agreement.

“Alvogen Group” means Celtic and any subsidiary undertaking of Celtic from time to time (and any other entity in which equity or debt securities are exchanged in consideration for equity and debt securities in Alvogen and/or any subsidiary undertaking of Alvogen).

“Alvogen Marks” means the corporate name “Alvogen” and trademarks, trade names, service marks, label marks and logos of Alvogen and its Affiliates, excluding the Product Marks.

“Alvogen’s Knowledge” means the actual knowledge, after reasonable inquiry, of Robert Wessman and Arni Hardarson.

“Alvogen Territories” means:

(a) for all Products (other than the Adalimumab Product) and the Bevacizumab Product, those jurisdictions set forth on Exhibit A; and

(b) for the Adalimumab Product and the Bevacizumab Product, those jurisdictions set forth on Exhibit A, excluding the Lotus Territories,

together, in each case, with any Other Territory in respect of which Alvogen acquires the rights to develop, license, distribute, market or commercialize a Product or a Candidate Product (as applicable) pursuant to Section 3.1 or Section 3.2, and “Territory” means any jurisdiction included in the Alvogen Territories.

“Alvogen ROFR” has the meaning set forth in Section 2.8(a).

“Alvogen Lost Profits” means, in the event of a Supply Failure for a Product in a particular Territory, (i) the Net Sales for such Product in such Territory that Alvogen would have expected to make but for the occurrence of such Supply Failure, assuming that Alvogen were to sell all of the units of the Products set forth in the Forecasts for the period of the Supply Failure and calculated on a basis consistent with the calculation of Net Sales for the twelve (12) month period immediately preceding such Supply Failure (or such shorter period during which Alvotech has been supplying such Product to Alvogen pursuant to the terms and conditions of this Agreement), less (ii) the royalty amount on such Net Sales that Alvogen would have been obligated to pay to Alvotech pursuant to this Agreement (not taking into account any credits or deductions to such royalties); provided, for the avoidance of doubt, that Alvogen Lost Profits shall not take into account lost market share or similar claims.

“Alvotech” has the meaning set forth in the first paragraph of this Agreement.

“Alvotech Additional Funded Amounts” has the meaning set forth in Section 2.3(c).

“Alvotech Group” means Alvotech and any subsidiary undertaking of Alvotech from time to time (and any other entity in which equity or debt securities are exchanged in consideration for equity and debt securities in Alvotech and/or any subsidiary undertaking of Alvotech).

“Alvotech Intellectual Property” means drugs, compounds, cell lines, formulae, inventions, innovations, ideas, discoveries, technology, trade secrets, know how, manufacturing and production processes and techniques, design specifications, schematics, research and development information, software, system flow charts, compiler information, user manuals and other documentation and confidential information, all as owned by Alvotech or an Affiliate of Alvotech and used in connection with the development or manufacture of the Products. For the avoidance of doubt, Alvotech Intellectual Property shall not include the Alvogen Marks or the Product Marks.

“Alvotech Lost Profits” means, in the event of a Recall with respect to a Product in a particular Territory, an amount equal to the percentage of Alvogen’s Net Sales with respect to the sale of such Product in such Territory that Alvogen would have been required to pay to Alvotech pursuant to Section 4.1 (not taking into account any credits or deductions to such amount) with respect to those units of such Product that Alvogen did not sell but would have been expected to sell but for the occurrence of such Recall, assuming that Alvogen were to sell all of the units of such Product set forth in the Forecasts for the period of time during which such Recall is in effect; provided, that in no event shall such amount exceed the percentage of Alvogen’s Net Sales with respect to such Product in such Territory that Alvogen would have been required to pay to Alvotech pursuant to Section 4.1 (not taking into account any credits or deductions to such royalties) for the twelve (12) month period beginning on the date of commencement of such Recall, assuming that Alvogen were to sell all of the units of such Product set forth in the Forecasts for such twelve (12) month period, less any amounts that Alvogen actually paid to Alvotech with respect to sales of such Product during such period.

“Alvotech Purchase Option” has the meaning set forth in Section 8.1(a).

“Alvotech Quality Agreement” has the meaning set forth in Section 8.1(d).

“Alvotech Supply Agreement” has the meaning set forth in Section 8.1(d).

“Alvotech Supply Option” has the meaning set forth in Section 8.1(a).

“Alvotech’s Knowledge” means the actual knowledge, after reasonable inquiry, of Kevin Bain, Johann Johannsson and Rasmus Rojkjaer and, with respect to Section 6.7(a), each of such individual’s successors and any other individual filling an otherwise equivalent role or having equivalent responsibilities.

“Annual Operating Plan” means, with respect to each Product for each Program Year, the Research Plan for such Product for such Program Year or, to the extent that such Program Year or any portion thereof occurs after the completion of the Research Plan for such Product, the plan for Alvotech’s commercialization and supply of such Product.

“Anticipated Monthly Product Requirements” has the meaning set forth in Section 7.1.

“Applicable Candidate Product” has the meaning set forth in Section 2.8(b).

“Applicable Law” means each applicable federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order of any Governmental Authority or Regulatory Agency, the terms of any Regulatory Approval, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority, including the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et. seq. and any other applicable U.S. or non-U.S. anti-corruption laws.

“Average Sale Price” means, with respect to a Party or the US Distributor (as the case may be) the weighted average sale price of a Product, Bundled Product or other product or service included in a Bundled Product, as applicable, sold by such Party or the US Distributor (as the case may be) and determined by dividing (i) the total gross sales, as invoiced, on sales of such Product, Bundled Product or other product or service during such period by such Party or the US Distributor (as the case may be) by (ii) the units of such Product, Bundled Product or other product or service sold during such period by such Party or the US Distributor (as the case may be). When determining the gross sales for a Product included in a Bundled Product, the methodology used to allocate a portion of the gross proceeds of the Bundled Product to such Product, as set forth in the definition of Net Sales or US Net Sales (as the case may be) shall be used to allocate gross sales proceeds to such Product.

“Audit Period” has the meaning set forth in Section 8.3(a).

“Auditor” has the meaning set forth in Section 5.6(b).

“Bevacizumab Product” means the biologic product consisting of a protein or peptide targeting one or more of the same indications as the reference product Bevacizumab and that does not differ in any clinically meaningful way from such reference product with respect to its amino acid sequence, analytical comparability, safety or efficacy, and that may in the future be developed by Alvotech or another member of the Alvotech Group.

“Biobetter” means, as compared to the reference product of a Product, a proprietary second- generation originator biologic product targeting the same treatment as such reference product, but that has superior safety or efficacy for such targeted treatment as compared to such reference product and which has been granted data exclusivity by the relevant Regulatory Agency.

“Biosimilar” means, as compared to the reference product of a Product, a biologic product consisting of a protein or peptide targeting one or more of the same indications as such reference product and that does not differ in any clinically meaningful way from such reference product with respect to its amino acid sequence, analytical comparability, safety or efficacy.

“BPCIA” means the United States Biologics Price Competition and Innovation Act of 2009, including any amendments thereto, and all regulations promulgated thereunder.

“Buffer” has the meaning set forth in clause (iii) of the definition of “Technical Failure.”

“Bundled Product” means, with respect to a Product, such Product together with any other product(s) and/or service(s) that are sold at a single unit price in a particular Territory whether packaged together or separately.

“Business” means the research, development, manufacture, licensing, commercialization and sale of the Products by Alvotech, Alvogen and their respective Affiliates and Subcontractors, either individually or jointly (including pursuant to the Research Program).

“Business Activities” means (i) the conduct of the Business, (ii) the development, manufacture, marketing, commercialization or sale of any Product, (iii) obtaining or maintaining Regulatory Approval for any Product in any Territory and/or (iv) any other action taken or to be taken by any Party or any of such Party’s Affiliates under this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a holiday on which national banking associations in the United Kingdom, Luxembourg or Reykjavik, Iceland are authorized by Applicable Law to be closed.

“Candidate Product” has the meaning set forth in Section 2.3(a).

“CAPA” has the meaning set forth in Section 5.10.

“Celtic” means Celtic Holdings S.C.A., a Luxembourg Société en commandite par actions incorporated in Luxembourg with the Luxembourg Trade and Companies Register under registration number B.197804, having its registered office at L-2163 Lux, 20, Avenue Monterey, Luxembourg.

“cGMP” means current and any future good manufacturing practices and quality system regulations set forth by the Regulatory Agency of a country in which the Products shall be sold, and if any of the Drug Substances and/or Products are manufactured outside of the Territories, shall include the current and any future good manufacturing practices and quality system regulations in the country(ies) in which the Drug Substance and/or Products are manufactured.

“cGxP” means current and any future good manufacturing, clinical, development or laboratory practices and quality system regulations, as applicable, set forth by any Regulatory Agency.

“Competing Product” has the meaning set forth in Section 2.8(b).

“Components” means all Drug Substances, raw materials, components/component parts, labeling, packaging (both primary and secondary), ancillary goods, shipping materials and other items used to manufacture and supply the Products hereunder in accordance with the applicable Specifications.

“Confidential Information” has the meaning set forth in Section 10.1.

“Confidentiality Exceptions” has the meaning set forth in Section 10.1.

“Controlling Party” means:

(i) in respect of any IP Action in relation to the Alvogen Marks or Product Marks, Alvogen; and

(ii) in respect of any IP Action in relation to the Alvotech Intellectual Property, Alvotech,

in each case, unless, pursuant to Section 6.6(a) or Section 6.6(b), Alvogen or Alvotech, as the case may be, has consented to the other Party controlling the relevant IP Action.

“Cost of Goods Sold” means, with respect to a Product, the Manufacturing Cost paid for such Product (determined in accordance with Section 5.6) plus twenty percent (20%) of such Manufacturing Cost.

“Debarred Entity” is a Person (other than an individual) that has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b), or by another Regulatory Agency pursuant to a comparable statue, from submitting or assisting in the submission of any abbreviated drug application, or any Affiliate of such Person.

“Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. § 335a (a) or (b), or by another Regulatory Agency pursuant to a comparable statue, from providing services in any capacity to a Person that has an approved or pending drug product application.

“Denosumab Product” means the product of Alvotech that is being developed as a Biosimilar to the reference product Denosumab, as more specifically described in the applicable Product Data Sheet.

“Designated Drug Substance Manufacturer” has the meaning set forth in Section 8.1(a).

“Designated Manufacturer” has the meaning set forth in Section 8.1(a).

“Designated Product” has the meaning set forth in Section 8.1(a).

“Designated Product Manufacturer” has the meaning set forth in Section 8.1(a).

“Designated Product Percentage” has the meaning set forth in Section 8.2(b).

“Determination Notice” has the meaning set forth in Section 5.11(b).

“Development Term” means:

(i) with respect to each of the Initial Products, the period beginning on the date hereof;

(ii) with respect to any New Product, the date on which such New Product is selected by Alvotech and Alvogen in accordance with Section 2.4; and

(iii) with respect to any Replacement Product, the date on which such Replacement Product is selected by Alvotech and Alvogen in accordance with Section 2.3(a);

in each case continuing until Alvotech has received Regulatory Approval in each of the Alvogen Territories with respect to such Product.

“Discretionary Changes” has the meaning set forth in Section 5.2(b).

“Dispute” has the meaning set forth in Section 14.4.

“Distributor” means, for a given Product, a Third Party that a Person selects to market, promote, sell and/or distribute such Product on such Person’s behalf.

“Drug Substance” has the meaning set forth in Section 8.1(a).

“Drug Substance Quality Agreement” has the meaning set forth in Section 8.1(e).

“Drug Substance Supply Agreement” has the meaning set forth in Section 8.1(e).

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“EMA” means the European Medicines Agency.

“Evaluator” has the meaning set forth in Section 5.11(b).

“Executive Steering Committee” has the meaning set forth in Section 9.1.

“Exercise Notice” has the meaning set forth in Section 8.1(b).

“Exercise Notice Delivery Date” has the meaning set forth in Section 8.1(b).

“Failure to Meet Clinical Endpoints” means, with respect to any Product, one or more of the primary endpoints for Regulatory Approval of a Phase 3 Clinical Trial for such Product have not achieved statistical significance as determined by the alpha level, specific statistical test(s) and primary or secondary analysis populations defined in the applicable final protocol(s) and, if applicable, statistical analysis plan, as each may be amended from time to time upon the mutual agreement of Alvotech and Alvogen, through the use of any of the statistical analysis methods specified in the applicable protocol(s), as may be amended from time to time upon the mutual agreement of Alvotech and Alvogen, for analyzing such Product’s primary endpoints for Regulatory Approval.

“FDA” means the United States Food and Drug Administration.

“First Commercial Sale” means, for a given Product in a given Territory, the first commercial sale to a Third Party invoiced by Alvogen or any of its Affiliates with respect to such Product in such Territory after receiving Regulatory Approval for such Product in such Territory.

“First US Commercial Sale” means the first commercial sale invoiced by the US Distributor or its Affiliates after Alvotech has received Regulatory Approval for the Adalimumab Product in the United States.

“Fixed Requirements Month” has the meaning set forth in Section 7.1.

“Forecasts” has the meaning set forth in Section 7.1.

“Future Product” means any biologic product that is not part of the current portfolio of Alvotech or any Affiliate of Alvotech, but which Alvotech or any Affiliate of Alvotech formally decides to develop at a later stage.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Golimumab Product” means the product of Alvotech that is being developed as a Biosimilar to the reference product Golimumab, as more specifically described in the applicable Product Data Sheet.

“Governmental Authority” means any supranational, national, regional, state, provincial, local or other government, or other court of competent jurisdiction, legislature, governmental, administrative or regulatory agency, department, body, bureau, council or commission or any other supranational, national, regional, state, provincial, local or other governmental authority or instrumentality, in each case having jurisdiction in any country or other jurisdiction.

“Impacted Product” has the meaning set forth in Section 7.6(b).

“Indemnification Notice” has the meaning set forth in Section 13.3(a).

“Indemnification Objection” has the meaning set forth in Section 13.3(b).

“Indemnified Party” has the meaning set forth in Section 13.3(a).

“Indemnifying Party” has the meaning set forth in Section 13.3(a).

“Indirect Costs” means the costs and expenses appropriately allocated to the Research Program of a Product for supervisory services, occupancy, payroll, information systems, purchasing and accounting, and other overhead costs that are allocated to departments based on space occupied, headcount or activity-based methods.

“Infringement Actions” has the meaning set forth in Section 6.10(b).

“Infringing Activity” has the meaning set forth in Section 6.10(a).

“Initial Forecast” has the meaning set forth in Section 7.1.

“Initial Products” means the Adalimumab Product, the Denosumab Product, the Golimumab Product, and the Ustekinumab Product.

“Intellectual Property” means, with respect to any Person, all intellectual property, confidential information and proprietary information of such Person, including (i) patents and patent applications (including all reissuances, divisionals, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), (ii) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and entity names, together with the goodwill of the Business associated with and symbolized by such trademarks, service marks, trade dress, trade names and entity names, in each case whether or not registered, (iii) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith, and (iv) trade secrets.

“Interchangeable” means that the FDA has approved a product as an interchangeable product in accordance with its published guidelines.

“Investor” has the meaning set forth in Section 10.2.

“IP Action” means any Offensive Action or Third Party Action.

“IP Assertion Notice” has the meaning set forth in Section 6.10(a).

“IP Chairman” has the meaning set forth in Section 6.5(a).

“IP Litigation Assistance” has the meaning set forth in Section 6.6(c).

“IP Litigation Costs” means all costs and expenses incurred, paid (including through reimbursement to a Party) or payable by a Party resulting from, arising out of or relating to any IP Action, including all attorneys’ and other legal fees and expenses, costs and expenses of any opinions, advice or counseling, consultant or expert fees and expenses and court costs, but excluding any IP Settlement Costs.

“IP Settlement Costs” means all amounts paid or payable in settlement, satisfaction or judgment with respect to any IP Action, as applicable, including damages or other payments, including lump sum payments, periodic payments, on-going royalty payments and/or any other types of payment required to enable or resulting from the marketing, promotion, manufacture and/or sale of any of the Products.

“IP Steering Committee” has the meaning set forth in Section 6.5(a).

“IP Strategy” means a comprehensive strategy with respect to all Intellectual Property matters relating to the development, manufacture, marketing, commercialization and sale of the Products in each Territory, including with respect to the initiation of litigation, the earliest date on which each Product will be sold in each Territory and any changes to the development and manufacture of each Product, such as the institution of circumvention strategies or the proactive seeking of a license from a Third Party.

“Joint Information” has the meaning set forth in Section 10.1.

“Labor Disruption” has the meaning set forth in Section 7.11.

“Lien” means any liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever.

“Losses” has the meaning set forth in Section 13.1(a).

“Lotus Agreements” means: (i) the Supply and Distribution Agreement in respect of the commercialization of the Adalimumab Product in South Korea, Taiwan and China by and between Alvotech and Lotus Pharmaceutical Co., Ltd. dated August 2, 2014; (ii) the Supply and Distribution Agreement in respect of the commercialization of the Adalimumab Product in other markets by and between Alvogen IPCO s.a.r.l. and Lotus Pharmaceutical Co., Ltd. dated August 1, 2014; (iii) the Supply and Distribution Agreement in respect of the commercialization of the Bevacizumab Product in South Korea, Taiwan and China by and between Alvotech and Lotus Pharmaceutical Co., Ltd. dated August 4, 2014; and (iv) the Supply and Distribution Agreement in respect of the commercialization of the Bevacizumab Product in other markets by and between Alvogen IPCO s.a.r.l. and Lotus Pharmaceutical Co., Ltd. dated August 3, 2014.

“Lotus Territories” means China, South Korea, Taiwan, Hong Kong, Malaysia, Singapore, Thailand, Vietnam, Philippines, Indonesia and Myanmar.

“Manufacture Option” has the meaning set forth in Section 8.1(a).

“Manufacture Plan” has the meaning set forth in Section 8.1(c).

“Manufacturing Cap” has the meaning set forth in Section 8.1(a).

“Manufacturing Cost” means, with respect to a Product, the total cost to Alvotech to manufacture such Product, consisting solely of the following: (i) the actual cost incurred by Alvotech in acquiring Components supplied by Third Party suppliers (including any Designated Drug Substance Manufacturer) in connection with the manufacture and supply of such Product hereunder (giving effect to any volume discounts, rebates, credits or other factors that have the effect of reducing such cost to Alvotech); (ii) the direct labor cost incurred by Alvotech in manufacturing and supplying such Product hereunder; provided, that such cost is commercially reasonable and generally consistent with the direct labor costs incurred by other similarly situated biologic or pharmaceutical manufacturers located in the same geographic region in which such Product is manufactured; (iii) depreciation on equipment used by Alvotech in manufacturing and supplying such Product hereunder, (iv) utilities expense incurred by Alvotech in manufacturing and supplying such Product hereunder, (v) depreciation of the building(s) at the facility (or facilities) at which such Product is manufactured, (vi) amortization of rent expense for the building(s) at the facility (or facilities) at which such Product is manufactured and (vii) Indirect Costs and the other manufacturing overhead cost incurred by Alvotech in manufacturing and supplying such Product hereunder (including, for example, insurance and property taxes for the equipment and the building(s) at the facility (or facilities) at which such Product is manufactured); provided, that such costs shall be determined assuming full utilization of the facility (or facilities) at which such Product is manufactured (i.e., if such facility is being operated at less than full utilization, then the manufacturing overhead cost that would otherwise be applied to such Product shall be multiplied by the percentage of utilization of such facility). For the purposes of this definition, “full utilization” of a facility means seventy-five percent (75%) or more of the full manufacturing capacity of such facility.

“Net Sales” means, for a given Product or Bundled Product (as the case may be) and a specified period, the gross sales of such Product or Bundled Product invoiced by Alvogen or Alvotech, as applicable, or any of their respective Affiliates to non-Affiliates of Alvogen or Alvotech (including Distributors) during such period, less the following deductions to the extent charged as part of the invoiced price, or separately stated on the invoice or calculated as a function of the invoice price (without duplication, and to the extent not reimbursed by a Third Party):

(a) credits, allowances and returns for the account of Third Parties for spoiled, damaged, outdated, rejected, recalled or returned products;

(b) cash, quantity and trade discounts, rebates and wholesaler chargebacks to Third Parties;

(c) sales, use, value-added and other direct or indirect Taxes to the extent billed to and paid by Third Parties;

(d) transportation and insurance costs, customs duties, surcharges, other governmental charges and other handling expenses incurred in connection with the transportation, exportation or importation of products;

(e) management fees to group purchasing organizations and wholesaler fees; and

(f) Medicaid and 340B and any other government rebate programs, including supplemental rebates.

For the avoidance of doubt, any such Product or Bundled Product that is provided for use as samples or in connection with a compassionate use program is not invoiced and therefore is not subject to the definition of Net Sales, is not a “commercial sale” for purposes of this Agreement and shall not be taken into account in determining Average Sale Price.

In the case of any sale or transfer of such Product or Bundled Product to a non-Affiliate other than in a transaction exclusively for cash, the Net Sales amount per unit shall be deemed to be the Average Sale Price.

With respect to a Bundled Product, the Net Sales of such Bundled Product shall first be calculated in accordance with the definition of Net Sales above, and then the Net Sales of such Product included in such Bundled Product shall be determined as follows:

(i) multiply the Net Sales of such Bundled Product by the fraction A/(A+B) where “A” is the Average Sale Price of such Product included in such Bundled Product when sold separately and “B” is the total of the Average Sale Prices of each of the other products(s) and/or services(s) included in such Bundled Product when sold separately;

(ii) if the Average Sale Price of the Product included in such Bundled Product can be determined, but the Average Sale Price of the other product(s) and/or services(s) included in such Bundled Product cannot be determined, then multiply the Net Sales of such Bundled Product by the fraction A/C where “A” is the Average Sale Price of such Product when sold separately and “C” is the Average Sale Price of such Bundled Product; or

(iii) if (x) the Average Sale Price of such Product included in such Bundled Product is not available for such period or (y) such Product included in such Bundled Product is not sold separately, then multiply the Net Sales of such Bundled Product by a percentage determined by the mutual agreement of Alvotech and Alvogen that represents the proportionate economic value of such Product included in such Bundled Product relative to the economic value contributed by the other product(s) and/or service(s) included in such Bundled Product. If Alvotech and Alvogen cannot reach agreement on the appropriate allocation, either Alvotech or Alvogen shall have the option to invoke the dispute resolution procedures set forth in Section 14.4 and Section 14.5 to finally determine the portion of the Net Sales of such Bundled Product allocable to such Product.

“New Product” has the meaning set forth in Section 2.4(a).

“Notice Date” has the meaning set forth in Section 5.4(b).

“Obligated Purchases” has the meaning set forth in Section 7.1.

“Offensive Action” has the meaning set forth in Section 6.6(a).

“Other Agreements” has the meaning set forth in Section 14.9.

“Other Territories” means:

(a) for all Products (other than the Adalimumab Product) and the Bevacizumab Product, all jurisdictions in the world that do not form part of the Alvogen Territories; and

(b) for the Adalimumab Product and the Bevacizumab Product, all jurisdictions in the world, including the Lotus Territories, that do not form part of the Alvogen Territories.

“Packaging Specifications” means those packaging, labeling and branding specifications for the Products required for the manufacture of the Products that are to be purchased and supplied under this Agreement, which specifications shall be determined and may be amended from time to time in accordance with Section 5.4.

“Parties” means Alvotech and Alvogen.

“Payment Period” has the meaning set forth in Section 4.1(a).

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or other entity of any kind.

“Phase 1 Clinical Trial” means, with respect to a Product, a clinical trial of such Product utilizing a limited number of human beings to address comparative pharmacokinetics, pharmacodynamics and safety.

“Phase 3 Clinical Trial” means, with respect to a Product, one or a series of controlled pivotal studies of such Product by the administration of such Product to human beings where the principal purpose of such studies is to provide confirmatory/comparative safety, efficacy and immunogenicity data necessary to support the filing for Regulatory Approval for such Product.

“PHS Act” means, collectively, the United States Public Health Service Act, including any amendments thereto (including any made by the BPCIA), and all regulations promulgated thereunder.

“Proceeding” means any claim, action, suit, arbitration or proceeding by or before or otherwise involving, any Governmental Authority or arbitral body.

“Product” means an Initial Product, a New Product or a Replacement Product.

“Product Commercialization” has the meaning set forth in Section 3.1(a).

“Product Complaint” has the meaning set forth in Section 5.8.

“Product Data Sheet” means, with respect to a given Product, that certain document containing a target product profile, including all of the indications therefor, and designating for research, development and commercialization hereunder specified indications as set forth in the Minimum Data Needed to Support section of the target product profile for such Product (such specified indications to represent, in the case of each Product other than the Initial Products, at least eighty percent (80%) of the value of the worldwide sales of the reference product of the Product (determined according to the most current available data from IMS Health Incorporated or successor thereto at the time such Product becomes a Product hereunder) unless otherwise agreed to in writing by Alvotech and Alvogen).

“Product Documentation” means, with respect to a given Product, all marketing and promotional literature, packaging inserts (including patient information leaflets) and customer documentation applicable to such Product.

“Product Marks” has the meaning set forth in Section 6.1(a).

“Product Specifications” means those product and performance specifications for the Products, including Product formulae and materials required for the manufacture of the Products that are to be purchased and supplied under this Agreement, which specifications shall be determined and may be amended from time to time in accordance with Section 5.2.

“Product Term” means, with respect to a Product, the period beginning on the first date that Alvotech receives Regulatory Approval for such Product in any of the Alvogen Territories and continuing until the expiration of the Supply Term (unless earlier terminated pursuant to this Agreement).

“Program Related Costs” means any direct costs and expenses and Indirect Costs incurred by Alvotech for the applicable Research Program, in each case to the extent recorded as such in accordance with Alvotech’s internal accounting practices applied on a consistent basis, including the allocated costs for regulatory and research and development functions and services. Indirect Costs includable as Program Related Costs for any Product in any Quarterly Period shall not exceed twenty- five percent (25%) of the aggregate Program Related Costs for such Product in such Quarterly Period.

“Program Year” means a period of twelve (12) consecutive calendar months commencing on January 1 of each year.

“Proposed Terms” has the meaning set forth in Section 2.8(a).

“Purchase Order” has the meaning set forth in Section 7.3.

“Quality Agreement” has the meaning set forth in Section 5.3(a).

“Quality Standards” has the meaning set forth in Section 6.3(b).

“Quarterly Period” means a three (3) month period in each calendar year ending on March 31, June 30, September 30 or December 31 (as the case may be).

“Recall” has the meaning set forth in Section 5.11(a).

“Records” has the meaning set forth in Section 8.3(a).

“Recovered Amounts” has the meaning set forth in Section 6.11.

“Registrations” means all permits, licenses, approvals and authorizations granted by any Regulatory Agency with respect to the Products (including the manufacture, handling, use, storage, import, transport, distribution or sale thereof).

“Regulatory Agency” means any federal, state or local regulatory agency, department, bureau or other Governmental Authority in the United States, Canada, the European Union or any other jurisdiction, as applicable, including the FDA, the U.S. Pharmacopeial Convention, Health Canada and the EMA, in each case that is responsible for Registrations necessary for, or otherwise governs, the manufacture, handling, use, storage, import, transport, distribution or sale of the Products in a Territory.

“Regulatory Approval” means, with respect to any Product in a Territory, all necessary Registrations from the applicable Regulatory Agency in such Territory to manufacture, use, store, import, transport, market, promote, sell and place on the market such Product in such Territory.

“Replacement Product” has the meaning set forth in Section 2.3(a).

“Replacement Product Option” has the meaning set forth in Section 2.3(a).

“Required Change” has the meaning set forth in Section 5.2(a).

“Research Program” means all of Alvotech’s, and its respective Affiliates’ and Subcontractors’ activities directed towards obtaining Regulatory Approval of the Products, including research, development, safety and efficacy studies, clinical trials (including Phase 1 Clinical Trials and Phase 3 Clinical Trials), process development, formulation work, regulatory, quality, data collection and analysis and project management (including required post-approval studies).

“Research Plan” has the meaning set forth in Section 2.5.

“Rolling Forecast” has the meaning set forth in Section 7.1.

“Sales and Marketing Costs” has the meaning set forth in Section 5.16(a).

“Sales Report” has the meaning set forth in Section 4.1(a).

“SEC” has the meaning set forth in Section 11.3.

“Shipment Authorization Date” has the meaning set forth in Section 7.7.

“Short-Term Forecast” has the meaning set forth in Section 7.1.

“Specifications” means the Product Specifications and the Packaging Specifications.

“Subcontractor” has the meaning set forth in Section 2.6.

“subsidiary undertaking” has the meaning given to it in the Companies Act 2006.

“Successful Completion of a Phase 1 Clinical Trial” means, with respect to any Product, (i) the completion of a Phase 1 Clinical Trial for such Product, the results of which meet the primary bioequivalence endpoints for such Product and do not cause Alvotech’s Chief Scientific Officer to determine in good faith that such Product presents risk of death, a life-threatening condition or other serious safety concerns to patients such that a Party cannot ethically continue to administer the applicable compound to patients in clinical trials or, following Regulatory Approval, to market, commercialize and sell such Product in any Territory, (ii) the completion of a chemistry and manufacturing controls bioanalytical biosimilarity assessment report demonstrating biosimilarity to the reference product for such Product, which report is reasonably acceptable to Alvogen, and (iii) Alvogen’s receipt of a staffing plan for Alvotech’s manufacturing facility that is reasonably acceptable to Alvogen.

“Successful Completion of a Phase 3 Clinical Trial” means, with respect to any Product, (i) the completion of a Phase 3 Clinical Trial for such Product where there has been no Failure to Meet Clinical Endpoints and (ii) receipt of reasonable assurances from the relevant Regulatory Agency (which may be delivered in writing or orally, provided that, if delivered orally, representatives of each of Alvotech and Alvogen are present when such assurances are delivered) that no further clinical trials will be required to obtain Regulatory Approval with respect to (A) the pharmacokinetic comparability of the Phase 1 Clinical Trial with respect to such Product and (B) the commercial production of such Product.

“Supply Failure” has the meaning set forth in Section 7.6(a).

“Supply Failure Damages Cap” means, with respect to a Supply Failure for a Product in a particular Territory, (i) an amount equal to Alvogen’s actual Net Sales for such Product in such Territory for the twelve (12) month period immediately preceding such Supply Failure, less (ii) the royalty amount that Alvogen was obligated to pay to Alvotech on such Net Sales pursuant to Section 4.1 (not taking into account any credits or deductions to such royalties); provided, that if such Supply Failure occurs prior to the time that Alvogen has sold such Product for a period of at least twelve (12) months, then the amount referenced in clause (i) shall be determined by multiplying 365 by a fraction, the numerator of which is Alvogen’s aggregate actual Net Sales for such Product in such Territory during the period beginning on the commencement of the Supply Term for such Product and ending on the date of commencement of such Supply Failure, and the denominator of which is the total number of calendar days during such period.

“Supply Term” means, with respect to a Product, the period beginning on the date of the First Commercial Sale of such Product by Alvogen and continuing (unless earlier terminated pursuant to this Agreement) until the twenty (20) year anniversary of such date; provided, that each Supply Term (and any extension term thereof) shall automatically renew for an additional term of one (1) year unless Alvogen provides Alvotech with written notice of non-renewal at least twelve (12) months prior to the date on which such Supply Term (or extension term thereof) would otherwise automatically renew for an additional one (1) year term.

“Supply Year” means, with respect to a Product, each calendar year during the applicable Supply Term, except that the first Supply Year with respect to such Product means the period beginning on the commencement of the Supply Term for such Product and ending on December 31 of the year in which such Supply Term commences.

“Tax” or “Taxes” means any and all taxes, duties, imposts, charges, withholdings, rates, levies and other governmental impositions and other taxes of any kind whatsoever and by whatever authority imposed, assessed or charged, together with all costs, charges, interest, penalties, fines and other additional statutory charges, incidental or related to the imposition thereof.

“Taxing Authority” means any governmental authority responsible for the imposition, assessment or collection of any Tax.

“Technical Failure” means, for a given Product:

(i) Patient Safety Issues or Failure to Meet Clinical Endpoints. (A) the applicable reference product of such Product is no longer being marketed, commercialized or sold in any Territory as a result of a patient safety or efficacy issue, (B) such Product has experienced a Failure to Meet Clinical Endpoints or (C) Alvotech’s Chief Scientific Officer has determined in good faith that such Product presents risk of death, a life-threatening condition or other serious safety concerns to patients (including a patient safety issue resulting from the use of a Product that causes a clinical hold to be issued by the FDA, EMA or other Regulatory Agency on a clinical trial for such Product) and, with respect to either clause (A) or (C), in the good faith determination of such Chief Scientific Officer, a party cannot ethically continue to administer the applicable compound to patients in clinical trials or, following Regulatory Approval, to market, commercialize and sell such Product in any Territory;

(ii) Negative Regulatory Agency Response Letter. (A) Alvotech’s receipt of a response letter from the EMA, or any Regulatory Agency in an Alvogen Territory, that is equivalent to a complete response letter from the FDA pursuant to 21 C.F.R. § 314.110 (or similar successor correspondence) regarding a Product such that, in the good faith determination of Alvotech’s Chief Scientific Officer, Alvotech’s receipt of Regulatory Approval with respect to such Product in an Alvogen Territory is not reasonably likely;

(iii) Anticipated Product Cost Overruns or Delays. Alvotech’s good faith determination that the scope of the Research Program with respect to such Product as reflected in the Research Plan, has changed such that (A) the aggregate anticipated costs following the Effective Date for development of such Product exceed the aggregate budgeted amount set forth in the Research Plan for such Product by more than twenty percent (20%) of such budgeted amount (the applicable “Buffer”) or (B) such change in scope would reasonably be expected to delay the date of submission of a complete application to the applicable Regulatory Agency (or Regulatory Agencies) for Regulatory Approval of such Product with respect to one or more Territories by at least two (2) years beyond the target date for submission of such application thereto.

(iv) Actual Product Cost Overruns or Delays. (A) Alvotech has actually incurred aggregate costs following the Effective Date for development of such Product that exceed the aggregate budgeted amount set forth in the Research Plan for such Product by more than the applicable Buffer, (B) the date of submission of a complete application to the applicable Regulatory Agency (or Regulatory Agencies) for Regulatory Approval of such Product with respect to one or more Territories has actually been delayed by at least two (2) years beyond the target date for submission of such application thereto or (C) the Regulatory Approval of the Product has actually been delayed by at least three (3) years beyond the submission date to the applicable Regulatory Agency of an application for Regulatory Approval with respect to such Product.

(v) Technical Transfer Delays. in the event that, following the First Commercial Sale of a Product, it is necessary to obtain approval of the FDA or EMA for Alvotech to manufacture such Product at a new facility or for a Third Party to manufacture such Product (obtaining such approval and transferring the manufacturing of a Product to such Third Party being referred to as a “technical transfer”), (A) Alvogen’s good faith determination that the time for approval of the FDA or EMA for Alvotech to manufacture such Product at a new facility or for a Third Party to manufacture such Product after the necessity therefor arose would be longer than twenty four (24) months or (B) approval of the FDA or EMA for Alvotech to manufacture such Product at a new facility or for a Third Party to manufacture such Product has not been obtained by the date that is twenty-four (24) months after the necessity therefor arose; provided, that this clause (v) shall not become operative unless there is an actual or expected material interruption of supply to Alvogen of such Product;

(vi) Intellectual Property Matters. following consultation with, and receipt of a written legal opinion from, Alvogen’s external legal advisors, the good faith determination of Alvogen’s General Counsel that (A) an Adverse Determination has resulted from Alvogen’s launch of such Product in a Territory and, as may be applicable, either such Adverse Determination has become final and non-appealable or Alvogen’s General Counsel has determined in good faith that it is not likely that an appeal of such Adverse Determination will ultimately be successful or (B) an Adverse Determination is likely to result from Alvogen’s launch of such Product in a Alvogen Territory; or

(vii) Lack of Working Capital by Alvotech. Alvogen’s good faith determination, as of a given time, that Alvotech has less than eighty-five percent (85%) of the Working Capital necessary to meet Alvotech’s estimated cash flow requirements (as set forth in the Annual Operating Plan) for the development/or and manufacture (as applicable at such time) of a particular Product for worldwide distribution for the one hundred eighty (180) day period immediately following such time.

No determination made by Alvogen or Alvotech, or a specified officer thereof (i.e., a Chief Scientific Officer or General Counsel, as applicable), for purposes of any of the foregoing clauses of this definition of Technical Failure shall be deemed to have been made in good faith unless such determination is certified by an authorized officer of the Party (who shall be the specified officer of Alvogen or Alvotech, if and as applicable) making such determination in a writing that is provided, together with reasonable documentation and/or other evidence supporting such determination, to each of the other Parties.

“Technical Failure Notice” has the meaning set forth in Section 2.2.

“Third Party” means any Person other than either of the Parties and their respective Affiliates.

“Third Party Action” has the meaning set forth in Section 6.6(b).

“Third Party Claim” has the meaning set forth in Section 13.3(a).

“United States” means the United States of America, including the District of Columbia, Puerto Rico and all other territories and possessions of the United States of America.

“US Bundled Product” means the Adalimumab Product together with any other product(s) and/or service(s) that are sold at a single unit price in the United States whether packaged together or separately.

“US Distributor” has the meaning set forth in Section 4.1(d).

“US Distributor Group” means the US Distributor and any subsidiary undertaking of the US Distributor from time to time.

“US Net Sales” means, for the Adalimumab Product or a US Bundled Product (as the case may be) and for a specified period, the gross sales of the Adalimumab Product or such US Bundled Product invoiced by the US Distributor, any of its Affiliates or any of its Distributors during such period, less the following deductions to the extent charged as part of the invoiced price, or separately stated on the invoice or calculated as a function of the invoice price (without duplication, and to the extent not reimbursed by a Third Party):

(a) credits, allowances and returns for the account of Third Parties for spoiled, damaged, outdated, rejected, recalled or returned products;

(b) cash, quantity and trade discounts, rebates and wholesaler chargebacks to Third Parties;

(c) sales, use, value-added and other direct or indirect Taxes to the extent billed to and paid by Third Parties;

(d) transportation and insurance costs, customs duties, surcharges, other governmental charges and other handling expenses incurred in connection with the transportation, exportation or importation of products;

(e) management fees to group purchasing organizations and wholesaler fees; and

(f) Medicaid and 340B and any other government rebate programs, including supplemental rebates.

For the avoidance of doubt, any quantites of the Adalimumab Product or the US Bundled Product (as the case may be) that are provided for use as samples or in connection with a compassionate use program are not invoiced and therefore are not subject to the definition of US Net Sales, are not a “commercial sale” for purposes of this Agreement and shall not be taken into account in determining Average Sale Price.

In the case of any sale or transfer of the Adalimumab Product or a US Bundled Product to a non-Affiliate other than in a transaction exclusively for cash, the US Net Sales amount per unit shall be deemed to be the Average Sale Price.

With respect to a US Bundled Product, the US Net Sales of such US Bundled Product shall first be calculated in accordance with the definition of US Net Sales above, and then the US Net Sales of the Adalimumab Product included in such US Bundled Product shall be determined as follows:

(i) multiply the US Net Sales of such US Bundled Product by the fraction A/(A+B) where “A” is the Average Sale Price of the Adalimumab Product included in such US Bundled Product when sold separately and “B” is the total of the Average Sale Prices of each of the other products(s) and/or services(s) included in such US Bundled Product when sold separately;

(ii) if the Average Sale Price of the Adalimumab Product included in such US Bundled Product can be determined but the Average Sale Price of the other product(s) and/or services(s) included in such US Bundled Product cannot be determined, then multiply the US Net Sales of such US Bundled Product by the fraction A/C where “A” is the Average Sale Price of the Adalimumab Product when sold separately and “C” is the Average Sale Price of such US Bundled Product; or

(iii) if (x) the Average Sale Price of the Adalimumab Product included in such US Bundled Product is not available for such period or (y) the Adalimumab Product included in such US Bundled Product is not sold separately, then multiply the US Net Sales of such US Bundled Product by the percentage determined by the mutual agreement of Alvotech and the US Distributor (Alvotech taking into account any representations from Alvogen in this regard) that represents the proportionate economic value of the Adalimumab Product included in such US Bundled Product relative to the economic value contributed by the other product(s) and/or service(s) included in such US Bundled Product.

“US Payment Period” means the period commencing on the date on which the First US Commercial Sale occurs, and continuing so long as the US Distributor is commercially selling the Adalimumab Product in the United States.

“US Sales Report” has the meaning set forth in Section 4.1(d).

“Ustekinumab Product” means the product of Alvotech that is being developed as a Biosimilar to the reference product Ustekinumab, as more specifically described in the applicable Product Data Sheet.

“Variable Requirements Month” has the meaning set forth in Section 7.1.

“Working Capital” means, as of a given time, an amount equal to (a) the sum of Alvotech’s cash on hand, plus inventory, accounts receivable and the amounts of binding, undrawn funding commitments upon which Alvotech is entitled to draw at such time (subject only to customary conditions that are satisfied or satisfiable by Alvotech at such time), less (b) Alvotech’s accounts payable as of such time.

“Working Committee” has the meaning set forth in Section 9.1.

ARTICLE 2

PRODUCT DEVELOPMENT

Section 2.1 Development Efforts.

(a) During the applicable Development Term with respect to each Product, Alvotech shall (i) use commercially reasonable efforts to develop such Product for the uses of such Product set forth in the Product Data Sheet for such Product in accordance with the Research Plan and (ii) use commercially reasonable efforts (taking into account the commercial potential of such Product in each Alvogen Territory) to obtain, in its own name (or the name of one of its Affiliates) and at its own cost, Regulatory Approvals for such Product in the Alvogen Territories. Alvotech shall use commercially reasonable efforts to conduct the Research Program in good scientific manner and using cGxP of the applicable Territory or other applicable jurisdiction where the Research Program is being conducted, to achieve the objectives of the Research Program efficiently and expeditiously, in compliance with all Applicable Laws. Alvotech shall complete all Phase 4 and post-marketing surveillance studies required to be completed by any Regulatory Agency with respect to a Product as a condition to Regulatory Approval of such Product. Notwithstanding anything in this Agreement to the contrary, Alvotech shall be responsible for taking any and all actions required to support all Product dossiers that may be necessary for any Registration or other Regulatory Approvals with respect to any Product, regardless of whether such actions are required to be taken prior to or following receipt of Regulatory Approval with respect to the applicable Product.

(b) Following Successful Completion of a Phase 3 Clinical Trial with respect to each Product, Alvotech shall use commercially reasonable efforts (taking into account the commercial potential of such Product in each Alvogen Territory) to obtain and maintain, solely in its own name (or the name of one of its Affiliates), and at its own cost, all Regulatory Approvals for such Product in the Alvogen Territories, which, for the avoidance of doubt, shall include the Regulatory Approval of the EMA (if applicable); provided, that Alvotech shall be responsible for obtaining and maintaining all Regulatory Approvals, if any, required to be obtained from each individual country that is included in such Party’s Territories and is also covered by the Regulatory Approval of the EMA.

(c) Alvotech shall solely own all Regulatory Approvals that it obtains in accordance with this Section 2.1, and shall be fully responsible for all regulatory activities and requirements and for maintaining such Regulatory Approvals, in accordance with Section 5.12.

(d) Alvotech shall, to the extent permitted by the applicable Governmental Authority and Applicable Law, (i) promptly inform Alvogen of any material oral communication with, and provide copies of written communications with, any Governmental Authority regarding any applications for Regulatory Approval and (ii) exercise commercially reasonable efforts to notify Alvogen prior to participating in any formal meeting with any Governmental Authority in respect of any application for Regulatory Approval and the opportunity to attend and/or participate in such meeting.

Section 2.2 Occurrence of Technical Failure. If Alvotech or Alvogen determines that conditions exist that would entitle such Party to determine that a Technical Failure has occurred with respect to any Product, then such Party shall provide such other Party with prompt written notice thereof (with a copy to the Executive Steering Committee), which notice shall include the details and evidence of such conditions (any such notice, a “Technical Failure Notice”), including (if applicable and provided that the Parties shall have entered into (and not terminated) a joint-defense and common interest agreement to protect the relevant attorney-client privilege) by providing to Alvotech’s patent counsel a copy of the legal opinion obtained pursuant to clause (vi) of the definition of Technical Failure. Within thirty (30) days following receipt of the Technical Failure Notice, the Executive Steering Committee shall convene a meeting to review and discuss such conditions and the potential consequences thereof and shall, in accordance with Article IX, attempt to resolve any dispute with respect to whether such conditions would entitle Alvotech or Alvogen to determine that such Technical Failure has occurred. If the Executive Steering Committee is unable to resolve such dispute with respect to the occurrence of such Technical Failure within such thirty (30) day period, then such dispute shall be resolved in accordance with Section 14.4 and Section 14.5 of this Agreement; provided, that (i) if such dispute relates to a determination of whether a Technical Failure has occurred pursuant to a clause of the definition thereof that expressly entitles Alvogen (or a specified officer thereof) to make such determination, then Alvogen may make such determination in accordance with the standards for making such determination set forth in the applicable clause of the definition of Technical Failure following such thirty (30) day period and (ii) if such dispute relates to whether a Technical Failure has occurred pursuant to a clause of the definition thereof that expressly entitles Alvotech (or a specified officer thereof) to make such determination, then Alvotech may make such determination in accordance with the standards for making such determination set forth in the applicable clause of the definition of Technical Failure following such thirty (30) day period.

Section 2.3 Effect of Technical Failure.

(a) If any Technical Failure has occurred with respect to any Initial Product (including, for purposes of this Section 2.3(a), a Replacement Product with respect to such Initial Product) prior to Successful Completion of a Phase 1 Clinical Trial for such Product, then neither Alvotech nor Alvogen shall thereafter take any action with respect to the research, development, manufacture, marketing, licensing, commercialization or sale of such Product and, at Alvogen’s election, made by written notice by Alvogen to Alvotech within two (2) months following the determination of such Technical Failure, Alvogen may designate in writing a product consisting of any of the Future Products that has not previously been selected as a New Product or a Replacement Product (each such product, a “Candidate Product”) as a replacement for the affected Product (a “Replacement Product”) (the option described herein being referred to as the “Replacement Product Option”). Each product designated as a Replacement Product shall, upon selection, be considered a “Product” for all purposes hereunder (including Alvotech’s development obligations under Section 2.1), and each Product as to which the Replacement Product Option has been exercised shall thereafter no longer be considered a “Product” hereunder.

(b) If any Technical Failure has occurred with respect to any Product in an Affected Territory following Successful Completion of a Phase 1 Clinical Trial for such Product in such Affected Territory, then (i) neither Alvotech nor Alvogen shall thereafter take any action with respect to the research, development, Regulatory Approval, manufacture, marketing, licensing, commercialization or sale of such Product in such Affected Territory and (ii) if such Technical Failure occurs following the commencement of the Product Term with respect to such Product, such Product Term shall terminate and the prohibition with respect to the commercial marketing and sale by Alvogen of a Competing Product set forth in Section 2.8(b) shall terminate with respect to such Product in the Affected Territory. For the avoidance of doubt, (X) the Parties acknowledge that a Technical Failure referred to in clause (i) or (vii) of the definition thereof shall constitute a Technical Failure in all Territories and, accordingly, in such case each Territory shall constitute an Affected Territory and (Y) if any Technical Failure has occurred pursuant to clause (ii)(A) of the definition thereof resulting from a decision by the EMA, then such Technical Failure shall constitute a Technical Failure in all Territories covered by the EMA and, accordingly, in such case each such Territory shall constitute an Affected Territory.

(c) If, following the occurrence of a Technical Failure with respect to any Product, either Alvotech or Alvogen desires to resume the research, development and manufacture of such Product, or the marketing, licensing, commercialization or sale of such Product in any Affected Territory, such Party shall deliver written notice thereof to the Executive Steering Committee, which notice shall include reasonable detail as to such Party’s plans and proposals with respect thereto. Following receipt of such notice, the Executive Steering Committee shall meet as soon as practicable thereafter to discuss and consider in good faith the plans and proposals of Alvotech or Alvogen, as applicable, with respect to resuming the research, development, manufacturing, marketing, licensing, commercialization and/or sale of such Product in such Territory (but none of the Executive Steering Committee, Alvotech or Alvogen shall have any obligation to agree upon any such plan or proposal). If, following the occurrence of a Technical Failure with respect to any Product, Alvotech desires to sell, license or otherwise dispose of all or any portion of the assets related to the research, development, manufacturing, marketing, licensing, commercialization and sale of such Product to a Third Party, then Alvotech shall provide notice thereof to Alvogen prior to such sale, license or other disposition, including a statement of all amounts paid by Alvotech or any Affiliate from and after the date of the occurrence of the Technical Failure in connection with the resumption of the research, development, manufacturing, marketing, commercialization and/or sale of such Product to a Third Party (such amounts incurred from time to time, the “Alvotech Additional Funded Amounts”). Following the completion of such sale, license or other disposition or, if such license includes ongoing payments by a Third Party to Alvotech, promptly following Alvotech’s receipt of each such payment, Alvotech shall distribute the net proceeds from such sale, license or other disposition as follows: first, one hundred percent (100%) to Alvotech until Alvotech has received an amount equal to all Alvotech Additional Funded Amounts incurred by Alvotech or any Affiliate and, thereafter, forty percent (40%) to Alvogen and sixty percent (60%) to Alvotech.

(d) The termination of the Parties’ efforts to develop, obtain Regulatory Approval for, or launch, market, promote and sell any Product that suffers a Technical Failure shall have no effect on the Parties’ obligations with respect to the remaining Products under this Agreement or on the Parties’ obligations with respect to the affected Product in the Territories other than the Affected Territories.

Section 2.4 New Products.

(a) Alvotech and Alvogen may, from time-to-time but no later than five years following the Effective Date, by written agreement, select for development and commercialization hereunder any one (1) or more Candidate Products that has not previously become a Product hereunder (a Candidate Product so selected, as more specifically described in the applicable Research Plan, being referred to herein as a “New Product”). Except as expressly set forth herein, the New Product shall be considered a “Product” for all purposes hereunder (including Alvotech’s development obligations under Section 2.1). If Alvotech and Alvogen elect to select a New Product, then such Parties may select as such New Product any Candidate Product except to the extent previously selected as a Replacement Product or a New Product. In connection with the designation of any Candidate Product or other product as a Product hereunder, Alvotech and Alvogen shall agree upon the Product Data Sheet therefor.

Section 2.5 Research Plan. Alvotech shall perform its obligations with respect to the Research Program with respect to each Product in each Program Year in accordance with a plan for such Product, broken out by Program Year (each such plan, a “Research Plan”). Each Research Plan shall contain (i) quarterly budgeted Program Related Costs for the Product covered by such Research Plan for each of the first three (3) Quarterly Periods of the Development Term for the Product covered by such Research Plan, (ii) annual budgeted Program Related Costs for the Product covered by such Research Plan for each Program Year during the Development Term and (iii) the target dates for the submission of an application for the Regulatory Approval of the Product covered by such Research Plan. Alvotech shall update each Research Plan at least forty-five (45) days prior to the start of each Program Year and shall, promptly following the selection of any Replacement Product or New Product, prepare a new Research Plan with respect to such Replacement Product or New Product, as applicable, which shall be consistent in form and substance with the Research Plan for the Adalimumab Product and shall include the development scope and projected costs for such Replacement Product or New Product, as applicable.

Alvotech may also update each Research Plan on a quarterly basis. For the avoidance of doubt, the determination of whether a Technical Failure has occurred under clause (iii) or (iv) of the definition of Technical Failure shall be based upon the applicable budget for the Regulatory Approval reflected in the applicable initial Research Plan and shall not be affected by any modifications to such Research Plan following the date of the applicable initial Research Plan, unless such modifications have been communicated to Alvogen.

Section 2.6 Subcontracting Research. Alvotech may subcontract or outsource to Affiliates or Third Parties (each, a “Subcontractor”) any portion of its responsibilities under the Research Plan. Each Subcontractor shall enter into a customary confidentiality agreement and other agreements with Alvotech pursuant to which such Subcontractor shall be required to maintain the confidentiality of the Research Plan and the Research Program and comply with all Applicable Laws, including, if applicable, conducting the Research Program in good scientific manner and using cGxP, with respect to its work on the Research Program. Alvotech shall supervise and be responsible under this Agreement for the work of each such Subcontractor on the Research Program, and no subcontracting or outsourcing shall relieve Alvotech of any of its obligations hereunder.

Section 2.7 Research Reports and Records. Subject to Section 10.3, Alvotech shall, no later than ninety (90) days after the last day of each Program Year, provide Alvogen with a reasonably detailed report setting forth the status of the Research Program and a description and amounts of all Program Related Costs expended by Alvotech during such Program Year on a Product-by-Product basis. Such report shall also contain such other information related thereto as Alvogen may reasonably request from time to time. Alvotech shall, and shall cause each Subcontractor engaged by Alvotech pursuant to Section 2.6 to, maintain complete and accurate records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and for purposes of demonstrating compliance with the terms hereof, that fully and properly reflect all work done, results achieved and Program Related Costs expended in performance of the Research Program. Alvotech shall retain all books and records related to the Research Program during the Development Term and for a period of five (5) years thereafter. During such period, upon the written request of Alvogen, the books and records of Alvotech and each Subcontractor engaged by Alvotech related to the Research Program, including those related to the expenditure of Program Related Costs, shall be subject to inspection and audit by and at the expense of Alvogen no more than one time in any Program Year. Such audit shall occur upon reasonable notice and during normal business hours by an independent auditor selected by Alvogen and reasonably acceptable to Alvotech. The auditing Party shall treat all information received or subject to review under this Section 2.7 as Confidential Information in accordance with the provisions of Article X. Alvogen shall cause its independent auditor to enter into a confidentiality agreement, in form and substance reasonably acceptable to Alvotech, to maintain such records and information of such other Party in confidence in accordance with Article X and not use such records or information except to the extent permitted by this Agreement, including any enforcement of the provisions hereof.

Section 2.8 Exclusivity; Independent Product Development.

(a) Except as expressly provided in, or contemplated by, this Agreement and the Other Agreements, during the Development Term or the Product Term with respect to any Product, Alvotech shall not, directly or indirectly, through an Affiliate or otherwise, take any material action, or enter into any agreement, arrangement or understanding, with respect to (i) the research, development or manufacture of such Product, (ii) obtaining any Regulatory Approval for such Product in any Territory or (iii) licensing, commercializing, marketing or selling such Product in any Territory or any Other Territory. In the event that Alvotech, or any other member of the Alvotech Group, proposes to enter into any agreement, arrangement or understanding with any Third Party with respect to the research, development, manufacture, licensing, commercialization, marketing or sale of any Candidate Product, (x) Alvotech shall, or shall procure that the relevant other member of the Alvotech Group shall, at least thirty (30) days prior to the date they would enter into such agreement, arrangement or understanding, provide written notice to Alvogen with the proposed terms of such agreement, arrangement or understanding (the “Proposed Terms”), and (y) for a period of thirty (30) days following receipt of such notice, Alvogen shall be entitled, by written notice to Alvotech, to exercise a right to enter into an agreement, arrangement or understanding, as applicable, with Alvotech comparable to the agreement, arrangement or understanding that Alvotech, or the relevant other member of the Alvotech Group, proposes to enter into with such Third Party and in lieu thereof (such right, the “Alvogen ROFR”). In the event Alvogen exercises the Alvogen ROFR, Alvogen and Alvotech shall negotiate in good faith the terms of the agreement, arrangement or understanding, which terms shall be substantially equivalent to the Proposed Terms or such other terms as shall be agreed upon by Alvogen and Alvotech. In the event Alvogen does not exercise the Alvogen ROFR, Alvotech, or the relevant other member of the Alvotech Group, shall be permitted to enter into the agreement, arrangement or understanding with the applicable Third Party on terms substantially equivalent to the Proposed Terms.

(b) Subject to the provisions of Section 2.3, Alvogen shall not, directly or indirectly, through an Affiliate or otherwise, in any Territory, commercially market, license or sell, including through a Distributor, any product (other than a Product) that is a Biosimilar or a Biobetter of the reference product of a Product (each, a “Competing Product”) during the Product Term for such Product. Neither Alvogen nor any of its Affiliates shall be limited or in any way prohibited by this Agreement from (i) taking any other action at any time with respect to a Competing Product, including actions related to (x) the research, development and manufacture of any Competing Product and (y) obtaining Regulatory Approval with respect to any Competing Product, (ii) commercially marketing, licensing or selling any Competing Product in any Territory prior to the commencement, or following the expiration or earlier termination, of the Product Term for such Product, (iii) commercially marketing, licensing or selling any Competing Product at any time outside of the Territories or (iv) taking any action whatsoever with respect to a product other than a Product or a Competing Product; provided, that, in each case, such actions by Alvogen or its relevant Affiliate do not materially interfere with Alvogen’s obligations pursuant to this Agreement. In the event that Alvogen or any of its Affiliates proposes to enter into any agreement, arrangement or understanding with any Third Party with respect to the research, development, manufacture, licensing, commercialization, marketing or sale of any product that is a Biosimilar to the reference product of any Candidate Product (the “Applicable Candidate Product”), (x) Alvogen shall, at least thirty (30) days prior to the date Alvogen or its relevant Affiliates would enter into such agreement, arrangement or understanding, provide written notice to Alvotech with the Proposed Terms and (y) for a period of thirty (30) days following receipt of such notice, Alvogen shall consider in good faith any proposal of Alvotech with respect to an alternative agreement, arrangement or understanding pursuant to which Alvogen and Alvotech could work together with respect to the research, development, manufacture, licensing, marketing, commercialization and/or sale of the Applicable Candidate Product or another product that is a Biosimilar to the reference product of the Applicable Candidate Product. If Alvogen or any of its Affiliates enters into any agreement, arrangement or understanding with any Third Party with respect to the research, development, manufacture, licensing, commercialization, marketing or sale of any product that is a Biosimilar of the reference product to the Applicable Candidate Product, then the Applicable Candidate Product shall thereafter no longer be a Candidate Product hereunder.

(c) Notwithstanding anything contained herein to the contrary, except as expressly authorized under this Agreement, Alvotech shall not, directly or indirectly, through an Affiliate or otherwise, at any time during the applicable Development Term or Product Term, take any material action involving or related to the research, development, manufacture, licensing, marketing, commercialization or sale of any product that is a Competing Product; provided, that, subject to Section 5.1, Alvotech or any of its Affiliates may (i) provide fill and finishing services to Third Parties with respect to products that are Competing Products with Alvogen’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) and (ii) enter into and consummate any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, reorganization, consolidation or otherwise) by Alvotech or its relevant Affiliate of the assets and/or equity interest of any Person that is party to any fee-for-service arrangements with respect to one or more Competing Products and, following the consummation of such transaction or series of related transactions, such acquired Person may (A) provide fill and finishing services for Third Parties with respect to any Competing Product, consistent with the services provided by such acquired Person prior to its acquisition by Alvotech or its Affiliate, and (B) enter into and perform under fee-for-service arrangements with respect to any Competing Product, consistent with the services provided by such acquired Person prior to its acquisition by Alvotech or its Affiliate, in each case so long as such acquired Person does not receive any royalty or similar payment, share in any revenue or profit from or otherwise directly benefit in a similar manner from, in each case, the commercialization, licensing or sale of any Competing Product manufactured pursuant to such arrangement, and Alvotech or its Affiliate does not make available for use, in connection with the performance of such services, any Agreement IP. Notwithstanding the foregoing, (x) Alvotech may not, directly or indirectly, through an acquired Person or other Affiliate or otherwise, take any action that would otherwise be permitted by this Section 2.8(c) to the extent that the taking of such action would materially and adversely impact Alvotech’s ability to perform or satisfy its obligations under this Agreement, including its ability to manufacture and supply the Products in quantities sufficient to meet Alvogen’s and Alvogen’s purchase requirements (including Alvogen’s purchase requirements as set forth in the Forecasts). For the avoidance of doubt, nothing in this Section 2.8(c) shall prohibit Alvotech, any of its Affiliates or any Person acquired by Alvotech from providing any services for Third Parties with respect to any products that are not Competing Products.

Section 2.9 Medical Affairs.

(a) Alvogen shall have full reasonable access to all clinical trial sites, records, documents, data and other information related to any clinical trial or study conducted by Alvotech hereunder, including protocols, statistical analysis plans, final CSRs and clinical trial enrollment, progress, results and data generated in scientific studies or memorialized in laboratory notebooks, and Alvogen is hereby granted an irrevocable, royalty-free, non-transferable license to use such data and information for purposes of the research, development, manufacture, marketing, commercialization or sale of any of the Products in accordance with this Agreement.

ARTICLE 3

OTHER TERRITORIES

Section 3.1 Alvogen Right of Last Look

(a) Alvotech shall not, and shall procure that all of its Affiliates shall not, enter into a binding agreement with a Third Party in respect of the development, licensing, distribution, marketing, commercialization or sale of any Product or any Candidate Product in any of the Other Territories (a “Product Commercialization”) without first following the process set out in the remaining provisions of this Section 3.1. For the avoidance of doubt, Alvotech having previously entered into the Lotus Agreements shall not constitute a breach of this Section 3.1.

(b) Alvotech shall ensure that the Alvogen appointees on the board of directors of Alvotech are regularly updated on the commencement of, and progress in, any discussions relating to any Product Commercialization with any Third Party and the development progress of all Products.

(c) Once Alvotech or any of its Affiliates has agreed the financial and other key commercial terms of a Product Commercialization with a Third Party on a non-binding basis (a “Third Party Proposal”), Alvotech shall promptly notify Alvogen of the terms of such Third Party Proposal.

(d) Alvogen may exercise an option to acquire the rights to the relevant Product Commercialization in respect of the particular Product by offering written terms to Alvotech (an “Alovgen Counter-Proposal”) that provide the same, or greater, aggregate financial value to Alvotech or its relevant Affiliate as the relevant Third Party Proposal (provided that the components of an Alvogen Counter-Proposal, including the term, need not be the same as the relevant Third Party Proposal).

(e) Provided that Alvotech has complied with its obligations in Section 3.1(b) above, Alvogen must exercise the right granted in Section 3.1(d):

(i) if there is a meeting of the board of directors of Alvogen (the “Alvogen Board”) scheduled within 20 Business Days of Alvogen’s receipt of the notice from Alvotech of the relevant Third Party Proposal, within 2 Business Days of the meeting of the Alvogen Board; or

(ii) if there is no meeting of the Alvogen Board scheduled within 20 Business Days of Alvogen’s receipt of the notice from Alvotech of the relevant Third Party Proposal, within 15 Business Days of Alvogen’s receipt of the notice from Alvotech of the Third Party Proposal.

(f) In the event that Alvotech does not comply with its obligations in Section 3.1(b), Alvogen must provide to Alvotech an Alvogen Counter-Proposal within 30 Business Days of Alvogen’s receipt of the notice from Alvotech of such Third Party Proposal.

(g) In the event that Alvogen notifies Alvotech that it does not wish to make an Alvogen Counter-Proposal or Alvogen does not make an Alvogen Counter-Proposal within the time frames specified in Section 3.1(e) or Section 3.1(f) (as applicable), Alvotech or its relevant Affiliate may, in their sole discretion, accept the relevant Third Party Proposal.

(h) In the event that Alvogen makes an Alvogen Counter-Proposal which satisfies the requirements in Section 3.1(d) within the time-frames in Section 3.1(e)(i), Section 3.1(e)(ii) or Section 3.1(f) (as applicable), then Alvotech must accept such Alvogen Counter-Proposal and the Parties will cooperate in good faith and each acting reasonably to agree a written amendment to this Agreement that documents the terms governing the relevant Product Commercialization, which will include generally extending the provisions set out elsewhere in this Agreement, except this Article III, to the Product Commercialisation, subject to any amendments to such provisions which are mutually agreed in writing between the Parties.

(i) In the event that the Parties cannot agree whether the terms of an Alvogen Counter-Proposal provide the same, or greater, aggregate financial value to Alvotech or its relevant Affiliate as the relevant Third Party Proposal, that dispute shall be referred for resolution to an independent expert appointed by written agreement of the Parties or, in the absence of such agreement within 20 Business Days, by the President of the Institute of Chartered Accounts in England & Wales pursuant to the President’s Appointments Scheme (the “Expert”). The Expert shall be instructed to reach its decision as soon as reasonably practicable and in any event within 30 Business Days of the referral to it of that dispute. The decision of the Expert will be final and binding on both Parties in the absence of manifest error. The Parties shall bear the costs of the President’s Appointments Scheme (where applicable) and the Expert in equal shares.

Section 3.2 Alvogen Right of First Refusal

(a) Once a Product or a Candidate Product has completed a Phase 3

Clinical Trial, if:

(i) Alvogen proposes a Product Commercialization in respect of such Product or Candidate Product to Alvotech in any of the Other Territories (an “Alvogen Proposal”) that is on arm’s length terms and for an aggregate financial value that represents a fair market value for the applicable rights to that Product Commercialization for the proposed term; and

(ii) there is no agreement then in existence, or discussions ongoing, between Alvotech or any of its Affiliates and any Third Party in relation to an equivalent Product Commercialization,

Alvotech must accept the Alvogen Proposal and the Parties will cooperate in good faith (each acting reasonably) to agree a written amendment to this Agreement that documents the terms governing the relevant Product Commercialization, which will include generally extending the provisions set out elsewhere in this Agreement, except this Article III, to the Product Commercialisation, subject to any amendments to such provisions which are mutually agreed in writing between the Parties.

(b) In the event that the Parties cannot agree whether an Alvogen Proposal is on arm’s length terms or represents fair market value, this dispute shall be referred forresolution to an Expert. The Expert shall be instructed to reach its decision as soon as reasonably practicable and in any event within 30 Business Days of referral to it of that dispute. The decision of the Expert will be final and binding on both Parties in the absence of manifest error. The Parties shall bear the costs of the Expert in equal shares.

ARTICLE 4

PAYMENTS

Section 4.1 Payment Obligations.

(a) Within forty-five (45) days following the end of each Quarterly Period occurring during the period commencing on the date on which the First Commercial Sale by Alvogen with respect to a Product in any of the Alvogen Territories occurs, and continuing so long as Alvogen is commercially selling such Product in any of the Alvogen Territories (the “Payment Period”), Alvogen shall deliver to Alvotech a written report (each, a “Sales Report”) setting forth in reasonable detail Alvogen’s calculation of its aggregate Net Sales of the Products in the Territories during the immediately preceding Quarterly Period.

(b) During the Payment Period, Alvogen shall be required to pay to Alvotech a royalty in an amount equal to fifty percent (50%) of Alvogen’s aggregate Net Sales on sales of the Products in the Alvogen Territories earned during each Quarterly Period during the Payment Period, in each case subject to the terms and conditions set forth in Section 2.3 and in Section 4.1(g)(i).

(c) If, during the Payment Period, Alvotech sells any Product to any Distributor or other Third Party in any Alvogen Territory (which the Parties acknowledge shall constitute a breach of this Agreement), then, without limiting Alvogen’s rights with respect to such breach, Alvotech shall (i) within forty-five (45) days following the end of each Quarterly Period in which Alvotech made any such sale during the Payment Period, deliver to Alvogen a Sales Report with respect to Alvotech’s Net Sales of the Products in such Alvogen Territory during the immediately preceding Quarterly Period and (ii) be required to pay to Alvogen an amount equal to fifty percent (50%) of Alvotech’s aggregate Net Sales to each Third Party of the Products in the Alvotech Territories earned during each Quarterly Period during the Payment Period, in each case subject to the terms and conditions set forth in Section 2.3 and in Section 4.1(g)(ii).

(d) If Alvotech enters into an agreement with a Third Party in respect of the development, manufacture, licensing, marketing, commercialization or sale of the Adalimumbab Product in the United States (following the procedure set out in Section 3.1) (such Third Party being a “US Distributor”), then Alvotech shall ensure that such agreement will contain an obligation on the US Distributor and Alvotech to share the total US Net Sales in percentages to be agreed.

(e) Within forty-five (45) days following the end of each Quarterly Period occurring during the US Payment Period, Alvotech shall deliver to Alvogen a written report (each, a “US Sales Report”) setting forth in reasonable detail the US Distributor’s calculation of its aggregate US Net Sales, and the total amount to be paid (by way of profit or revenue share, royalty payment or similar) by the US Distributor to Alvotech (the “Alvotech Royalty Payment”), during the immediately preceding Quarterly Period.

(f) During the US Payment Period, Alvotech shall pay to Alvogen a royalty in an amount equal to:

(i) if the Adalimumab Product is not the first Biosimilar to be Interchangeable: (x) for a period of sixty (60) months from the start of the first US Payment Period, ten percent (10%) of the Alvotech Royalty Payment payable during each relevant Quarterly Period, and (y) for an additional twenty-four (24) months, seven and a half percent (7.5%) of the Alvotech Royalty Payment payable during each relevant Quarterly Period; or

(ii) if the Adalimumab Product is the first Biosimilar to be Interchangeable, for a period of sixty (60) months from the start of the first US Payment Period, seven and half percent (7.5%) of the Alvotech Royalty Payment payable during each relevant Quarterly Period.

(g) Within sixty (60) days following the end of each Quarterly Period:

(i) Alvogen shall pay to Alvotech all amounts payable pursuant to Section 4.1(b), with respect to such Quarterly Period, provided, that if, in lieu of making any such payment, or any portion thereof, Alvogen elects to apply any credit available to it, then Alvogen shall provide Alvotech with written notice of such election within such sixty (60) day period; and

(ii) Alvotech shall pay to Alvogen all amounts payable pursuant to Section 4.1(c) (if any) and Section 4.1(f), with respect to such Quarterly Period,

in each case, by wire transfer of immediately available funds to the account designated by such other Party.

Section 4.2 Reports.

(a) With respect to every Quarterly Period for which Alvogen is obligated to make any payments under Section 4.1, Alvogen shall furnish to Alvotech a written report for such Quarterly Period within forty-five (45) days after the end of such Quarterly Period showing in reasonably specific detail:

(i) the total gross sales in each country in each Alvogen Territory for each Product or Bundled Product sold by Alvogen and the detailed calculation of Net Sales in each such Territory for such Product or Bundled Product;

(ii) the dates of the First Commercial Sale of any Product (whether alone or as part of a Bundled Product) in any Territory (specifying the Territory) during such Quarterly Period; and

(iii) the exchange rates used in determining the payment amount in Dollars, if elected by Alvogen pursuant to Section 4.2(d).

(b) With respect to every Quarterly Period for which Alvotech is obligated to make any payments under Section 4.1(f), Alvotech shall furnish to Alvogen a written report for such Quarterly Period within forty-five (45) days after the end of such Quarterly Period showing in reasonably specific detail:

(i) the total gross sales in the United States for the Adalimumab Product or US Bundled Product sold by the US Distributor and the detailed calculation of US Net Sales in the United States for the Adalimumab Product or US Bundled Product;

(ii) the aggregate amount of royalties payable by the US Distributor to Alvotech in respect of all sales of the Adalimumab Product or US Bundled Product by the US Distributor in the United States;

(iii) Alvotech’s calculation of the total amount of the Alvotech Royalty Payment payable by Alvotech to Alvogen; and

(iv) the dates of the First US Commercial Sale of the Adalimumab Product (whether alone or as part of a US Bundled Product) in the United States during such Quarterly Period.

(c) With respect to sales of Products invoiced in Dollars, the gross sales and Net Sales or US Net Sales (including all adjustments and deductions permitted to be made hereunder in calculating the same) shall be expressed in Dollars and the applicable royalties (including the Alvotech Royalty Payment) shall be payable in Dollars.

(d) With respect to any sale of Products invoiced in a currency other than Dollars, the gross sales and Net Sales (including all adjustments and deductions permitted to be made hereunder in calculating the same) shall be at Alvogen’s option: (i) expressed in their Dollar equivalent, calculated using the foreign currency exchange rate for the applicable currency set forth in the Eastern Edition of the Wall Street Journal on the the day on which the relevant written report is furnished to Alvotech, and the applicable royalties shall be payable in Dollars; or (ii) expressed in the currency of the Territory in which such Product was sold, and the applicable royalties shall be payable in such currency.

ARTICLE 5

MANUFACTURE OF PRODUCTS; SALES AND MARKETING

Section 5.1 Manufacture and Purchase Requirements. Subject to the terms and conditions of this Agreement, during the applicable Product Term (i) Alvotech shall manufacture for, and sell and deliver to, Alvogen its total requirements for the applicable Product for sale, or resale by its Affiliates and Third Parties (including Distributors) in the Alvogen Territories and (ii) Alvogen shall purchase and take delivery of its total requirements of the applicable Product exclusively from Alvotech for Alvogen’s marketing, promotion, sale and use in the Alvogen Territories. For the avoidance of doubt, Alvotech shall be responsible for the procurement, manufacture, and qualification of the Components required for the manufacture of the Products and all costs thereof. Alvotech shall take all actions reasonably necessary to ensure that such manufacturing facility or facilities has sufficient capacity to manufacture the Products in quantities sufficient to meet Alvogen’s purchase requirements. In order to meet unanticipated demand, commencing with the thirteenth month following Alvogen’s delivery of an Initial Forecast for a Product, Alvotech shall maintain finished Product inventory in an amount equal to at least twenty-five percent (25%) of Alvogen’s forecasted requirement of such Product for the immediately following twelve (12) month period as set forth in the most recent Forecast provided by Alvogen in accordance with Section 7.1. If, at any time, Alvogen reasonably believes that Alvotech does not have sufficient capacity to manufacture the Products in quantities sufficient to meet Alvogen’s purchase requirements as set forth in the Forecasts, then Alvogen shall promptly provide Alvotech with written notice of such determination and, within ten (10) Business Days following Alvotech’s receipt of such notice, the Executive Steering Committee shall promptly convene a meeting to identify potential actions that Alvotech may take in order to ensure that it will have sufficient capacity to manufacture the Products in quantities sufficient to meet Alvogen’s purchase requirements as set forth in the Forecasts. If, after a period of ten (10) Business Days, the members of the Executive Steering Committee are unable to reach a unanimous decision as to the actions that Alvotech should take in order to ensure that it will have sufficient capacity to manufacture the Products in quantities sufficient to meet Alvogen’s purchase requirements as set forth in the Forecasts, then such dispute shall be resolved in accordance with Section 9.4(b). As promptly as reasonably practical thereafter, Alvotech shall take such actions as it has been determined it should take to ensure that it will have such sufficient capacity.

Section 5.2 Manufacturing Standards; Changes to Product Specifications.

(a) The target Product Specifications with respect to each Product shall be included in the Research Plan for such Product. The Executive Steering Committee shall review and consider in good faith all changes to the target Product Specifications proposed by either Alvotech or Alvogen. No changes may be made to the target Product Specifications without the prior written approval of the Executive Steering Committee, except as a result of the procedures set forth in Section 9.4(b). Alvotech shall manufacture all Products in accordance with the applicable Product Specifications (as may be amended by the Executive Steering Committee or through the procedures set forth in Section 9.4(b)), all applicable cGMP and all Applicable Laws. Alvotech may not make any changes to the Product Specifications except (i) with the prior written approval of the Executive Steering Committee (subject to Section 5.2(b)) or (ii) as required by Applicable Law or other regulatory requirements, including cGMP (each such change described in clause (ii), a “Required Change”). Alvotech shall deliver notice to Alvogen of any Required Change to the Product Specifications promptly after Alvotech becomes aware of such change. Alvotech and Alvogen shall cooperate in promptly making any Required Changes and any changes to the Product Specifications that are required by medical or scientific concerns as to the toxicity, safety and/or efficacy of the Products. If a Required Change is made with respect to a Product, then each Party shall cover its own costs and expenses incurred by such Party related thereto, including all regulatory costs, transition costs, stocking costs and other expenses incurred by such Party related to such change, in such Party’s performance of its obligations hereunder. If, following the date by which the Product Specifications are required to be changed pursuant to a Required Change, Alvogen is in possession of any Products manufactured in accordance with the Product Specifications in effect prior to the amendment thereof pursuant to such Required Change, and, as a result of such Required Change, Alvogen cannot sell such Products without violating an Applicable Law, then Alvotech shall credit Alvogen’s account in an amount equal to fifty percent (50%) of the aggregate purchase price paid by Alvogen to Alvotech for such Products.

(b) The Executive Steering Committee shall consider in good faith each proposed change to the Product Specifications that is not a Required Change, including changes to the existing Product and Product line extensions (collectively, “Discretionary Changes”). Any analytical method improvement shall be considered a Discretionary Change unless requested or required by a Regulatory Agency, in which case such improvement shall be considered a Required Change. If the Executive Steering Committee approves a Discretionary Change with respect to a Product, then each Party shall cover its own costs and expenses incurred by such Party related thereto, including all regulatory costs, transition costs, stocking costs and other expenses incurred by such Party related to such change, in such Party’s performance of its obligations hereunder.

Section 5.3 Quality Control.

(a) Alvotech and Alvogen shall enter into a mutually agreeable quality agreement (the “Quality Agreement”) within six (6) months following the Effective Date, substantially consistent with Alvotech’s standard form quality agreement provided to Alvogen prior to the Effective Date, which shall initially cover each of the Initial Products; provided that such Quality Agreement shall be amended from time to time to add any additional Product thereto and reflect any required changes from the addition of such Product.

(b) Alvotech shall apply its quality control procedures and in-plant quality control checks on the manufacture of all Products in the same manner as Alvotech applies such procedures and checks to products of similar nature manufactured for sale by Alvotech. In addition, Alvotech shall test and release the Products in accordance with the test methods described in the Quality Agreement, subject to the reasonable oversight of representatives of Alvogen, to ensure that the Products conform to the applicable Product Specifications and the Quality Agreement and shall make available to Alvogen the results of such tests. Alvotech and Alvogen may change the test methods from time to time by mutual agreement. All Products that Alvotech delivers to Alvogen pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of all Applicable Laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act or the PHS Act as such Applicable Laws are constituted and effective at the time of delivery. All Products that Alvotech delivers to Alvogen pursuant to this Agreement, shall, at the time of delivery, be free from defects in material and workmanship and shall be manufactured (i) in accordance and conformity with the applicable Product Specifications and (ii) in compliance with all Applicable Laws. All Products that Alvotech delivers to Alvogen pursuant to this Agreement shall be free from all Liens other than those that arise directly or as a result of actions taken by Alvogen.

Section 5.4 Product Packaging and Labeling.

(a) With respect to the Products purchased by Alvogen from Alvotech for resale in the Alvogen Territories in accordance with the terms and conditions of this Agreement, (i) Alvogen shall control the content and type of all Packaging Specifications (and any changes or supplements thereto) for such Products, (ii) Alvotech shall label such Products in accordance with the applicable Packaging Specifications using content provided and approved by Alvogen (including all necessary photo-ready art (or its substantial equivalent)) bearing Alvogen’s corporate name, trade dress, NDC numbers and bar codes, and, if and only to the extent required by Applicable Law, Alvotech’s corporate name, trade dress, NDC numbers and/or bar codes, along with the Alvogen Marks or Product Marks, and (iii) Alvotech shall be responsible, at its own expense, for ensuring that the content of all such Packaging Specifications for such Products is compliant with the applicable Registrations and all Applicable Laws in the Alvogen Territories. Alvogen shall consider in good faith all comments provided by Alvotech with respect to the content and type of all Packaging Specifications of Alvogen for such Products. To the extent that Alvotech is required to include Alvogen’s corporate name, trade dress, NDC numbers and/or bar codes on any packaging or labeling with respect to any Product, the presentation of Alvogen’s corporate name, trade dress, NDC numbers or bar codes on such packaging or labeling (and any changes thereto) shall be subject to Alvogen’s prior written consent (not to be unreasonably withheld, delayed or conditioned).

(b) Alvogen may, from time to time in its sole discretion, amend the Packaging Specifications applicable to the Products purchased by Alvogen from Alvotech for resale in the Alvogen Territories in accordance with the terms and conditions of this Agreement by delivering written notice of such amendments (including the required documentation specifying the content to be included in the amended labeling and packaging, including all necessary photo-ready art (or its substantial equivalent)) to Alvotech (the date that Alvotech receives such notice being referred to herein as the “Notice Date”). Promptly following the Notice Date, but in no event later than sixty (60) days thereafter, Alvotech shall (i) make such changes to the packaging, labeling and branding of the Products purchased by Alvogen from Alvotech for resale in the Alvogen Territories in accordance with the terms and conditions of this Agreement as are necessary to ensure that all such Products manufactured after such date conform to such Packaging Specifications as amended, and (ii) undertake the destruction of any packaging, labeling or branding material that has been rendered obsolete or unusable as a result of such amendment to the Packaging Specifications, all at Alvogen’s sole cost and expense.

(c) The Parties shall cooperate in promptly making any changes to the Packaging Specifications that are required by Applicable Law or other regulatory requirements (including cGMP).

Section 5.5 Product Documentation.

(a) With respect to the Products purchased by Alvogen from Alvotech for resale in the Alvogen Territories in accordance with the terms and conditions of this Agreement, (i) Alvotech shall control the content and type of, and shall be responsible for producing or procuring, at its own expense, all Product Documentation (and any changes or supplements thereto) for such Products, and (ii) Alvotech shall be responsible, at its own expense, for ensuring that the content of all such Product Documentation for such Products is compliant with the applicable Registrations and all Applicable Laws in the Territories. Alvotech shall consider in good faith all comments provided by Alvogen with respect to the content and type of all Product Documentation of Alvogen for such Products. To the extent that Alvotech is required to include Alvogen’s corporate name, trade dress, NDC numbers and/or bar codes on any Product Documentation with respect to any Product, the presentation of Alvogen’s corporate name, trade dress, NDC numbers or bar codes on such Product Documentation (and any changes thereto) shall be subject to the prior written consent (not to be unreasonably withheld, delayed or conditioned) of Alvogen.

(b) The Parties shall cooperate in promptly making any changes to the Product Documentation that are required by Applicable Law or other regulatory requirements.

Section 5.6 Manufacturing Costs.

(a) Prior to the commencement of the Supply Term for any Product, the Executive Steering Committee shall agree on the Manufacturing Costs for the initial Supply Year, which shall be based upon Alvotech’s good faith estimate for such initial Supply Year. On or prior to October 1 preceding the commencement of each Supply Year, Alvotech shall notify Alvogen and the Executive Steering Committee of the Manufacturing Cost for the following Supply Year, which shall be equal to the average actual manufacturing cost per unit of such Product through September 30 of the then-current Supply Year; provided, that if the first Supply Year with respect to a Product does not begin prior to July 1 of such first Supply Year, then the Manufacturing Costs for such Product for the Supply Year beginning on January 1 of the following calendar year shall be the same as the Manufacturing Costs for such Product for the first Supply Year of such Product, and such Manufacturing Costs shall be subject to increase or decrease on January 1 of the third Supply Year based upon notice given by Alvotech to Alvogen on or prior to October 1 of the second Supply Year. Any such adjustment to the Manufacturing Costs shall be effective with respect to Products requested by Alvogen for delivery after January 1 of the subsequent Supply Year but shall not be effective for Products requested by Alvogen for delivery before January 1 of the applicable subsequent Supply Year (even if Alvotech fails to deliver such Products prior to such January 1st). Alvotech may, following an unexpected and material increase in the actual manufacturing cost to Alvotech, but in no event more frequently than once per calendar quarter, request that the Executive Steering Committee approve a reasonable increase in the Manufacturing Costs, and, following its receipt of such request, the Executive Steering Committee shall review such request in good faith and either approve or deny such request within thirty (30) days following its receipt of such request. Except as set forth in this Section 5.6(a), Alvotech may not increase the Manufacturing Costs at any time during any Supply Year. Alvogen may, following an unexpected and material decrease in the actual manufacturing cost to Alvotech, but in no event more frequently than once per calendar quarter, request that the Executive Steering Committee approve a reasonable decrease in the Manufacturing Costs, and, following its receipt of such request, the Executive Steering Committee shall review such request in good faith and either approve or deny such request within thirty (30) days following its receipt of such request.

(b) Alvogen shall have the right, once every twelve (12) months and, additionally, at any time within thirty (30) days following receipt by the Executive Steering Committee of a request by Alvotech to increase the Manufacturing Costs, during normal business hours and at its own expense, to have an independent certified public accountant (an “Auditor”) selected by Alvogen and reasonably acceptable to Alvotech, audit all records maintained by Alvotech related to its calculation of the Manufacturing Costs. After having signed a reasonable confidentiality agreement prepared by Alvotech, the Auditor shall have the right to examine all records related to Alvotech’s calculation of the Manufacturing Costs and to verify that the methodology for determining the Manufacturing Cost of similar Alvotech products manufactured at the manufacturing facility is substantially the same as the methodology for determining the Manufacturing Cost of the Products. Alvotech shall, at its expense, provide all reasonable cooperation to the Auditor with respect to any such audit. The Auditor shall provide its findings to Alvogen with a copy to Alvotech. In the event that Alvogen and Alvotech disagree on the validity of the direct labor and manufacturing overhead components of the Manufacturing Cost based on the Auditor’s report, Alvogen and Alvotech shall negotiate in good faith to attempt to resolve such disagreement.

(c) Alvotech shall provide to Alvogen no later than forty-five (45) days following the end of each Quarterly Period a written report for such Quarterly Period setting forth in reasonable detail the actual manufacturing costs applicable to the Products ordered by Alvogen during such Quarterly Period and the facility utilization rates for each facility in which Alvotech manufactures the Products.

Section 5.7 Audit Rights.

(a) Upon ten (10) Business Days’ prior written notice to Alvotech, Alvogen shall have the right, once every twelve (12) months, to have representatives visit the manufacturing facilities at which Alvotech manufactures Products during normal business hours to review Alvotech’s manufacturing operations relating to the Products and assess its compliance with cGMP, the Specifications and quality assurance standards and to discuss any related issues with Alvotech’s manufacturing and management personnel. Alvotech shall provide Alvogen with copies of Alvotech’s manufacturing records relating to the Products (including standard operating procedures, manufacturing and packaging records, deviations and associated investigations, out of specification result reports, product failure and/or rejection reports (or non-conforming material reports), equipment and facility qualification documentation, analytical method documents and associated reports, analytical test results and associated data, training records, in-coming raw materials testing documentation and vendor qualification reports, as well as other documents that may be supportive of the aforementioned documentation) for the purposes of assuring Product quality and compliance with agreed-upon manufacturing procedures.

(b) Upon two (2) Business Days’ prior written notice to Alvotech, Alvogen shall also have the right to conduct “for cause” audits to address product or safety concerns as discovered through Product failures related to Alvotech’s manufacture of the Products. Product failures include issues related to stability out of specification, sterility and labeling or container integrity.

(c) Alvogen shall provide to Alvotech its written observations and conclusions from the audits it conducts from time to time pursuant to Section 5.7(a) or Section 5.7(b) within thirty (30) days after completion of its visit to an Alvotech manufacturing facility hereunder, and Alvotech shall, within thirty (30) days of its receipt thereof, provide to Alvogen a written response thereto. Alvotech and Alvogen will discuss such response and promptly agree on corrective action to be implemented as well as the appropriate apportionment of costs associated therewith. Alvogen shall have the right to review all relevant documentation in connection with such corrective actions.

(d) Alvotech shall permit each of the Regulatory Agencies to conduct any inspection related to the manufacture of the Products that such Regulatory Agency requires, and Alvotech shall reasonably cooperate with such Regulatory Agency in connection with any such inspection. Alvotech will provide Alvogen with notice of any such Regulatory Agency inspection as soon as practicable (but in no event less than twenty-four (24) hours prior to a pre-notified or scheduled inspection). Alvotech shall keep Alvogen reasonably informed of the status and progress of any such inspection and shall promptly furnish to Alvogen any report or correspondence issued by or provided to any Regulatory Agency in connection with such inspection, purged of any Alvotech trade secrets that are unrelated to Alvotech’s activities under this Agreement and any information that is unrelated to the Products. Alvotech shall reasonably cooperate with Alvogen in good faith in connection with the preparation of any response or submission required to be provided to the applicable Regulatory Agency following completion of such inspection and consider in good faith Alvogen’s comments thereon; provided, that Alvotech shall control any such response or submission.

(e) Alvotech and Alvogen acknowledge that audits (including the results thereof) by Alvogen or its designees may involve the transfer of Confidential Information. For the avoidance of doubt, any such Confidential Information shall be subject to the terms of Article X.

Section 5.8 Non-Medical Product Complaints. Each Party shall notify each other Party promptly (but in any event no later than five (5) Business Days after receipt) of any Product complaints received from a Third Party (each, a “Product Complaint”) involving Alvotech’s manufacture, filling or packaging of the Products; provided, however, that the failure of Alvogen to so notify Alvotech in a timely manner will not relieve Alvotech of any indemnification or other obligation that it may owe to Alvogen relating to any such Product Complaint unless and to the extent Alvotech is materially prejudiced by Alvogen’s failure to timely give such notice. Upon reasonable request by Alvogen, Alvotech shall conduct an internal investigation to determine the validity of such Product Complaint and Alvotech shall report the findings of such investigation to Alvogen promptly following the completion of such investigation, but in no event later than thirty (30) days after the date of Alvogen’s request. Alvotech shall pay all costs and expenses relating to such Product Complaint, including all costs and expenses relating to such internal investigation. In any event, (i) Alvogen shall be responsible for the management of (including the preparation of all responses with respect to) all Product Complaints related to sales of Products in the Alvogen Territories and, in connection therewith, Alvotech shall provide all reasonable assistance and materials requested by Alvogen in connection with its preparation of the response to such Product Complaint and reimburse Alvogen for all reasonable out of pocket costs and expenses incurred by Alvogen in connection with its preparation of such response Alvotech shall have the right to reasonably participate in the preparation of any response to a Product Complaint at its sole cost and expense. Notwithstanding the foregoing, if Alvotech reasonably determines in good faith that any Product Complaint resulted from Alvogen’s handling, storage, import, transport, distribution or sale of such Product, then Alvotech shall advise Alvogen of such determination; provided, that if Alvogen disagrees with such determination and provides Alvotech with written notice of such disagreement within two (2) months following the date on which Alvotech advises Alvogen of such determination, then such dispute shall be resolved in accordance with Section 14.4 and Section 14.5 and if it is ultimately determined that such Product Complaint did in fact result from Alvogen’s handling, storage, import, transport, distribution or sale of such Product, then Alvogen shall promptly reimburse Alvotech for all reasonable out-of-pocket costs and expenses incurred, paid or reimbursed by Alvotech, and shall be responsible for all out-of-pocket costs and expenses incurred by Alvogen, in connection with such Product Complaint, including the costs and expenses of any related internal investigations.

Section 5.9 Medical/Technical Inquiries. Each Party shall promptly (but in any event no later than thirty (30) Business Days after receipt) forward to the other Party all medical and technical inquires related to the Products; provided, however, the failure of a notifying Party to so notify each other Party in a timely manner will not relieve any other Party of any indemnification obligation that it may owe to the notifying Party relating to any such inquiry unless and to the extent that such other Party demonstrates that it is materially prejudiced by the notifying Party’s failure to timely give such notice. Alvotech shall prepare all correspondence in response to inquiries with respect to Products sold in the Alvogen Territories. Alvogen shall review and approve, as soon as practicable but in no event later than thirty (30) days after receipt thereof, each response prepared by the notifying Party.

Section 5.10 Failed Batch. In accordance with the Quality Agreement, Alvotech shall reasonably investigate, and cooperate with Alvogen in investigating, any batch of the Product that fails to comply with applicable cGMP or fails to meet the applicable Specifications, Regulatory Agency requirements or Applicable Law. Alvotech shall keep Alvogen informed of the status of such investigation and, upon completion thereof, shall provide Alvogen with a final written report describing the cause of such failure and summarizing the results of such investigation. Alvogen and Alvotech shall mutually agree upon whether any corrective and preventative actions (“CAPA”) are indicated as a result of the investigation, and, if Alvogen and Alvotech conclude that CAPAs are required, Alvogen and Alvotech shall agree upon the schedule of completion thereof, and Alvotech shall take all such CAPAs in accordance with such schedule of completion.

Section 5.11 Product Recalls.

(a) Each Party shall promptly (but in no event later than two (2) Business Days) notify the other Party upon becoming aware of (i) any information concerning any Product that may adversely impact the quality, purity, safety or effectiveness of such Product or (ii) (A) the issuance by any Regulatory Agency or other Governmental Authority of a request, directive or order that one or more Products be recalled, (B) the ordering by a court of competent jurisdiction of such a recall or (C) the reasonable determination by Alvogen or Alvotech that a Product should be recalled (any such recall, a “Recall”). In the event of a Recall requested, directed or ordered by a Regulatory Agency or court of competent jurisdiction, the Parties shall jointly develop a strategy with respect to completing such Recall in accordance with the terms and conditions of such Recall. Alvogen shall be responsible for communication to its customers regarding any Recall and, subject to Section 5.11(b), for retrieving any Products that have been sold to its customers.

(b) Except as set forth below, Alvotech shall bear all costs and expenses of, and shall be responsible for all corrective actions associated with, each Recall. Notwithstanding the foregoing, if Alvotech reasonably determines in good faith that any Recall resulted from Alvogen’s handling, use, storage, import, transport, distribution or sale of the applicable Product, then Alvotech shall provide Alvogen with written notice of such determination (the “Determination Notice”). Unless Alvogen provides Alvotech with written notice within two (2) months following its receipt of the Determination Notice that it agrees to bear all costs and expenses of such Recall, then Alvotech may request that the Executive Steering Committee appoint, and upon receipt of such request the Executive Steering Committee shall appoint, an independent Third Party with relevant expertise in medical product recalls (an “Evaluator”), to determine the relative degree of fault of each of Alvogen and Alvotech with regard to such Recall. If either Alvotech or Alvogen objects to the appointment of such Third Party by the Executive Steering Committee, each of Alvogen and Alvotech shall be entitled to nominate an Evaluator, and such Evaluators shall then choose a third Evaluator, which shall investigate and determine the relative percentages of fault of each of Alvogen and Alvotech with regard to the Recall, and each of Alvogen and Alvotech shall cooperate with such Evaluator in its investigation and determination. Upon the decision of the Evaluator, each of Alvotech and Alvogen shall then promptly pay its respective percentage of the aggregate costs and expenses for the Recall incurred by both such Parties, reimbursing the other such Party as necessary. If Alvotech is determined to be entirely at fault for the Recall, Alvotech shall promptly replace the quantity of Products that were recalled at no cost to Alvogen or reimburse or credit, as determined by Alvotech, Alvogen for any amounts previously paid to Alvotech by Alvogen for such recalled Product under Section 7.9. If Alvogen is determined to be entirely at fault for the Recall, then Alvogen shall reimburse Alvotech for (i) the Alvotech Lost Profits resulting from such Recall and (ii) all costs and expenses of such Recall, including corrective actions associated therewith. In addition, without limiting either Alvotech’s or Alvogen’s obligation to indemnify the other under any provision of this Agreement, costs and expenses of a Recall shall include, with regard to either Alvotech or Alvogen, any and all actual out-of-pocket costs and/or liabilities reasonably incurred by such Party in connection therewith, including all expenses of notification and destruction and all out-of-pocket administrative expenses relating to any recall (e.g., out-of-pocket expenses relating to (i) the shipment, storage, testing and disposal of such recalled Product, (ii) preparation and maintenance of reports and records related to such Recall and (iii) notifications to any customer, distributor or user of such recalled Product). For purposes of this Agreement, the administrative expenses of a Recall shall include the reasonable expenses of notification and destruction or return of the recalled Product, and any actual out of pocket costs associated with the distribution of the replacement Product in exchange for the recalled Product.

Section 5.12 Maintenance of Registrations and Reporting. During the applicable Product Term, Alvotech shall, at its sole expense, obtain and maintain (a) all Registrations in the Alvogen Territories with respect to the applicable Products and (b) all permits, licenses and registrations granted by any Regulatory Agency with respect to the manufacture of the applicable Product by Alvotech. During the applicable Product Term, Alvotech shall prepare and file all reports (including Annual Product Quality Reviews and Annual Reports) related to matters regarding the manufacture of the Products with all applicable Regulatory Agencies in accordance with all Applicable Laws and shall make copies of such reports available to Alvogen, upon Alvogen’s written request. Alvotech shall also advise Alvogen of any occurrences or information arising out of Alvotech’s manufacturing activities that have, or would reasonably be expected to have, adverse regulatory compliance and/or reporting consequences for the Products.

Section 5.13 Regulatory Inspections. Except as otherwise provided herein, Alvotech shall be responsible, at its sole expense, for handling and responding to all FDA and other Regulatory Agency inspections with respect to Alvotech’s manufacture of the Products. Alvotech shall provide to Alvogen any information reasonably requested by Alvogen and all information requested by any Regulatory Agency concerning any governmental inspection related to the manufacture of the Products. Prior to responding to any notice or inquiry received by Alvotech from the FDA or any other Regulatory Agency with respect to the manufacture of the Products, Alvotech shall provide Alvogen with a copy of Alvotech’s proposed response and a reasonable opportunity to review such proposed response prior to the date by which Alvotech must deliver such proposed response to the FDA or other Regulatory Agency in Alvogen Territories. Alvogen may provide comments with respect to such proposed response, which Alvotech shall consider in good faith. To the extent that Alvotech requires the reasonable assistance of Alvogen in order to fulfill its obligations pursuant to this Section 5.13, Alvogen agrees to reasonably cooperate with and assist Alvotech and Alvotech shall promptly reimburse Alvogen for Alvogen’s actual out-of-pocket expenses incurred in connection with such cooperation requested by Alvotech.

Section 5.14 Notice to Alvogen.

(a) In the event that Alvotech is inspected by any Regulatory Agency as it relates to the Products, Alvotech shall notify Alvogen within twenty-hour (24) hours of (i) any such inspection with reasonable advance notice, (ii) any written material alleged violations or deficiencies relating to the manufacturing facility at which the Products are manufactured, packaged or stored and (iii) the corrective action to be taken, and shall promptly contest such alleged violations or deficiencies in good faith or take the required corrective action, each at Alvotech’s sole expense.

(b) If Alvotech discovers that any batch of Product previously delivered to Alvogen by Alvotech fails to meet or otherwise comply with the applicable Specifications, Alvotech shall notify Alvogen within twenty-hour (24) hours of such failure and the nature thereof and comply with all provisions of this Agreement relating to defective Product. Alvotech shall consult with Alvogen in an effort to arrive at an acceptable procedure for taking appropriate action, pursuant to Section 7.8, in response to such failure.

Section 5.15 Product Pricing and Promotion; Agency Contacts. Alvogen shall be solely responsible for controlling, and Alvogen shall be entitled to control, exercising its discretion, the advertising, marketing, promotion, sales prices and pricing, promotional and marketing strategies and terms of sale for each Product in the Alvogen Territories. Alvotech shall be the contact for review and discussion of all Product Documentation for the Products with the applicable Governmental Authorities in each of the Alvogen Territories. The Parties acknowledge and agree that neither Party is currently manufacturing or selling any Product or a Competing Product and, but for the collaboration provided for herein, the Products might not be developed by any Party.

Section 5.16 Sales and Marketing; Right to remove a Product

(a) During the Product Term for each Product with respect to each Alvogen Territory in which Alvotech has received Regulatory Approval with respect to such Product, Alvogen shall, directly or indirectly through a subsidiary (including through a Distributor, as and to the extent permitted by Section 5.17(a)(ii)), use commercially reasonable efforts to market, promote, sell and distribute such Product in such Alvogen Territory. All such costs to market, promote, sell and distribute a Product in a Territory (“Sales and Marketing Costs”) shall be paid by Alvogen. For purposes of this Section 5.16, “commercially reasonable efforts” with respect to marketing, promoting, selling and distributing any Product means, at a minimum, efforts (including (a) sales representatives and/or medical science liaisons and (b) Product Documentation) comparable to (and no less than) those that Alvogen would use for any other product owned by Alvogen with similar potential commercial value and market potential to such Product.

(b) In the event that the sale price for a unit of any Product that is achievable by Alvogen in any particular Territory is less than an amount equal to one hundred and forty percent (140%) of the applicable Manufacturing Cost, Alvogen shall promptly notify Alvotech in writing (and provide reasonable documentation related thereto) and either Party may, following receipt of such notice and notwithstanding anything in this Agreement to the contrary, on written notice to the other Party remove such Product from the scope of this Agreement in relation to such Territory, in which case: (i) Alvotech shall not be required to supply such Product to Alvogen on an exclusive basis in such Territory, (ii) Alvotech’s obligations to provide Alvogen with its total requirements for such Product in such Territory as set forth in Section 5.1 shall terminate, (iii) Alvogen may market, license, commercialize or sell any Competing Product in such Territory (whether such Competing Product was purchased from a Third Party, developed by Alvogen or otherwise) and (iv) the prohibition set forth in Section 5.17 with respect to the sale by Alvogen of any Product for or to any Third Party for sale in such Territory shall terminate.

(c) In the event that the sale price potentially achievable for a unit of any Product by Alvogen in any Territory that has been subject to the procedure in Section 5.16(b) increases so that is greater than, or equal to, an amount equal to one hundred and forty percent (140%) of the applicable Manufacturing Cost, the Parties shall, each acting reasonably and in good faith, discuss whether, and on what terms, such Product may again be marketed, licensed, commercialized or sold by Alvogen in such Territory.

Section 5.17 Restrictions on Sales and Marketing.

(a) During the applicable Product Term, except as specifically authorized under this Agreement:

(i) Alvotech shall not (A) sell or market any Product except (1) to Alvogen in accordance with this Agreement for further sale or distribution in the Alvogen Territories, (2) to a Distributor, provided that such Distributor expressly agrees in writing not to sell such Product in the Alvogen Territories and to sell such Product only in a jurisdiction (or jurisdictions) outside the Alvogen Territories; provided, that Alvotech covenants and agrees to take all actions (including litigation) reasonably necessary to enforce such agreements with respect to each such Distributor, or (3) to any other Third Party, provided that no Product is delivered to such Third Party in any of the Alvogen Territories and Alvotech has a reasonable expectation that such Third Party will not sell such Product in the Alvogen Territories and will sell such Product only in a jurisdiction (or jurisdictions) outside the Alvogen Territories, or (B) otherwise directly or indirectly sell, market or commercialize any Product in any of the Alvogen Territories (it being acknowledged and agreed that any general marketing activities taken by or on behalf of Alvotech in a jurisdiction outside the Alvogen Territories that are not directed at the sale, marketing or commercialization of a Product in any Alvogen Territory and are not otherwise taken to circumvent the restrictions set forth in this Section 5.17(a)(i) (e.g., the broadcasting of a television advertisement on a station whose primary market is located outside the Alvogen Territories but whose signal can also be received in a Territory) shall not be deemed a breach of clause (B) of this Section 5.17(a)(i)); and

(ii) Alvogen shall not (A) sell any Product except (1) either directly or to a Distributor for resale on Alvogen’s behalf in accordance with this Agreement and subject to the obligations of Alvogen hereunder, provided that such Distributor expressly agrees in writing not to sell such Product outside the Alvogen Territories and to sell such Product only in a jurisdiction (or jurisdictions) within the Alvogen Territories; provided, further, that Alvogen covenants and agrees to take all actions (including litigation) reasonably necessary to enforce such agreements with respect to each such Distributor or (2) to any other Third Party, provided that no Product is delivered to such Third Party outside any of the Alvogen Territories and Alvogen has a reasonable expectation that such Third Party will not sell such Product outside the Alvogen Territories and will sell such Product only in a jurisdiction (or jurisdictions) inside the Alvogen Territories, or (B) otherwise directly or indirectly sell, market or commercialize any Product outside the Alvogen Territories (it being acknowledged and agreed that any general marketing activities taken by or on behalf of Alvogen in an Alvogen Territory that are not directed at the sale, marketing or commercialization of a Product outside any Alvogen Territory and are not otherwise taken to circumvent the restrictions set forth in this Section 5.17(a)(ii) (e.g., the broadcasting of a television advertisement on a station whose primary market is located in an Alvogen Territory but whose signal can also be received outside an Alvogen Territory) shall not be deemed a breach of clause (B) of this Section 5.17(a)(ii)).

(b) Notwithstanding the foregoing, nothing herein shall prevent or otherwise interfere with Alvogen (or any authorized Distributor or Third Party) from responding to or otherwise complying with a request of any customer to purchase Product outside of any of such Party’s Territories, in accordance with the EU’s “passive sale” rule or any successor Applicable Law then in existence during the Product Term.

(c) Each Party shall be responsible and liable for the performance of each of its Distributors hereunder and for compliance of such Distributor with such Party’s obligations hereunder with respect to the promotion, marketing, advertisement, sale and distribution of the Products. The Parties acknowledge and agree, for the avoidance of doubt, that a Party’s sale of Product to a Distributor for resale thereby on such Party’s behalf (or other use of a Distributor) shall not in any way relieve such Party of any of its obligations hereunder.

ARTICLE 6

INTELLECTUAL PROPERTY OWNERSHIP AND LICENSES

Section 6.1 Product Trademarks.

(a) The Parties agree that each Product shall be sold in the Alvogen Territories under the Alvogen Marks. As between the Parties, Alvogen shall own all right, title and interest in and to the Alvogen Marks in all Territories, and shall make all decisions with respect to clearing and registering the Alvogen Marks. Alvotech shall use commercially reasonable efforts to seek and obtain registration and other required approvals from the applicable Governmental Authorities and Regulatory Agencies in the Territories for all Alvogen Marks. If Alvotech reasonably determines that an Alvogen Mark cannot or is unlikely to be accepted for, or receives a bona fide challenge to, registration or other required approval from an applicable Governmental Authority or Regulatory Agency in a Territory, then Alvotech may abandon any application and/or choose to use (and attempt to so register) an alternative trade mark under which the Products shall be sold in such Territory (the “Product Mark”), subject to the approval of such Product Mark by Alvogen (which shall not be unreasonably withheld, delayed or conditioned). All out-of-pocket fees and costs relating to creating (including, at Alvotech’s sole discretion, engaging a Third Party to generate a list of potential brands), clearing, filing of applications for, and the prosecution and maintenance of, the Product Marks (including all reasonable out-of-pocket fees and costs incurred by Alvotech pursuant to actions taken by Alvotech in accordance with the immediately following sentence) shall be paid by Alvogen (or, if applicable, reimbursed to Alvotech). As between the Parties, Alvogen shall make all decisions with respect to clearing and registering the Product Marks. Alvotech shall not, at any time, adopt, use or register with a Governmental Authority or Regulatory Agency any trademark or service mark that is comprised of (in part or in whole), derived from, similar to, a colorable imitation of, combined with or likely to be confused with, any Alvogen Mark or Product Mark, without the prior written consent of Alvogen. Alvotech may not use a variation of an Alvogen Mark or a Product Mark unless Alvogen pre-approves any such variation in writing. No Party may use any Product Mark, or any colorable imitation thereof, in the corporate or any entity name or as an assumed or fictitious name or trade name for such Party or any Affiliate thereof without the other Parties’ prior written consent.

Section 6.2 License to Alvogen Marks

Subject to the terms and conditions of this Agreement, Alvogen hereby grants to Alvotech a limited, revocable, non-exclusive, royalty free, non-transferable licence (without the right to sublicense) to use the Alvogen Marks and the Product Marks during the Product Terms solely for the purposes of packaging, labeling and branding the Products to be supplied to Alvogen in accordance with the Packaging Specifications. Alvotech acknowledges and agrees that Alvogen is the sole and exclusive owner of all right, title and interest in and to the Alvogen Marks and the Product Marks. All goodwill associated with the Alvogen Marks and the Product Marks shall inure to the benefit of Alvogen.

Section 6.3 Conditions and Requirements of Trademark Licenses. The following provisions shall be applicable with respect to the Alvogen Marks and the Product Marks.

(a) Alvotech agrees that, if directed in writing by Alvogen, each usage of the Alvogen Marks or the Product Marks licensed under this Agreement shall be followed by either the ®, the TM Trademark Notice symbol or by an alternative symbol and otherwise in accordance with any trademark usage guidelines provided in writing to Alvotech. In addition, Alvotech shall not remove any Trademark Notice symbol from any materials containing the same received from Alvogen or any of its Affiliates.

(b) Alvotech agrees that it may only use the Alvogen Marks or the Product Marks in connection with, or to otherwise designate, the applicable Product as manufactured (or to be manufactured) pursuant to the terms of this Agreement, including Section 5.3 hereof, and only in the Alvogen Territories. Alvotech further acknowledges that the Products manufactured for, and delivered to Alvogen pursuant to the terms of this Agreement must be of sufficiently high quality in accordance with the quality standards set forth in Section 5.3 as to protect the goodwill of the business symbolized by the Alvogen Marks or the Product Marks. In order to preserve the value of the goodwill associated with the Alvogen Marks or the Product Marks, Alvotech agrees that (i) the quality controls and standards set forth in Section 5.3 (the “Quality Standards”) shall be strictly adhered to by Alvotech, and (ii) it shall conduct appropriate quality control activities to ensure the foregoing.

(c) So that Alvogen may assure itself of the maintenance of the Quality Standards and compliance with subsections (a) or (b) above, upon Alvogen’s written request from time to time, Alvotech shall provide Alvogen (and its representatives) with such records and information related to the Quality Standards as may be reasonably requested by Alvogen.

(d) Without the prior written consent of Alvogen, Alvotech shall not use the Alvogen Marks or the Product Marks (or a colorable imitation of an Alvogen Mark or a Product Mark) as part of an internet domain name or as part of an account name or user name in any social media (including Facebook, Google+, Twitter and LinkedIn).

(e) The license set forth in Section 6.2 as to each Alvogen Mark and Product Mark shall commence upon the commencement of the applicable Product Term and shall continue during the applicable Product Term unless terminated by Alvogen upon sixty (60) days’ prior written notice to Alvotech if Alvotech or any of its sub-licensees has committed a material breach of Section 6.2 or this Section 6.3 (with the specific nature of such breach being identified in such notice) and such breach is not cured within such sixty (60) day period or, if not curable, Alvotech and/or such applicable sub-licensee has not, within such sixty (60) day period, taken remedial steps (outlined in writing to Alvogen) which can be reasonably expected to prevent the recurrence of such breach in the future.

Section 6.4 Alvotech Intellectual Property. As between Alvotech and Alvogen, Alvotech shall own and retain ownership of all right, title and interest in and to the Alvotech Intellectual Property, whether pre-existing or developed by Alvotech in connection with this Agreement. At Alvotech’s sole discretion, it may seek and obtain intellectual property registration and other intellectual property protection in its own name from applicable Governmental Authorities or Regulatory Agencies, including through the filing, prosecution and maintenance of patent application(s) with respect to the Alvotech Intellectual Property. In addition, Alvotech may, in its sole discretion elect to abandon any filing so made. Alvotech will keep Alvogen apprised as to the prosecution of any such applications. Without limiting or otherwise affecting the provisions of Section 2.8(b), Alvotech hereby grants to Alvogen a worldwide, irrevocable, royalty-free, non-transferable (except as part of a permitted assignment of this Agreement pursuant to Section 14.7) non-exclusive license (with the right to sublicense as provided herein) to use, manufacture, have manufactured, practice, sell and have sold, distribute and otherwise exploit, solely in connection with Alvogen’s business, any Alvotech Intellectual Property developed by Alvotech in performing its obligations under any Research Plan (the “Agreement IP”); provided, that such license shall terminate with respect to any Agreement IP relating only to a particular Product if, at any time, such Product is no longer considered a Product hereunder by reason of Alvogen’s exercise of the Replacement Product Option with respect to such Product. Alvotech will in good faith provide Alvogen with such materials and documentation reasonably necessary to allow Alvogen to understand and use the Agreement IP subject to the foregoing license. Alvogen shall be responsible for its sub- licensees’ compliance with the terms and conditions of this license to the Agreement IP as set forth in this Section 6.4. Without limiting the generality of the foregoing, all sublicenses of Alvogen’s rights under this Section 6.4 must be pursuant to a written agreement (a copy of each of which Alvogen shall provide to Alvotech) that is consistent with, and does not expand the terms of, this Section 6.4

Section 6.5 Intellectual Property Steering Committee.

(a) The Parties may, on mutual agreement, establish an intellectual property steering committee (the “IP Steering Committee”). If established, the IP Steering Committee shall (i) review, comment on and, subject to Section 6.5(c), Section 6.5(d) and Section 6.5(e), agree upon the IP Strategy, and (ii) serve as a forum for discussion of matters relating to the IP Strategy, including each Party’s ideas and tactics with respect to the IP Strategy. If the IP Steering Committee has not been established, the Parties shall agree, each acting reasonably and in good faith, and subject to Section 6.5(c), Section 6.5(d) and Section 6.5(e), the IP Strategy. Alvogen shall appoint one (1) representative of Alvogen to serve on the IP Steering Committee and Alvotech shall appoint one (1) representative of Alvotech to serve on the IP Steering Committee. Alvotech shall be permitted to appoint one of its representatives serving on the IP Steering Committee as chairman (the “IP Chairman”). The IP Chairman shall not have any more votes than any other member serving on the IP Steering Committee. Each individual appointed by a Party to serve on the IP Steering Committee shall be an individual of suitable authority and seniority who has significant experience or expertise in biopharmaceutical research, development, commercialization or marketing. A reasonable number of representatives of each Party (including counsel), who shall not be members of the IP Steering Committee, may attend meetings of the IP Steering Committee in the sole discretion of such Party.

(b) The IP Steering Committee, once established, shall meet from time to time at such times and locations, as selected by the IP Chairman or as the members of the IP Steering Committee shall mutually agree, following the Effective Date until the termination of this Agreement. The IP Steering Committee may meet by phone, videoconference or in-person based upon the mutual agreement of the members thereof. Meetings shall only be effective if the representatives of both Parties are present or participating in the meeting. The IP Steering Committee shall attempt to take all actions by reaching unanimity, and only actions undertaken and decisions reached unanimously shall be effective. Meetings of the IP Steering Committee shall be presided over by the IP Chairman. The IP Chairman may appoint any Person to act as secretary of a meeting.

(c) Provided that the IP Steering Committee has been established pursuant to Section 6.5(a), following the Effective Date and from time to time thereafter, either of the Parties may present to the IP Steering Committee the proposed IP Strategy and any proposed amendments thereto, and the non-proposing Party may propose changes to such proposed IP Strategy (or proposed amendments). If the members of the IP Steering Committee are unable to reach unanimity with respect to the IP Strategy or any amendment thereto after a period of ten (10) days following the initial presentation of the IP Strategy or any amendment thereto to the IP Steering Committee (or such other period of time as the IP Steering Committee unanimously agrees), then either Party may provide written notice thereof to the General Counsel of each Party. If the IP Steering Committee has not been established, following the Effective Date and from time to time thereafter, either of the Parties may present to the other the proposed IP Strategy and any proposed amendments thereto, and the non-proposing Party may propose changes to such proposed IP Strategy (or proposed amendments). If the Parties are unable to agree on the IP Strategy or any amendment thereto after a period of ten (10) days following the initial presentation of the IP Strategy or any amendment thereto to the non-proposing Party (or such other period of time as the Parties agree), then either Party may provide written notice thereof to the General Counsel of each Party.

(d) Promptly after a reference pursuant to Section 6.5(c), the General Counsels of each Party shall discuss the proposed IP Strategy or proposed amendment thereto in person or telephonically and use their good faith efforts to reach agreement with respect thereto within thirty (30) days following receipt of notice thereof from any Party. If the General Counsels are unable to reach agreement within such thirty (30) day period, then the General Counsel of Alvotech shall make the relevant determination in respect of matters relating to the Alvotech Intellectual Property and the General Counsel of Alvogen shall make the relevant determination in respect of matters relating to the Alvogen Marks or the Product Marks, in each case, in such officer’s reasonable discretion exercised in good faith, whereupon the IP Strategy, as amended, if at all, pursuant to the decision of the relevant General Counsel exercised in good faith, shall be the “IP Strategy” for purposes of this Agreement.

(e) Notwithstanding Section 6.5(c) and Section 6.5(d), if:

(i) Alvotech determines in good faith that, as a result of an urgent matter, imminent threat or other matter requiring immediate attention in respect of the Alvotech Intellectual Property, an amendment or other modification to the IP Strategy is necessary, then Alvotech may make such amendment or other modification by written notice thereof to Alvogen, whereupon the IP Strategy as so amended or otherwise modified as specified in such written notice shall be the IP Strategy for purposes of this Agreement; or

(ii) Alvogen determines in good faith that, as a result of an urgent matter, imminent threat or other matter requiring immediate attention in respect of the Alvogen Marks or the Product Marks, an amendment or other modification to the IP Strategy is necessary, then Alvogen may make such amendment or other modification by written notice thereof to Alvotech, whereupon the IP Strategy as so amended or otherwise modified as specified in such written notice shall be the IP Strategy for purposes of this Agreement.

(f) If established, the relevant Party shall provide the IP Steering Committee with regular updates with respect to changes or developments that will affect the IP Strategy and contemplated changes to the IP Strategy and the IP Steering Committee shall provide the Executive Steering Committee with regular updates with respect to (i) all IP Actions and (ii) changes or developments that will affect the IP Strategy and contemplated changes to the IP Strategy.

(g) Each Party shall be responsible for the expenses of the participation of its representative(s) in the IP Steering Committee, including travel costs. To the extent practicable, each Party and the IP Steering Committee shall take such actions as shall be reasonably necessary to establish and preserve all applicable privileges, including the attorney-client privilege, with respect to matters considered by the IP Steering Committee and the information presented thereto.

Section 6.6 Intellectual Property Proceedings.

(a) In the event that the Controlling Party determines that it is necessary or desirable to commence any Action in any Territory relating to the Intellectual Property of any Third Party to enable or support the Business Activities, other than as covered by the terms of Section 6.10 (an “Offensive Action”), then the Controlling Party shall provide the other Party and, if applicable, the IP Steering Committee with notice of such determination along with the timeline for the commencement of such Action. No sooner than five (5) Business Days following delivery of such notice, the Controlling Party may (x) commence such Action on behalf of each of the Parties, using counsel of its own choosing, or (y) consent to the other Party commencing such Action on behalf of each of the Parties, using counsel of its own choosing. Without derogating from this Section 6.6(a), if required by Applicable Law or to the extent that the Controlling Party does not have standing to commence such Action in its own name, the other Party shall permit, and shall take all actions reasonably necessary to enable the Controlling Party to commence such Action in either or both of their respective names, including by being joined as necessary parties to such Action.

(b) In the event that any Third Party commences any Action relating to any Intellectual Property of such Third Party against any Party or any of such Party’s Affiliates that will affect any of the Business Activities (a “Third Party Action”), the Party against whom such Action is commenced shall provide the other Party with prompt written notice thereof. Following the giving or receipt of such notice, as applicable, the Controlling Party shall determine the appropriate course of action, including either (x) assuming and controlling the defense of such Action with respect to each of the Parties, using counsel of its own choosing, or (y) consenting to the other Party’s assumption and control of the defense of such Action with respect to each of the Parties, using counsel of its own choosing. To the extent that the other Party’s assumption and control of the defense of any Third Party Action is expressly contemplated by the IP Strategy, then the Controlling Party shall be deemed to have consented to the Other Party’s assumption and control of the defense of such Third Party Action. Except with the Controlling Party’s prior written consent or as expressly contemplated by the IP Strategy, the other Party may not assume and control the defense of any Third Party Action; provided, that if the Controlling Party does not assume and control the defense of any Third Party Action commenced against the other Party, then the other Party may assume and control the defense of such Action solely with respect to itself, using counsel of its own choosing.

(c) The other Party shall provide all cooperation and assistance reasonably requested by the Controlling Party, including (i) notifying the Controlling Party of the existence of relevant facts applicable thereto and providing documents (including technical documentation and documentary evidence) related to the applicable Product and its development, any known prior art or as otherwise requested by the Controlling Party, (ii) allowing inspection, whether court-ordered or otherwise, of any facility owned, operated or controlled by Alvotech or its Affiliates, (i) providing witnesses who will assist in the preparation of evidence, provide written evidence, appear as witnesses in court and assist in other ways that the Controlling Party reasonably requests, (ii) identifying relevant experts to act as expert witnesses and (v) identifying and describing any Intellectual Property or know how that Alvotech has incorporated into a Product or into the processes to manufacture a Product (clauses (i) through (v) collectively, “IP Litigation Assistance”). The Controlling Party shall keep the other Party, such Party’s counsel and, if applicable, the IP Steering Committee reasonably informed of the status and progress of any IP Actions (including providing such documentation and information as may be reasonably requested). The costs and expenses of keeping counsel retained by a Party (other than the Controlling Party) reasonably informed of the status and progress of any IP Actions shall be paid by such retaining Party. The Controlling Party shall consider in good faith all comments provided by the other Party and such other Party’s counsel with respect to any IP Action and, to the extent permitted by Applicable Law, each other such Party and such other Party’s counsel shall be permitted to attend (but not participate in) any proceeding with respect to any IP Action. Each Party shall be responsible for its own internal costs relating to IP Litigation Assistance (e.g., compensation of such Party’s employees for time devoted to any IP Litigation Assistance) and such internal costs shall not be considered IP Litigation Costs of such Party, but any out-of-pocket costs (e.g., travel expenses) of any Party relating to IP Litigation Assistance shall be considered IP Litigation Costs of such Party, and the Controlling Party shall reimburse the other Party for any such IP Litigation Costs relating to IP Litigation Assistance.

(d) The Controlling Party may settle, compromise or consent to any judgment with respect to any IP Action without the prior written consent of the other Party on five (5) Business Days’ notice to the other Party (together with a complete copy of such proposed settlement, compromise, consent or judgment and such other documents as that other Party may reasonably request); provided, that if (i) prior to the expiration of such five (5) Business Day period, the other Party determines, and advises the Controlling Party of such determination in writing, that such settlement, compromise or consent to judgment would materially and adversely impact that other Party or any of its Affiliates, (ii) such settlement, compromise or consent to judgment would obtain any material non-monetary relief from the other Party or (iii) such settlement, compromise or consent to judgment does not release the other Party from all liability with respect to such IP Action other than the liability expressly contemplated by such settlement, compromise or consent to judgment, then the Controlling Party shall not settle, compromise or consent to any judgment with respect to such IP Action without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned). The Party that is not the Controlling Party may not settle, compromise or consent to any judgment with respect to any IP Action.

(e) Except as set forth in Section 6.6(c), Section 6.7 and Section 6.10, the Controlling Party shall pay all IP Litigation Costs incurred by the Controlling Party resulting from, arising out of or relating to any IP Action.

(f) If the settling, satisfaction or judgment with respect to any IP Action relating to any Alvogen Territory requires payment by Alvotech or Alvogen to any Third Party of any IP Settlement Costs, then the Controlling Party shall be responsible for paying directly, or reimbursing the other Party, as applicable, for such IP Settlement Costs.

Section 6.7 Manufacturing Process.

(a) Alvotech warrants, covenants and agrees that the processes used by Alvotech to manufacture and produce the Products pursuant to this Agreement shall not, to Alvotech’s Knowledge, infringe the intellectual property rights of any Third Party (other than the intellectual property rights of any Third Party of which Alvotech is not aware, and could not, with reasonable diligence, have been aware, a reasonably sufficient amount of time prior to the launch of the applicable Product as contemplated by the IP Strategy) in any of the Territories or in any jurisdiction in which any Product is manufactured; provided, that the foregoing warranty, covenant and agreement is not made with respect to any process used by Alvotech, the use of which is expressly contemplated by the IP Strategy (which, for clarity, shall be on a patent-by-patent basis).

Section 6.8 Alvogen Credit

(a) To the extent that Alvogen incurs or pays any IP Litigation Costs in connection with any IP Action relating to the Alvotech Intellectual Property in which it is the Controlling Party, Alvogen shall receive a credit against any and all amounts to be paid by Alvogen to Alvotech pursuant to Section 4.1(b) in an amount equal to one hundred percent (100%) of such IP Litigation Costs. To the extent that Alvogen applies any such credit against any amount paid or to be paid by Alvogen to Alvotech pursuant to Section 4.1(b) (the amount of such credit, the “Applied Credit”), the credit received by Alvogen with respect to the Product to which the action giving rise to the applicable IP Litigation Costs relates shall be increased by an amount equal to fifty percent (50%) of the Applied Credit. For the avoidance of doubt, Alvogen shall be deemed to have applied a credit to the extent that Alvogen reduces any amount otherwise payable by Alvogen to Alvotech by reducing such credit rather than making such payment in cash. Within ninety (90) days after the end of each calendar year in which Alvogen receives a credit pursuant to this Section 6.8(a) (the “Credit Year”), Alvotech shall reimburse Alovgen for any amounts for which it received a credit during the Credit Year, but which have not been applied pursuant to Section 4.1(b) prior to the date of such reimbursement (i.e., for the unapplied credit of Alvogen with respect to the Credit Year), and any unapplied credit of Alvogen with respect to the Credit Year shall be eliminated.

By way of example: Product A is involved in an IP Action in relation to the Alvotech Intellectual Property in which Alvogen is the Controlling Party and incurs $6,000,000 of IP Litigation Costs in 2020. As a result, Alvogen is entitled to a credit of $6,000,000 against amounts due from Alvogen to Alvotech pursuant to Section 4.1(b). If prior to March 31, 2021, Alvogen applies $2,000,000 of such credit against such amounts due from Alvogen to Alovtech, then the credit to which Alvogen is entitled pursuant to Section 6.8(a) with respect to 2020 shall be reduced to $4,000,000. Assuming Alvogen does not apply any more of such credit prior to March 31, 2021, then Alvotech shall reimburse Alvogen for $4,000,000 of IP Litigation Costs on March 31, 2021 and the credit to which Alvogen is entitled pursuant to Section 6.8(a) shall be reduced to zero (0).

Section 6.9 Reimbursement Requirements. To the extent that any Party would be required pursuant to this Article VI to reimburse any other Party (for any costs or expenses incurred by such other Party (or to otherwise pay any costs or expenses incurred by any other Party) with respect to any IP Action, such obligation shall be subject to submission by such other Party of reasonable documentation with respect thereto. To the extent that Alvogen would be entitled to receive a credit pursuant to this Article VI for any costs or expenses incurred by Alvogen with respect to any IP Action, such entitlement shall be subject to submission by Alovgen to Alvotech of reasonable documentation with respect thereto. To the extent that either Party would be entitled to be reimbursed for, or otherwise have paid, or Alvogen to receive a credit for, any costs or expenses incurred by that Party, such costs and expenses shall only be reimbursed, credited or paid to the extent reasonably incurred by that Party as determined in good faith by the other Party taking into account the commercial potential of the applicable Product in the applicable Territory. Unless otherwise provided in this Article VI, any payments in connection with indemnification or reimbursement required by this Article VI shall be made on a quarterly basis during the course of the IP Action.

Section 6.10 Disputes Relating to Intellectual Property – Claims Brought Against Third Parties By Alvotech or Alvogen.

(a) Each Party shall promptly give the other Party written notice (each, an “IP Assertion Notice”) of any actual or suspected infringements, misappropriations or other violations by a Third Party of the Alvogen Marks, the Product Marks or the Alvotech Intellectual Property (“Infringing Activity”) that come to such Party’s or any of its Affiliates’ attention, as well as the identity of such Third Party and any evidence of such Infringing Activity within such Party’s or any of its Affiliates’ custody or control that such Party or any of its Affiliates are reasonably able to provide.

(b) If the Infringing Activity involves the Alvogen Marks or the Product Marks, Alvogen shall have the first right, but not the obligation, at Alvogen’s sole cost and expense, to take any action in response to such Infringing Activity and/or to enter into or permit the settlement of any litigation or other enforcement action (collectively, “Infringement Actions”); provided, that Alvogen shall provide prompt written notice of any Infringement Action to Alvotech, permit Alvotech to review and comment on such Infringement Action and give reasonable consideration to any comments made by Alvotech in relation to such Infringement Action; provided, further, that Alvogen may not enter into any settlement or consent to any judgment with respect to such Infringement Action without Alvotech’s prior written consent if the entry into such settlement or the consent to such judgment would diminish or otherwise adversely impact Alvotech’s rights or reduce Alvogen’s obligations under this Agreement. If required by Applicable Law and to the extent Alvogen does not have standing, Alvotech shall permit, and shall take all actions reasonably necessary to enable, an Infringement Action to be brought in its name, including being joined as a necessary party, at Alvogen’s sole cost and expense. Alvogen shall reimburse Alvotech for all reasonable expenses incurred by Alvogen pursuant to its obligations under the preceding sentence.

(c) If Alvogen does not institute an Infringement Action against the Infringing Activity involving the Alvogen Marks or the Product Marks within three (3) months from the date of the IP Assertion Notice, Alvotech shall have the right, but not the obligation, at Alvotech’s sole cost and expense, to bring the Infringement Action; provided, that Alvotech shall provide prompt written notice of any Infringement Action to Alvogen, permit Alvogen (subject to Alvogen signing a reasonable confidentiality agreement prepared by Alvotech) to review and comment on such Infringement Action and give reasonable consideration to any comments made by Alvogen in relation to such Infringement Action. If required by Applicable Law and to the extent Alvotech does not have standing, Alvogen shall permit, and shall take all actions reasonably necessary to enable, an Infringement Action to be brought in its name, including being joined as a necessary party, at Alvotech’s sole cost and expense. Alvotech shall reimburse Alvogen for all reasonable expenses incurred by Alvogen pursuant to its obligations under the preceding sentence. Alvotech may not enter into any settlement or consent to any judgment with respect to such Infringement Action without the prior written consent of Alvogen (which consent will not be unreasonably withheld, delayed or conditioned).

(d) If the Infringing Activity involves the Alvotech Intellectual Property, Alvotech shall have the first right, but not the obligation, at Alvotech’s sole cost and expense, to bring an Infringement Action; provided, that Alvotech shall provide prompt written notice of any Infringement Action to Alvogen, permit Alvogen (subject to Alvogen signing a reasonable confidentiality agreement prepared by Alvotech) to review and comment on such Infringement Action and give reasonable consideration to any comments made by Alvogen in relation to such Infringement Action. If required by Applicable Law and to the extent Alvotech does not have standing, Alvogen shall permit, and shall take all actions reasonably necessary to enable, an Infringement Action to be brought in its name, including being joined as a necessary party, at Alvotech’s sole cost and expense. Alvotech shall reimburse Alvogen for all reasonable expenses incurred by Alvogen pursuant to its obligations under the preceding sentence. Alvotech may settle, compromise or consent to any judgment with respect to such Infringement Action without the prior written consent of Alvogen on five (5) Business Days’ notice to Alvogen; provided, that if, prior to the expiration of such five (5) Business Day period, Alvogen determines, and advises Alvotech of such determination in writing, that such settlement, compromise or consent to judgment would materially and adversely impact Alvogen or any of its Affiliates, or would diminish or otherwise adversely impact Alvogen’s rights or reduce Alvotech’s obligations under this Agreement, then Alvotech shall not settle, compromise or consent to any judgment with respect to such Infringement Action without the prior written consent of Alvogen (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) If Alvotech does not institute an Infringement Action against the Infringing Activity involving the Alvotech Intellectual Property within three (3) months from the date of the IP Assertion Notice, Alvogen shall have the right, but not the obligation, at Alvogen’s sole cost and expense, to bring the Infringement Action; provided, that Alvogen shall provide prompt written notice of any Infringement Action to Alvotech, permit Alvotech (subject to Alvotech signing a reasonable confidentiality agreement prepared by Alvogen) to review and comment on such Infringement Action and give reasonable consideration to any comments made by Alvotech in relation to such Infringement Action. If required by Applicable Law and to the extent Alvogen does not have standing, Alvotech shall permit an Infringement Action to be brought in its name, including being joined as a necessary party, at Alvogen’s sole cost and expense. Alvogen shall reimburse Alvotech for all reasonable expenses incurred by Alvotech pursuant to its obligations under the preceding sentence. Alvogen may not enter into any settlement or consent to any judgment with respect to such Infringement Action without the prior written consent of Alvotech (which consent will not be unreasonably withheld, delayed or conditioned).

(f) In any Infringement Action instituted by either Alvotech or Alvogen to enforce the Alvogen Marks, the Product Marks or the Alvotech Intellectual Property as provided herein, the other Party shall, at the reasonable request of the Party initiating such Infringement Action, cooperate and provide reasonable assistance to the Party prosecuting the Infringement Action. To the extent that the cooperation or assistance requested results in external costs being incurred by a Party, then the requesting Party shall be responsible for the payment of all reasonably incurred external expenses.

Section 6.11 Recovered Amounts. Any monetary damages, court-ordered third party costs, settlements, royalties or other recovery payable by any Third Party resulting from, arising out of or relating to any Infringement Action or any IP Action (“Recovered Amounts”) shall be distributed as follows:

(a) First, to reimburse the Party controlling the Infringement Action or IP Action for any IP Litigation Costs incurred by such Party in connection therewith, to the extent such Party has not been previously reimbursed therefor by application of any credit hereunder or otherwise;

(b) Second, to reimburse the Parties for any IP Litigation Costs incurred by the Parties in connection with any other IP Infringement Actions or IP Actions, to the extent not previously reimbursed by application of any credit hereunder or otherwise, on a pro rata basis among the Parties based upon the respective aggregate IP Litigation Costs incurred thereby and not previously reimbursed; and

(c) Thereafter, fifty percent (50%) to Alvotech and fifty percent (50%) to Alvogen.

The amount of any credits to which Alvogen is entitled pursuant to Section 6.8(a) shall be appropriately adjusted to reflect the application of any Recovered Amounts.

Section 6.12 Confidentiality of Actions. To the extent reasonably possible and permitted by Applicable Law and determined desirable by the IP Strategy, each of the Parties shall take all steps necessary to maintain as confidential, and to not publish or otherwise disclose, the existence and the substance of any IP Action or Infringement Action, and the existence and terms of any settlement or any judgment, award, decree or determination, or consent to any of the foregoing, relating to any Infringement Action.

Section 6.13 Article XIII Not Applicable. Article XIII shall not apply to the extent its application would be inconsistent with this Article VI.

ARTICLE 7

FORECASTS AND ORDERS

Section 7.1 Forecasts and Orders. At least seven (7) months prior to the expected receipt of a Regulatory Approval with respect to a Product in a Territory, Alvogen shall provide to Alvotech a twenty-four (24) month forecast of its requirements for such Product (each such forecast, an “Initial Forecast”). Thereafter, Alvogen shall, on a monthly basis, provide to Alvotech a twenty-four (24) month rolling forecast of its anticipated requirements for each Product, and, beginning on the six (6) month anniversary of the Exercise Notice Delivery Date, the quantity of such Product, if any, that a Designated Manufacturer shall manufacture pursuant to Article VIII (the “Rolling Forecast” and, together with the Initial Forecast, the “Forecasts”). As used herein, the term “Short-Term Forecast” means the first seven (7) calendar months of the most recent Forecast, the term “Fixed Requirements Month” means the first, second or third calendar month set forth in a Short-Term Forecast, the term “Variable Requirements Month” means the fourth, fifth, sixth or seventh calendar month set forth in a Short-Term Forecast, and the term “Anticipated Monthly Product Requirements” means, with respect to a given Product, the amounts set forth in the Short-Term Forecast with respect to such Product for a given calendar month. The Forecasts shall represent reasonable estimates for planning purposes only, which Alvogen shall be entitled to revise in future Forecasts, subject to the terms of this Section 7.1. Alvogen may adjust the Anticipated Monthly Product Requirements with respect to a given Product for each Variable Requirements Month set forth in each Short-Term Forecast to an amount not to exceed one hundred twenty-five percent (125%) or to be less than seventy-five percent (75%) of the Anticipated Monthly Product Requirements for such Product set forth in the Short-Term Forecast the first time that such calendar month became a Variable Requirements Month. Alvogen may not change the Anticipated Monthly Product Requirements for a calendar month once such calendar month becomes a Fixed Requirements Month. Subject to the terms of this Section 7.1, Alvogen shall purchase one hundred percent (100%) of the Anticipated Monthly Product Requirements for each Fixed Requirements Month set forth in each Short-Term Forecast less the amount, if any, of the Anticipated Monthly Product Requirements to be manufactured by a Designated Manufacturer in accordance with Article VIII (the “Obligated Purchases”).

Section 7.2 Forecast Discussions. Within ten (10) Business Days following its receipt of each Forecast, Alvotech shall notify Alvogen if it reasonably expects that it will not be able to manufacture and deliver the amount of Products set forth on such Forecast during any month listed in such Forecast. If Alvotech provides such notice, then Alvotech and Alvogen shall work in good faith to reach a mutually acceptable alternative delivery forecast.

Section 7.3 Purchase Orders. Alvogen shall submit binding purchase orders for one or more Products (each, a “Purchase Order”) to Alvotech at least ninety (90) days prior to the requested delivery date for the Products ordered pursuant to such Purchase Order; provided that any Purchase Order may cover all or any portion of Alvogen’s Obligated Purchases for each month that is a Fixed Requirements Month at the time of submission of such Purchase Order, so long as Alvogen ultimately submits Purchase Orders that in the aggregate cover all of the Obligated Purchases for each Fixed Requirements Month. Each purchase of Products pursuant to a Purchase Order shall be governed exclusively by the terms contained herein and the Quality Agreement, and none of the provisions of such Purchase Order shall be applicable to such purchase except those specifying the identity of the Product being purchased, the quantity of the Products being ordered and the requested delivery dates for such Products. In the event of a conflict between the terms and conditions of this Agreement and any Purchase Order, the terms and conditions of this Agreement shall control.

Section 7.4 Purchase Order Acceptance. Alvotech shall be deemed to have accepted each Purchase Order five (5) Business Days after receipt thereof on the terms and subject to the conditions contained therein unless Alvotech issues a written notice of rejection during such five (5) Business Day period. Alvotech may reject a Purchase Order only as follows: (a) in whole, if such Purchase Order calls for the delivery of Products less than ninety (90) days from Alvotech’s receipt of such Purchase Order or (b) if Alvogen orders quantities of Products for any calendar month in excess of twenty-five percent (25%) over those set forth in the Forecasts for such calendar month, in part, to the extent of such excess quantities; provided, however, Alvotech shall use commercially reasonable efforts to produce and deliver to Alvogen such excess quantities (subject to Section 7.5). Alvotech shall deliver Products against each Purchase Order that it has accepted pursuant to this Section 7.4 by the applicable delivery date(s) specified therein. The terms and conditions of any acknowledgment or other business form of Alvotech shall be of no force or effect other than to confirm or reject a Purchase Order in accordance with the foregoing terms.

Section 7.5 Purchase Order Changes and Cancellation.

(a) Changes. If Alvogen requests that changes be made to any of its Purchase Orders, Alvotech shall use commercially reasonable efforts to accommodate such changes within reasonable manufacturing capabilities and efficiencies. If Alvotech can reasonably accommodate such changes it will so notify Alvogen and the applicable Purchase Order shall be deemed amended to account for such requested changes. If Alvotech cannot reasonably accommodate such change, then Alvogen and Alvotech shall each nonetheless be bound to the original Purchase Orders.

(b) Cancellations. If Alvogen cancels any Purchase Order in its entirety, Alvotech shall be relieved of its manufacturing obligations relating to such Purchase Order but Alvogen will not be relieved of its payment obligation for (and Alvotech shall deliver to Alvogen) Product that Alvotech has started or completed manufacturing prior to the date of cancellation, unless Alvotech otherwise agrees in writing. Alvogen shall reimburse Alvotech for all actual out-of-pocket costs reasonably incurred by Alvotech and all losses reasonably related to unused production lines in connection with any cancelled Purchase Orders for which Alvogen has been relieved of its payment obligations as provided in this Section 7.5(b), in addition to the full amount of such Purchase Order that relates to Obligated Purchases.

Section 7.6 Inability to Manufacture; Supply Allocation.

(a) If Alvotech is unable to manufacture or supply one or more Products in the quantities or on the delivery dates specified in the applicable Purchase Order (including, for the avoidance of doubt, as a result of a Recall) other than (i) as a result of (A) a Recall for which Alvogen has been determined to be entirely at fault or (B) an event of force majeure (as defined in Section 14.1) or (ii) to the extent (and only to the extent) such Purchase Order would require Alvotech to deliver any quantity of Products in excess of the Obligated Purchases (each such inability to manufacture or supply, a “Supply Failure”), then it shall promptly notify Alvogen thereof and provide Alvogen with the underlying reason for such Supply Failure, the proposed remedial measures to be taken by Alvotech with respect to such Supply Failure and the date that such Supply Failure is expected to end, in each case, to the extent Alvotech has such information. Alvotech’s delivery of the notification required by the immediately preceding sentence shall not relieve Alvotech of any of its obligations hereunder. Alvotech shall be solely responsible for undertaking commercially reasonable efforts to remediate each Supply Failure and to minimize any possible shortage of Product to Alvogen as a result of such Supply Failure. If Alvotech cannot undertake such measures promptly, then the Executive Steering Committee shall convene a meeting to discuss possible remedial action and to establish and implement a mutually agreed upon remediation plan.

(b) If a Supply Failure with respect to a Product (an “Impacted Product”) occurs and, as a result, Alvotech will not be able to manufacture and supply Alvogen with one hundred percent (100%) of the Obligated Purchases for each Fixed Requirements Month, then Alvogen, in its sole discretion and without limiting any other rights that Alvogen may have under this Agreement or under Applicable Law, may (i) agree to a revised delivery date, (ii) cancel some or all of its existing Purchase Orders for the Impacted Product without penalty, (iii) recover from Alvotech actual damages (including Alvogen Lost Profits) incurred by Alvogen as a result of such Supply Failure and/or (iv) purchase an amount of Competing Product with respect to the Impacted Product from a Third Party up to an amount reasonably sufficient to remedy the Supply Failure, and if Alvogen has previously exercised the

Manufacture Option with respect to the Impacted Product, then the Designated Manufacturer may manufacture the Impacted Product without limitation following the commencement of such Supply Failure and continuing until such Supply Failure ends. If a Supply Failure occurs and Alvogen elects to purchase a replacement for the Impacted Product from a Third Party in accordance with this Section 7.6(b), then Alvotech shall provide Alvogen with all information and documentation in Alvotech’s possession or control necessary for Alvogen to obtain and maintain a supply of such replacement product from a Third Party and reimburse Alvogen for all reasonable out-of-pocket costs and expenses actually incurred by Alvogen as a result thereof, along with an amount equal to the difference between (x) the price paid by Alvogen for such replacement product and (y) the price that Alvogen would have paid to Alvotech for the Impacted Product for the equivalent number of units of such replacement product. If Alvogen elects to recover actual damages in accordance with this Section 7.6(b), then Alvotech and Alvogen shall mutually determine in good faith the amount of such actual damages; provided, that if Alvotech and Alvogen are unable to mutually agree on the amount of such actual damages within thirty (30) Business Days’ following Alvotech’s receipt of Alvogen’s claim for reimbursement of its actual damages, then Alvotech shall pay any undisputed amount to Alvogen and Alvotech and Alvogen shall resolve such dispute in accordance with Section 14.4 and Section 14.5. Notwithstanding the foregoing, in no event shall the aggregate amount payable by Alvotech to Alvogen pursuant to clause (iii) of the first sentence of this Section 7.6(b) and pursuant to the third sentence of this Section 7.6(b) with respect to any single Supply Failure (regardless of its length) as to any Product exceed the applicable Supply Failure Damages Cap; provided, that the maximum aggregate amount payable by Alvotech to Alvogen upon the occurrence of a Supply Failure with respect to any Product relating to Alvogen’s first purchase order with respect to such Product shall be an amount equal to the actual damages (including Alvogen Lost Profits) incurred by Alvogen during the twelve (12) month period immediately following the commencement of such Supply Failure, assuming that Alvogen were to sell all of the units of the Products set forth in the most recent Forecast provided to Alvotech prior to the commencement of such Supply Failure for such twelve (12) month period.

(c) If a Supply Failure occurs and, as a result of such Supply Failure, Alvotech is able to deliver some, but not all, of the quantity of the Impacted Product that Alvogen ordered pursuant to the applicable Purchase Order, then Alvotech shall allocate to Alvogen units of the Impacted Product such that Alvogen shall receive not less than the same percentage of units ordered pursuant to its Purchase Order that other Alvotech customers are receiving from Alvotech pursuant to their accepted purchase orders for the Impacted Product (but in no event shall Alvotech allocate to Alvogen a percentage of the total units being delivered that represents less than the percentage of the total units ordered by all customers (including Alvogen) that Alvogen received during the twelve (12) month period preceding such Supply Failure), until Alvotech has delivered to Alvogen one hundred percent (100%) of the number of units of such Impacted Product ordered by Alvogen pursuant to the applicable Purchase Order.

(d) If a Supply Failure occurs with respect to a Product and continues for more than twelve (12) months, then Alvogen shall be entitled to obtain approval of the FDA (and any other Regulatory Agency) for Alvogen or a Third Party to manufacture such Product to the extent that Alvogen or such Third Party has not already obtained such approval in connection with Alvogen’s exercise of the Manufacture Option in accordance with Article VIII, and, following receipt of such approval, manufacture any or all of its requirements for such Product itself, or purchase any or all of its requirements for such Product from such Third Party, as applicable, notwithstanding anything to the contrary contained herein. In connection therewith, Alvotech shall provide such assistance and grant a license to all rights in any intangible property, to Alvogen or such Third Party, as applicable, to the extent necessary for Alvogen or such Third Party to obtain such approval and to manufacture such Product and to the extent that Alvogen or such Third Party has not already received a license thereto in connection with Alvogen’s exercise of the Manufacture Option in accordance with Article VIII.

Section 7.7 Delivery. Alvotech shall deliver all Products to the location(s) specified by Alvogen, in accordance with the delivery schedule included in the applicable Purchase Order, at which point title to and risk of loss over the Products shall pass to Alvogen, including the control of ultimate destination and shipping. Alvotech shall not deliver any Product to Alvogen under this Agreement until (a) Alvotech has released such Product pursuant to the applicable Specifications and (b)Alvogen has authorized shipment of the Product by Alvotech after its review and approval in accordance with the provisions of Section 7.8(b) of the documentation and other materials that Alvotech is required to provide to Alvogen pursuant to Section 7.8(a) and Section 7.8(b) (such date, the “Shipment Authorization Date”); provided, however, that clause (a) of this sentence shall not relieve Alvotech of its obligation pursuant to Section 7.4 to deliver Product to Alvogen by the applicable delivery date set forth in the applicable Purchase Order. Alvogen will use commercially reasonable efforts to take delivery of all Products from Alvotech as soon as practicable following the Shipment Authorization Date, but in no event later than the delivery date specified in the applicable Purchase Order. Except as otherwise set forth in this Section 7.7, all freight, handling, insurance, duties, taxes and shipping expense relating to shipping the Products from Alvotech’s manufacturing facility to the location(s) specified by Alvogen, in accordance with the delivery schedule included in the applicable Purchase Order, shall be borne by Alvotech.

Section 7.8 Inspection; Nonconforming Shipment.

(a) Certificate of Analysis and Certificate of Compliance. Upon completion of the manufacture of each batch of Product, Alvotech will provide Alvogen with a Certificate of Analysis and a Certificate of Compliance confirming that the batch was manufactured in conformity with the applicable Specifications, cGMP and all Applicable Laws.

(b) Inspection; Rejection. Alvogen shall have up to five (5) Business Days from the date of its receipt of the Certificate of Analysis and Certificate of Compliance that Alvotech is required to provide to Alvogen pursuant to Section 7.8(a) to inspect, and accept or reject, the corresponding batch as conforming or non-conforming with the applicable Product Specifications. If Alvogen reasonably believes, based upon its review of the Certificate of Analysis and Certificate of Compliance, that the applicable batch of Product does not conform with the applicable Product Specifications, Alvogen shall notify Alvotech during such five (5) Business Day period, and Alvotech will provide Alvogen with a copy of the master batch record and all other documents and records as required by the Quality Agreement and such samples of the batch and all other documents and records that Alvogen may reasonably request within two (2) Business Days of such request. Alvogen shall thereafter have an additional twenty-five (25) days to accept or reject the corresponding batch as conforming or non-conforming with the applicable Product Specifications. If Alvogen rejects the batch for failing to conform with the applicable Product Specifications, it shall promptly so notify Alvotech. If, as a result of further review and testing, Alvotech determines that the batch does conform to the applicable Product Specifications, Alvotech shall so notify Alvogen and Alvotech shall then submit samples of such batch to a mutually acceptable independent expert for testing.

(c) Testing. If such independent expert determines that the shipment conformed to the applicable Product Specifications, Alvogen shall bear all expenses of shipping to and testing by such independent expert of such shipment samples. If Alvotech or such independent expert confirms that such shipment did not meet the applicable Product Specifications, Alvotech shall replace, at no cost to Alvogen, that portion of the Product shipment that does not conform to the applicable Product Specifications, and shall bear all expenses of shipping and testing the shipment samples. Alvogen shall dispose of any nonconforming Product in its possession as directed by Alvotech, at Alvotech’s expense.

(d) Deemed Acceptance. Alvogen shall be deemed to have accepted any Product that Alvogen does not reject for failing to conform to the applicable Specifications pursuant to this Section 7.8. The acceptance or deemed acceptance by Alvogen of any Product shall not affect any of Alvogen’s other rights under this Agreement, except that, upon Alvogen’s acceptance or deemed acceptance of any Product, Alvogen shall be deemed to have waived any claims relating to any defect with respect to such Product to the extent that such defect is disclosed in the applicable Certificate of Analysis and Certificate of Compliance in a reasonably conspicuous manner.

Section 7.9 Product Defects and Returns. In the event that Alvogen receives any shipment of Products (or a portion thereof) that are not in compliance with the Packaging Specifications or are otherwise damaged or defective (other than as a result of a failure to conform to the applicable Product Specifications, in which case Alvogen’s rights with respect to such defective Product shall be as set forth in Section 7.8), Alvogen shall notify Alvotech within five (5) days following the day on which Alvogen received such Products, specifying the grounds for such rejection. Following delivery of such notice to Alvotech, Alvogen may return to Alvotech, at Alvotech’s cost and expense, any such Products and Alvotech shall, at Alvogen’s option, either credit Alvogen’s account or provide non-defective replacement Products at no cost to Alvogen.

Section 7.10 Shelf Life. All Products shipped to Alvogen shall have an original approved Product shelf life of at least twenty-four (24) months, and all Products that have an original approved Product shelf life of twenty-four (24) months shall have, at the time of delivery to Alvogen, at least sixteen (16) months of remaining approved Product shelf life. All Products shipped to Alvogen that have an original approved Product shelf life of greater than twenty-four (24) months shall have, at the time of delivery to Alvogen, a remaining approved Product shelf life of at least seventy percent (70%) of the original approved Product shelf life.

Section 7.11 Labor Disputes. Alvotech shall promptly notify Alvogen of any anticipated labor dispute or labor shortage or any other labor performance interruption (a “Labor Disruption”) that Alvotech anticipates having a materially adverse impact on its ability to manufacture and supply any Product to Alvogen in accordance with the terms and conditions of this Agreement. Upon receipt of such notice, at Alvogen’s option at Alvotech’s expense, Alvotech shall arrange for advance delivery or warehousing at locations acceptable to Alvogen of at least ninety (90) days’ worth of each Product affected by such Labor Disruption. Alvotech shall also provide Alvogen with its plan to satisfy its manufacture and supply obligations contained in this Agreement during such Labor Disruption as soon as practicable prior to the start of such Labor Disruption, and Alvotech shall keep Alvogen informed of the status of all negotiations related to the resolution of such Labor Disruption.

Section 7.12 Supply Chain Security. In connection with its manufacture and sale of the Products to Alvogen, Alvotech shall:

(a) implement procedures determined in Alvotech’s sole discretion to screen all prospective employees (to the extent permitted by Applicable Law);

(b) require that all employees undergo security awareness training;

(c) ensure that all buildings used by Alvotech to manufacture or store any Product are constructed of materials that resist unlawful entry and protect against outside intrusion;

(d) take all steps necessary to put in place controls to protect against unauthorized access to buildings, containers, cargo storage areas, cargo, shipping documents and electronic systems;

(e) verify the physical integrity of all shipping containers used in connection with the shipment of any Product;

(f) strictly control all container seals and ensure that such seals meet or exceed the current PAS ISO 17712 standard for high security seals;

(g) utilize only international carriers and forwarders participating in the U.S. Customs-Trade Partnership Against Terrorism program or a comparable Authorized Economic Operator program (e.g., the European Union Taxation and Customs Union Directorate) to transport freight consigned to Alvogen; and

(h) provide Alvogen with proof that each supplier used by Alvotech is a certified participant in the U.S. Customs-Trade Partnership Against Terrorism program or a comparable Authorized Economic Operator program (e.g., the European Union Taxation and Customs Union Directorate).

ARTICLE 8

PRODUCTION TRANSFER

Section 8.1 Manufacture Option.

(a) Subject to the terms and conditions of this Article VIII, Alvogen may, in its sole discretion, at any time after January 1, 2022, with respect to any Product (a “Designated Product”), (i) elect to engage a Third Party to manufacture, fill and package on its behalf, such Designated Product (the option described in this clause (i), the “Manufacture Option,” and the Third Party which is to manufacture, fill and package the Designated Product, the “Designated Product Manufacturer”) and, in connection therewith, the Designated Product Manufacturer may, in lieu of manufacturing any active drug substance (“Drug Substance”) required in connection with the manufacture of such Designated Product, require that Alvotech provide such Designated Product Manufacturer with such Drug Substance (the “Alvotech Supply Option”) or (ii) require that Alvotech purchase from a Third Party any Drug Substance required in connection with Alvotech’s manufacture and supply of such Designated Product to Alvogen hereunder (the “Alvotech Purchase Option,” the Third Party which is to manufacture the Drug Substance, a “Designated Drug Substance Manufacturer,” and a Designated Product Manufacturer or a Designated Drug Substance Manufacturer, a “Designated Manufacturer”). Notwithstanding the foregoing, in no event shall the aggregate number of units with respect to any Designated Product manufactured by a Designated Product Manufacturer (or containing a Drug Substance manufactured by a Designated Drug Substance Manufacturer) represent more than twenty percent (20%) of the aggregate number of units of such Designated Product sold by Alvogen in any calendar year (the “Manufacturing Cap”). If Alvogen elects to exercise the Manufacture Option, Alvogen shall, to the extent commercially feasible, seek to transfer the manufacture, fill and package of units of the Designated Product to a Designated Product Manufacturer such that the units of the Designated Product manufactured, filled and packaged by the Designated Product Manufacturer and the units of the Designated Product manufactured, filled and packaged by Alvotech for Alvogen are sold by Alvogen at substantially the same average Net Sales price per unit. Alvogen may not engage a Third Party as a Designated Manufacturer without the prior written consent of Alvotech (which shall not be unreasonably be withheld, delayed or conditioned).

(b) If Alvogen elects to exercise the Manufacture Option or the Alvotech Purchase Option with respect to any Product, it shall deliver to Alvotech, at least six (6) months prior to the date on which Alvogen anticipates first taking any actions relating thereto (other than with respect to the preparation of the Manufacture Plan), written notice thereof (the “Exercise Notice,” and the date of delivery thereof, the “Exercise Notice Delivery Date”), which notice shall include, (i) if Alvogen exercises the Manufacture Option, (A) a statement as to whether Alvogen has elected to exercise the Alvotech Supply Option and details as to the Drug Substance to be supplied thereunder, (B) the identity of the Designated Product and the Designated Product Manufacturer, (C) the date on which Alvogen expects the Designated Product Manufacturer to commence manufacturing the Designated Product (including, if Alvogen elects to exercise the Alvotech Supply Option, the first date by which Alvogen expects that Alvotech shall be required to deliver to the Designated Product Manufacturer any Drug Substance with respect to the Designated Product Manufacturer’s manufacture of the Designated Product) and (D) the presentation(s) and quantities of the Designated Product that Alvogen expects the Designated Product Manufacturer to manufacture or (ii) if Alvogen exercises the Alvotech Purchase Option, (X) the identity of the Drug Substance that the Designated Drug Substance Manufacturer shall manufacture, (Y) the identity of the Designated Drug Substance Manufacturer and (Z) the date on which Alvogen expects the Designated Drug Substance Manufacturer to commence manufacturing the Drug Substance.

(c) If Alvogen exercises the Manufacture Option or the Alvotech Purchase Option, then promptly following the Exercise Notice Delivery Date, Alvotech and Alvogen shall negotiate in good faith with respect to the preparation of a plan (the “Manufacture Plan”) relating thereto. If Alvogen exercises the Manufacture Option, then the Manufacture Plan shall provide, among other things, that Alvotech shall, as soon as practicable following the six (6) month anniversary of the Exercise Notice Delivery Date, (i) deliver or license (on a royalty-free basis and pursuant to a mutually agreeable license agreement), as applicable, to Alvogen or the Designated Product Manufacturer all Intellectual Property,

rights in intangible property, manufacturing records and data in the possession of Alvotech reasonably necessary for Alvogen or the Designated Product Manufacturer, as applicable, to (A) obtain all required Regulatory Approvals with respect to the manufacture of the Designated Product and (B) manufacture the Designated Product, (ii) make available any personnel of Alvotech reasonably necessary for the performance by Alvotech and Alvogen of their respective obligations set forth herein and in the Manufacture Plan and (iii) provide Drug Substance supply as required for the Designated Manufacturer to perform any necessary studies with respect to the Designated Product. In connection therewith, Alvotech and Alvogen shall form a joint technology transfer committee, consisting of an equal number of representatives of each of Alvotech and Alvogen (up to a maximum number of three (3) representatives each), which shall be responsible for implementing the Manufacture Plan. Alvogen shall pay all costs and expenses incurred by Alvogen in connection with the performance of its obligations under the Manufacture Plan, including all costs and expenses with respect to any applicable Regulatory Approvals required to be obtained by Alvogen or a Designated Product Manufacturer in connection with the manufacturing of the Designated Product, and Alvogen shall pay, or reimburse Alvotech for, all reasonable costs and expenses incurred by Alvotech in connection with the performance of its obligations under the Manufacture Plan.

(d) If, in connection with Alvogen’s exercise of the Manufacture Option, Alvogen exercises the Alvotech Supply Option, then Alvogen and Alvotech shall negotiate in good faith and enter into a customary supply agreement (the “Alvotech Supply Agreement”) and a customary quality agreement (the “Alvotech Quality Agreement”) with respect to the Drug Substance that Alvotech shall supply to Alvogen in connection with Alvogen’s exercise of the Alvotech Supply Option. Among other things, the Alvotech Supply Agreement shall provide that (x) Alvotech shall sell to Alvogen that quantity of Drug Substance with respect to a Designated Product as Alvogen may order from Alvotech, on and subject to the terms and conditions of the Alvotech Supply Agreement and the Alvotech Quality Agreement, (y) the aggregate purchase price to be paid to Alvotech by Alvogen for any Drug Substance purchased by Alvogen from Alvotech shall be equal to Alvotech’s actual manufacturing cost with respect to such Drug Substance (including the allocable cost of Alvotech personnel, Indirect Costs and the other manufacturing overhead cost incurred by Alvotech in manufacturing and supplying such Drug Substance hereunder) and (z) Alvogen shall pay for all Drug Substance purchased by Alvogen from Alvotech pursuant to the Alvotech Supply Agreement within thirty (30) days following the later of the date of receipt of such Drug Substance by Alvogen and the date of receipt of the applicable invoice therefor by Alvogen.

(e) If Alvogen exercises the Alvotech Purchase Option with respect to any Designated Product, then Alvotech and the Designated Drug Substance Manufacturer shall negotiate in good faith and enter into a customary supply agreement (the “Drug Substance Supply Agreement”) and a customary quality agreement (the “Drug Substance Quality Agreement”) with respect to the Drug Substance that such Designated Drug Substance Manufacturer shall supply to Alvotech in connection with Alvogen’s exercise of the Alvotech Purchase Option. Among other things, the Drug Substance Supply Agreement shall provide that (i) Alvotech shall purchase from such Designated Drug Substance Manufacturer that quantity of Drug Substance with respect to the applicable Designated Product as may be agreed upon by Alvotech and Designated Drug Substance Manufacturer, on and subject to the terms and conditions of the Drug Substance Supply Agreement and the Drug Substance Quality Agreement, (ii) the aggregate purchase price to be paid by Alvotech for any Drug Substance purchased by Alvotech shall be equal to the actual price at which the Designated Drug Substance Manufacturer shall supply the Drug Substance, as agreed upon by Alvogen and such Designated Drug Substance Manufacturer, and (iii) Alvotech shall pay for all Drug Substance purchased by Alvotech from such Designated Drug Substance Manufacturer pursuant to the Drug Substance Supply Agreement within thirty (30) days following the later of the date of receipt of such Drug Substance by Alvotech and the date of receipt of the applicable invoice therefor by Alvotech. If Alvogen exercises the Alvotech Purchase Option, then, notwithstanding anything in Section 5.6 to the contrary, the Manufacturing Cost of any Product purchased by Alvogen from Alvotech that includes, as a Component thereof, any Drug Substance provided by Alvogen to Alvotech shall include Alvotech’s actual cost of purchasing such Drug Substance from Alvogen.

Section 8.2 Manufacture of Designated Product.

(a) If Alvogen exercises the Manufacture Option, then it shall ensure that the Designated Product Manufacturer manufactures such Designated Product in accordance with the applicable Product Specification (as may be amended by the Executive Steering Committee or through the procedures set forth in Section 9.4(b)), all applicable cGMP and all Applicable Laws. Neither Alvogen nor a Designated Product Manufacturer may make any changes to the applicable Product Specifications except (i) with the prior written approval of the Executive Steering Committee (subject to Section 5.2(b)) or (ii) with respect to changes thereto that are Required Changes. Alvogen shall package and label any Designated Product in accordance with the terms and conditions of Section 5.4. Promptly following Alvogen’s exercise of the Manufacture Option, Alvogen shall grant to the Designated Product Manufacturer a limited, revocable, non-exclusive, nontransferable, fully paid license (without the right to sublicense) to use the Alvogen Marks or the Product Marks (as applicable) during the Product Term solely for the purposes of (a) packaging, labeling and branding the Designated Products to the extent the Designated Products are required by Applicable Law to bear the Alvogen Marks, in each case in accordance with the Packaging Specifications.

(b) For each unit of Designated Product sold by Alvogen, Alvogen shall pay to Alvotech an amount equal to twenty percent (20%) of what the Manufacturing Cost would have been with respect to such unit of Designated Product if Alvotech had manufactured such unit of Designated Product (assuming that Alvogen did not exercise the Alvotech Purchase Option) (the “Designated Product Percentage”). Alvogen shall pay all such amounts to Alvotech within thirty (30) days following the delivery of such unit of Designated Product to the applicable customer.

(c) Upon the Exercise Notice Delivery Date with respect to any Designated Product, the restrictions imposed by Section 2.8(c) shall no longer prohibit Alvotech’s performance of contract manufacturing for a Third Party of a Competing Product with respect to such Designated Product; provided, that (i) such contract manufacturing is performed pursuant to a customary fee-for-services arrangement and Alvotech does not receive any royalty or similar payment, share in any revenue or profit from or otherwise directly benefit from, in each case, the commercialization or sale of any Competing Product manufactured pursuant to such arrangement and (ii) Alvotech’s performance of such contract manufacturing does not materially and adversely impact Alvotech’s ability to perform or satisfy its obligations under this Agreement, including its ability to manufacture and supply the Products in quantities sufficient to meet Alvogen’s purchase requirements (including Alvogen’s purchase requirements as set forth in the Forecasts); provided, further, that in no event shall Alvotech be permitted to develop or manufacture any Drug Substance with respect to any Competing Product.

(d) For the avoidance of doubt, if Alvogen exercises the Manufacture Option with respect to any Designated Product, in no event shall Alvotech have any obligations with respect to (i) any product complaints received from a Third Party, (ii) any medical investigation, evaluation and reporting of adverse events or any medical or technical inquires resulting from, or otherwise directly related to the Designated Product Manufacturer’s manufacture, filing or packaging of such Designated Product, (iii) any batch of the Designated Product manufactured by the Designated Product Manufacturer that fails to comply with applicable cGMP or fails to meet the applicable Product Specifications, Regulatory Agency requirements or Applicable Law, (iv) the recall of any Designated Product manufactured by the Designated Product Manufacturer and (v) handling and responding to any FDA and other Regulatory Agency inspections with respect to the Designated Product Manufacturer’s manufacture of such Designated Product, except in any case as set forth in the Alvotech Supply Agreement or the Alvotech Quality Agreement pursuant to which Alvotech supplied the Designated Product Manufacturer with any Drug Substance for such Designated Product.

(e) If Alvogen exercises the Manufacture Option or the Alvotech Purchase Option with respect to a Designated Product and a Supply Failure with respect to a Product occurs, including a Supply Failure resulting from Alvotech’s failure to have sufficient Drug Substance to manufacture and supply such Product in quantities sufficient to meet Alvogen’s purchase requirements, then Alvogen shall use commercially reasonable efforts to mitigate such Supply Failure by increasing the production of the applicable Impacted Product or Drug Substance, as applicable; provided, that Alvogen shall have no liability as a result of its failure to mitigate such Supply Failure and Alvogen shall not in any way lose any rights or remedies with respect to any Supply Failure to the extent not so mitigated other than, in each case, in the event of Alvogen’s breach of its obligations pursuant to this Section 8.2(e). Further, if Alvotech is unable to manufacture and supply a Product in quantities sufficient to meet Alvogen’s purchase requirements with respect to such Product, then Alvotech and Alvogen shall discuss in good faith the possibility of a Designated Manufacturer manufacturing additional quantities of such Product for Alvogen at prices and other terms to be negotiated. If a Designated Manufacturer manufactures any quantity of any Product or Drug Substance pursuant to this Section 8.2(e), then Alvogen shall not be required to pay to Alvotech the Designated Product Percentage with respect to any Designated Products that Alvogen sells, and the aggregate purchase price to be paid to Alvotech by Alvogen for each Product shall be equal to that portion of the Manufacturing Cost applicable to such Product, in each case during the period in which such Designated Manufacturer is supplying Alvotech with such Product or Drug Substance pursuant to this Section 8.2(e). If a Supply Failure with respect to a Product occurs or a Designated Manufacturer enters into an agreement with Alvogen to supply any Product or Drug Substance to Alvogen, then the limits imposed by the second sentence of Section 8.1(a) shall be of no force or effect during the period of such Supply Failure or the period during which the Designated Manufacturer is supplying Alvogen with the Product or Drug Substance.

Section 8.3 Audit Rights.

(a) Not earlier than April 1 and not later than May 31 of each calendar year, Alvotech shall have the right, upon ten (10) Business Days’ prior written notice to Alvogen, to review all relevant books and records of Alvogen and to meet with personnel of Alvogen to determine whether Alvogen exceeded the Manufacturing Cap during the immediately preceding calendar year. In connection therewith, Alvogen shall provide Alvotech with copies of all books, records and other information related to the manufacturing of the Designated Product(s), and any other documents or records reasonably requested by Alvotech (the “Records”). Alvotech shall be entitled to review the Records for a period of sixty (60) days following its receipt of substantially all of the Records (the “Audit Period”). If, following its review of the Records, Alvotech determines that Alvogen exceeded the Manufacturing Cap during the immediately preceding calendar year, then it shall provide Alvogen and the Executive Steering Committee with written notice of such determination, along with details of, and evidence and reasonable documentation supporting, such determination, within sixty (60) days following expiration of the Audit Period. Within thirty (30) days following receipt of such notice, the Executive Steering Committee shall convene a meeting to review and discuss Alvotech’s determination and attempt to resolve any dispute with respect to whether Alvogen exceeded the Manufacturing Cap during the applicable calendar year. If the Executive Steering Committee is unable to resolve such dispute within such thirty (30) day period, then such dispute shall be resolved in accordance with Section 14.4 and Section 14.5 of this Agreement.

(b) If it is ultimately determined in accordance with Section 8.3(a) that Alvogen exceeded the Manufacturing Cap during any calendar year, then Alvogen shall pay to Alvotech an amount equal to the Cost of Goods Sold with respect to the manufacture of the units of the Designated Product that Alvotech manufactured but was not paid therefor by Alvogen and would have been paid therefor by Alvogen if Alvogen had not exceeded the Manufacturing Cap. For the avoidance of doubt, to the extent that Alvogen exceeds the Manufacturing Cap, this Section 8.3(b) contains Alvotech’s sole and exclusive remedy with respect thereto.

ARTICLE 9

EXECUTIVE STEERING COMMITTEE

Section 9.1 Formation and Purpose. In order to fulfill the objectives of this Agreement, Alvotech and Alvogen shall form, within thirty (30) days of the Effective Date, an executive steering committee (the “Executive Steering Committee”) whose initial members shall be decided by the Parties on formation. The Executive Steering Committee shall: (i) serve as a forum to resolve any disputes between Alvotech and Alvogen, (ii) make determinations, appointments or decisions as expressly provided in other provisions of this Agreement, and (iii) establish, on mutual agreement between the Parties, one or more working committees, which may include a product development and medical affairs working committee (with the members thereof rotating based on the lifecycle of the Product), a manufacturing working committee, a commercialization working committee and a safety working committee (each, a “Working Committee”).

Section 9.2 Membership. The Executive Steering Committee shall consist of three (3) individuals appointed by Alvogen and three (3) individuals appointed by Alvotech. If either Alvotech or Alvogen seeks to appoint any individual to the Executive Steering Committee, then (i) such appointee shall be an individual of suitable authority and seniority who has significant experience or expertise in biopharmaceutical financing, research, development, commercialization or marketing, (ii) the appointing Party shall provide biographical information supporting such qualifications, and (iii) the non-appointing Party shall have the right to approve each such appointee, which approval shall not be unreasonably withheld, delayed or conditioned; provided, that in the event that any such appointee does not receive approval, the appointing Party may appoint another individual, subject in each case to the provisions of this Section 9.2. In addition, Alvotech and Alvogen agree that it may be beneficial for them to appoint up to two (2) individuals to serve as non-voting observers at meetings of the Executive Steering Committee. Substitutes, replacements or alternates may be appointed at any time, so long as the Party proposing such substitution, replacement or alternate gives the non-proposing Party reasonable prior notice thereof; provided, that in each case, the substitutes, replacements or alternates are appointed in accordance with this Section 9.2. Each member of the Executive Steering Committee shall be subject to customary confidentiality requirements, as in effect from time to time, at any time while such member is on the Executive Steering Committee, including being required to execute a customary non-disclosure agreement.

Section 9.3 Meeting Requirements. The Executive Steering Committee shall meet no less than once a year and more frequently if required in accordance with this Agreement or otherwise agreed by the Parties. The Executive Steering Committee may meet by phone, videoconference or in- person, at a mutually-acceptable location. Each meeting shall be held on a date to be agreed upon by Alvotech and Alvogen. Notwithstanding the foregoing, meetings may be called at any time if requested by one of Alvotech and Alvogen by prior written notice, including the corresponding agenda of the meeting, sent to Alvotech and Alvogen, as applicable, at least one (1) month in advance; provided, that if a meeting is required to be convened promptly pursuant to this Agreement, Alvotech and Alvogen shall exercise commercially reasonable efforts to convene such meeting as promptly as is practicable. Alvotech and Alvogen agree that reasonable flexibility is necessary, and therefore, three (3) different dates shall be proposed for each meeting, whenever possible. Meetings shall only be effective if at least one (1) representative designated by Alvogen and one (1) representative designated by Alvotech are present or participating in the meeting.

Section 9.4 Decision-Making; Dispute Resolution.

(a) The Executive Steering Committee shall have a single chairperson with customary duties; the chairperson shall alternate between Alvotech and Alvogen every twelve (12) months, and shall initially be designated by Alvogen. All decisions of the Executive Steering Committee shall be made by unanimous vote and the highest-ranking executive attending or participating in the meeting of each of Alvotech and Alvogen on the Executive Steering Committee shall have the right to vote on behalf of any members of the Executive Steering Committee from such Party not attending or participating in the meeting.

(b) If the members of the Executive Steering Committee are unable to reach a unanimous decision as to any matter (including any matter expressly required to be resolved by the Executive Steering Committee pursuant to this Agreement) after a period of ten (10) days, then, except in relation to disputes relating to commercialisation matters that will be dealt with in accordance with the remaining provisions of this Section, either Alvotech or Alvogen may provide written notice of such dispute to the Chief Executive Officer of the other Party. If such dispute relates to a commercialization matter, then the Chief Commercialization Officers (or their respective designees, who shall not be members of the Executive Steering Committee) of each of Alvotech and Alvogen shall discuss the dispute in person or telephonically and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to such officers. If such dispute relates to any other matter, then the Chief

Executive Officers (or their respective designees, who shall not be members of the Executive Steering Committee) of each of Alvotech and Alvogen shall discuss the dispute in person or telephonically and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to such officers. If any such dispute is not resolved by the Chief Commercialization Officers or their designees within thirty (30) days after submission of such dispute to such officers, then (a) the Chief Executive Officer of Alvogen shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, any dispute related to the commercialization of the Products in the Alvogen Territories, (b) the Chairman of Alvotech shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, any dispute related to (i) platform technology related to manufacturing and development, (ii) manufacturing of the Products, including any increase or decrease in the Manufacturing Cost submitted for approval to the Executive Steering Committee in accordance with Section 5.6, (iii) chemistry, manufacturing and controls or (iv) intellectual property matters in any Territory (other than with respect to the Alvogen Marks or the Product Marks) and (c) the Chief Scientific Officer of Alvotech shall have authority to finally resolve, in such officer’s reasonable discretion exercised in good faith, any dispute related to regulatory affairs with respect to the Alvogen Territories. In the event Alvotech does not have a Chief Scientific Officer at the time of any such dispute, the reference to Chief Scientific Officer shall at such time mean Alvotech’s senior executive officer exercising the authority customary for the office of Chief Scientific Officer. If any dispute subject to this Section 9.4(b) is not resolved in accordance with the procedures set out in this Section 9.4(b), then such dispute shall be resolved in accordance with Section 14.5. Notwithstanding the foregoing, if the dispute concerns the interpretation of this Agreement, the performance or alleged non-performance of a Party’s obligations under this Agreement, or any other breach or alleged breach of this Agreement, such matters shall be resolved in accordance with Section 14.4 and Section 14.5 of this Agreement.

Section 9.5 Meeting Minutes. Definitive minutes of the Executive Steering Committee shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain, as follows: (i) Alvotech shall be responsible for preparing and sending a draft of the minutes to Alvogen, and shall furnish such draft to Alvogen within ten (10) days of such meeting, (ii) Alvogen shall have ten (10) days after receiving the draft minutes to collect comments and to discuss any modifications thereon and (iii) within the following ten (10) days, the final version of the minutes shall be issued by Alvotech and shall be approved by Alvogen and Alvotech by signing and dating the minutes. The minutes shall include a list of any actions, decisions or determinations approved by the Executive Steering Committee and a list of any issues yet to be resolved. In addition, the minutes shall set forth the place and date where the next meeting shall be held.

Section 9.6 Working Committees. Each of Alvotech and Alvogen shall appoint a reasonable number of members to each Working Committee (once created), which members shall have appropriate technical expertise and experience consistent with the area of focus of each Working Committee. The members of the Working Committee on product development and medical affairs shall rotate from time to time based on the lifecycle of the Products. Each Working Committee shall serve as a forum for the exchange of ideas and information and for collaboration with respect to its area of focus, and shall fulfill such other responsibilities as shall be delegated to such Working Committee by the Executive Steering Committee. No Working Committee shall, however, make any final decisions or determinations with respect to any matter requiring agreement of the Parties under this Agreement or a determination by any Party hereunder. Each Working Committee shall meet regularly as the Executive Steering Committee or the members of such Working Committee determine to be appropriate, and each Working Committee shall report on a regular basis to the Executive Steering Committee.

Section 9.7 Expenses. Each of Alvotech and Alvogen shall be responsible for the expenses of the participation of its representatives in the Executive Steering Committee and any Working Committees, including travel costs.

Section 9.8 Information Rights; Access.

(a) Except as prohibited by Applicable Law or any applicable Regulatory Agency, Alvotech and Alvogen shall each provide the Executive Steering Committee, any applicable Working Committee and the other Party with access to all records, documents and information related to the development, regulatory status and commercialization of the Products that such Party determines in good faith to be material and relevant, or is requested in good faith by the other Party, to provide access to the members of the Executive Steering Committee, any applicable Working Committee and the other Party with a reasonable understanding of the status and progress of the development, regulatory status and commercialization of the Products (without duplication if the information has otherwise been reported pursuant to other reporting disclosure obligations set forth herein), including the following items, in each case only as such Party has a responsibility for such items under this Agreement:

(i) records, documents, data (including raw preclinical and clinical data) and other information related to any scientific studies,

(ii) data generated in scientific studies or memorialized in laboratory notebooks;

(iii) protocols, statistical analysis plans, final CSRs;

(iv) clinical trial enrollment, progress and results;

(v) Product forecasts, competitive intelligence and market research;

(vi) intellectual property issues regarding the Products and status of any litigation or other claims or disputes with regard to the Products;

(vii) regulatory strategy, filings, activities, status, approvals (or other responses) and results for Governmental Authorities;

(viii) market access and reimbursement status issues;

(ix) commercialization plans and forecasts for the Products;

(x) availability of adequate supply of Products following commercialization; and

(xi) annual financial statements of Alvotech, audited by an independent accounting firm, and quarterly unaudited financial statements of Alvotech, which, in each case, shall include a balance sheet, statement of operations and statement of cash flows.

(b) Alvotech shall ensure that Alvogen shall have full reasonable access to all clinical sites, including the ability to make site visits, and the contract research organization (CRO) for each of the Products.

(c) All information received or subject to review under this Section 9.8 shall be considered Confidential Information, shall be subject to the provisions of Article X.

Section 9.9 Agreement by Consent of the Parties. Notwithstanding anything in this Agreement to the contrary, to the extent that this Agreement provides for a determination or other decision to be made by mutual or unanimous consent or mutual or unanimous agreement of the Parties and the Parties are unable to make such determination or other decision in accordance with the applicable terms of this Agreement, such determination or other decision shall be referred to the Executive Steering Committee for resolution, and shall be resolved, pursuant to Section 9.4.

ARTICLE 10

CONFIDENTIALITY; TAXES

Section 10.1 Confidentiality. Each of Alvotech and Alvogen acknowledges that, in the course of discussions and negotiations and performing its obligations hereunder, (a) it has received or may receive information from the other Party and (b) the Parties may jointly create or develop information, data and processes that one or more of the Parties wish to protect from public disclosure (all information described in clauses (a) and (b), unless subject to the Confidentiality Exceptions, “Confidential Information”). Each Party shall retain in confidence all Confidential Information of the other Party and related to the Business and (except as expressly provided herein) shall not use Confidential Information of the other Party for any purpose other than the purposes indicated herein or disclose such Confidential Information to a Third Party other than its Agents without the written consent of the other Party. Confidential Information shall not include information that: (i) is or becomes public knowledge (through no fault of the receiving Party); (ii) is made lawfully available to the receiving Party by an independent Third Party that, to the knowledge of the receiving Party, is under no duty of confidentiality to the disclosing Party; (iii) is already in the receiving Party’s possession at the time of receipt from the disclosing Party (and such prior possession can be reasonably demonstrated by competent evidence by the receiving Party) other than as a result of disclosure by an independent Third Party that, to the actual knowledge of the receiving Party, was under a duty of confidentiality to the disclosing Party; or (iv) is independently developed by the receiving Party and/or Affiliates without the use of Confidential Information (and such independent development can be reasonably demonstrated by competent evidence by the receiving Party) (collectively, the “Confidentiality Exceptions”). Notwithstanding the foregoing, a receiving Party may disclose Confidential Information to the extent required by Applicable Law; provided, however, that if legally permissible, the receiving Party shall give the disclosing Party advance written notice as promptly as is practicable to permit it to seek a protective order or other similar order, at the disclosing Party’s sole cost, with respect to the disclosure of such Confidential Information, and, thereafter, the receiving Party shall disclose only the minimum Confidential Information that it is advised by counsel is required to be disclosed in order to comply. The Confidential Information described under clause (b) above (“Joint Information”) shall be considered Confidential Information of each of the Parties; provided, that, notwithstanding anything to the contrary in this Section 10.1 or Section 6.4, either of Alvotech or Alvogen may use Joint Information in connection with any aspect of its operations, not only in connection with this Agreement and the Business; provided, further, that the other confidentiality provisions of this Article X shall continue to apply to such Joint Information.

Section 10.2 Agents and Investors. Each of Alvotech and Alvogen shall limit disclosure of the other Party’s Confidential Information to only those of their respective existing or prospective Affiliates, directors, managers, general partners, officers, employees and contractors (collectively “Agents”) who are concerned with the performance of this Agreement and have a legitimate need to know such Confidential Information in the performance of their duties and shall take reasonable measures to ensure that their respective Agents to whom Confidential Information is disclosed do not further disclose such Confidential Information to any Third Party, except as otherwise expressly permitted hereunder. Each Party may also disclose Confidential Information of the other Party to any stockholder, member, partner or investor (each, an “Investor”) of such first Party, but only if (i) such other Party has given prior written consent of such disclosure to such Investor (not to be unreasonably withheld, delayed or conditioned) and (ii) such Investor enters into a confidentiality agreement with such other Party, in form and substance reasonably acceptable to such other Party. Each Party shall be responsible for any breach of this Section 10.2 by its Agents or Investors and shall take all reasonably necessary measures to restrain its Agents and Investors from unauthorized disclosure or use of the Confidential Information.

Section 10.3 Restrictions on Sharing Information. Notwithstanding anything to the contrary, neither Party shall be obligated pursuant to this Agreement to provide, or grant access to, any information (a) that it reasonably and in good faith considers to be confidential information covered by an enforceable confidentiality agreement with a Third Party that restricts the disclosure of such information, (b) the disclosure of which would adversely affect the attorney-client privilege between such Party and its counsel or (c) the disclosure of which is not permitted pursuant to any Applicable Law or requirement of a Governmental Authority. Following the Effective Date and during the term of this Agreement, in connection with entering into any material agreement (or material amendment thereof) with any Third Party related to the Business, each Party agrees to use commercially reasonable efforts to negotiate with such Third Party to include provisions in such agreement (or such amendment) sufficient to allow the other Party to exercise its rights hereunder, including the right to receive relevant confidential information of such Third Party.

Section 10.4 Taxes.

(a) Alvotech hereby warrants and agrees that it is treated, and shall be treated throughout the term of this Agreement, as a “foreign person” for all U.S. federal income tax purposes (including for purposes of the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations concerning information reporting, withholding tax and backup withholding tax (including as such term is used in Treasury Regulations §§ 1.6041- 4(a)(4) and 1.1441-4(a)(3)).

(b) Alvotech hereby warrants and agrees that it is a public limited company duly organized and existing under the laws of Iceland and is treated, and shall be treated throughout the term of this Agreement, as a “foreign corporation” for all U.S. federal income tax purposes.

(c) Alvotech shall deliver to Alvogen on or prior to the date of this Agreement, and promptly upon request by Alvogen, an accurate and complete originally signed IRS Form W-8BEN-E (or any successor or other applicable form prescribed by the Internal Revenue Service). In addition, Alvotech agrees that from time to time after the date hereof, when a lapse in time (or change in circumstances occurs or any other reason) renders the prior IRS W-8BEN-E form provided hereunder obsolete or inaccurate in any respect, Alvotech shall promptly deliver to Alvogen a new and accurate and complete originally signed IRS Form W-8BEN-E (or any successor or other applicable forms prescribed by the Internal Revenue Service.

(d) Alvotech acknowledges and agrees that it will not claim any credit for U.S. federal income tax purposes (including under Section 41 of the U.S. Internal Revenue Code of 1986, as amended) with respect to any amount paid or payable to Alvogen under this Agreement or any research and development expenses funded by such amounts.

(e) The Parties agree that for U.S. federal income tax purposes they will treat the transaction under this Agreement, unless otherwise required by Applicable Law, as a collaboration agreement that does not constitute a partnership or a joint venture, and agree to not take (or cause any Person to take), any position on any Tax return or in the course of any audit or examination inconsistent with such treatment, unless otherwise required by Applicable Law and except upon a final determination of the applicable Taxing Authority.

(f) Any and all payments by or on account of any obligation of either Party under this Agreement shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding Party) requires the deduction or withholding of any Tax from any such payment by any Party, then the applicable Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with Applicable Law. As soon as practicable after any payment of Taxes by any Party to a Governmental Authority pursuant to this Section 10.4(f), such Party shall deliver to the other Party that was entitled to the payment subject to withholding, the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the other Party. Upon the request of a Party, the Parties shall reasonably cooperate and shall use such reasonable efforts as necessary to reduce or eliminate the withholding of any Taxes from any payment by or on account of any obligation of one Party to the other Party. To the extent that such request is made by the Party entitled to the payment subject to withholding, such Party shall pay all reasonable costs and expenses incurred by the other Party in connection with any such cooperation and efforts.

ARTICLE 11

WARRANTIES AND COVENANTS

Section 11.1 Warranties of Alvotech . Alvotech hereby warrants to Alvogen as of the Effective Date as follows:

(a) Organization and Good Standing. Alvotech is duly incorporated, validly existing and in good standing under the laws of Iceland with all requisite power and authority required to conduct its business as presently conducted.

(b) Authority. Alvotech has all requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Alvotech of this Agreement and the performance by Alvotech of its obligations hereunder have been duly authorized by all requisite limited company or similar action of Alvotech, and no other action on the part of Alvotech or its shareholders is necessary to authorize the execution, delivery or performance by Alvotech of this Agreement.

(c) Valid and Binding Agreement. This Agreement has been duly executed and delivered by Alvotech and constitutes the legal, valid and binding obligation of Alvotech, enforceable against Alvotech in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d) Non-Contravention. The execution and delivery of this Agreement by Alvotech and the performance by Alvotech of its obligations hereunder does not and will not (i) violate any provision of the organizational documents of Alvotech, (ii) conflict with or violate any Applicable Law applicable to Alvotech or any of its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with any entity or Governmental Authority (other than as expressly contemplated hereby), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Alvotech is a party or by which any of its properties or assets are bound or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Alvotech.

(e) No Commissions. Except for the payments required to be made to Alvogen pursuant to the terms of this Agreement, Alvotech is not under any obligation to pay any commission or similar fee in connection with the transactions contemplated by this Agreement.

(f) No Litigation. There is no Proceeding with respect to Alvotech pending or, to Alvotech’s Knowledge, threatened in writing, and, to Alvotech’s Knowledge, there is no investigation with respect to Alvotech pending before any Governmental Authority, in each case (i) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, (ii) that would reasonably be expected to materially adversely affect the Research Program, the Products or the conduct of the Business or (iii) that would reasonably be expected to materially adversely affect reimbursement for a Product under any program funded by a Governmental Authority.

(g) Regulatory Matters; Compliance with Law. Alvotech and its Affiliates are, and have been at all times, in compliance in all respects with Applicable Laws that are or were applicable to the conduct of the Business or the ownership or use of any Product, except where any non-compliance with Applicable Law would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Products, the conduct of the Business or Alvotech’s ability to perform its obligations hereunder. No Governmental Authority has notified Alvotech or any of its Affiliates or Subcontractors that any activities related to the Business are in violation of any Applicable Law or the subject of any Proceeding or investigation, except where any violation of Applicable Law or any Proceeding or investigation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Products, the conduct of the Business or Alvotech’s ability to perform its obligations hereunder.

(h) No Competing Products. As of the Effective Date, neither Alvotech nor any of its Affiliates in any Alvogen Territory has an owned or in-licensed Competing Product of any Initial Product in any stage of development or commercialization, and neither Alvotech, nor any of its Affiliates has any present program and Alvotech has no approval from the Alvotech Product Review Committee to develop or acquire such a Competing Product of any Initial Product in any Territory.

(i) Intellectual Property.

(i) Except for the rights granted pursuant to Article VI, Alvotech exclusively owns all right, title and interest in and to the Alvotech Intellectual Property. None of the Alvotech Intellectual Property has been or is the subject of (A) any pending Proceeding with respect to inventorship challenges, interferences, reissues, reexaminations, inter parties review, post grant review, supplemental review, invalidation, opposition, cancellation or abandonment or any order, decree or other restriction of any Governmental Authority or other agreement restricting the use of such Alvotech Intellectual Property in connection with the Products, or (B) to Alvotech’s Knowledge, any threatened Proceeding of the types described in clause (A).

(ii) Neither Alvotech nor any of Alvotech’s Affiliates has received written notice from any Third Party claiming that the practice of the Alvotech Intellectual Property, conduct of the Business, or development, making, using, sale, offer for sale, or import of the Products infringes any patent claim of any Third Party or misappropriates or makes any unauthorized use of any patent or intellectual property rights of any Third Party.

(iii) To Alvotech’s Knowledge, no Third Party is infringing, misappropriating or making any unauthorized use of any Alvotech Intellectual Property, and there is no Proceeding or investigation in contemplation of a Proceeding) by Alvotech pending or threatened against any Third Party relating to any Alvotech Intellectual Property.

(iv) None of the Alvotech Intellectual Property is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the conduct of the Business or the development, making, use, sale, offer for sale or import of the Products.

(v) There are no contracts pursuant to which Alvotech in licenses or otherwise has rights under any patent or other Intellectual Property of any Third Party that is material to the Business or any Product or the Alvotech Intellectual Property. Alvotech has not out licensed or otherwise granted rights to any Third Party under any Alvotech Intellectual Property.

(j) Debarment. Neither Alvotech, nor any of its Affiliates, employees or agents has ever been, is currently, or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual. If, during the term of this Agreement, Alvotech or any of its Affiliates, employees or agents becomes or is the subject of any FDA investigation or debarment proceeding that could lead to Alvotech or such Affiliate, employee or agent, as applicable, becoming a Debarred Entity or Debarred Individual, Alvotech shall immediately notify Alvogen, and Alvogen shall have the right to immediately terminate this Agreement. This provision shall survive termination or expiration of this Agreement.

Section 11.2 Warranties of Alvogen. Alvogen hereby warrants to Alvotech as of the Effective Date as follows:

(a) Organization and Good Standing. Alvogen is duly formed, validly existing and in good standing under the laws of the Grand Duchy of Luxembourg with all requisite power and authority required to conduct its business as presently conducted.

(b) Authority. Alvogen has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Alvogen of this Agreement and the performance by Alvogen of its obligations hereunder have been duly authorized by all requisite corporate action of Alvogen and no other action on the part of Alvogen or its stockholders is necessary to authorize the execution, delivery or performance by Alvogen of this Agreement.

(c) Valid and Binding Agreement. This Agreement has been duly executed and delivered by Alvogen and constitutes the legal, valid and binding obligation of Alvogen enforceable against Alvogen in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (ii) general principles of equity.

(d) Non-Contravention. The execution and delivery of this Agreement by Alvogen and the performance by Alvogen of its obligations hereunder, including the grant of the license pursuant to Section 6.2, does not and will not (i) violate any provision of the organizational documents of Alvogen, (ii) conflict with or violate any Applicable Law applicable to Alvogen or its assets or properties, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with any entity or Governmental Authority (other than as expressly contemplated hereby), (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which Alvogen is a party or by which any of its properties or assets are bound or (v) result in the creation or imposition of any Lien on any part of the properties or assets of Alvogen.

(e) No Commissions. Except for any payments required to be made to Alvotech pursuant to the terms of this Agreement, Alvogen is not under any obligation to pay any commission or similar fee in connection with the transactions contemplated by this Agreement.

(f) No Litigation. There is no Proceeding with respect to Alvogen pending or, to Alvogen’s Knowledge, threatened in writing, and, to Alvogen’s Knowledge, there is no investigation with respect to Alvogen pending before any Governmental Authority, in each case (i) that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, (ii) that would reasonably be expected to materially adversely affect the Research Program, the Products or the conduct of the Business or (iii) that would reasonably be expected to materially adversely affect reimbursement for a Product under any program funded by a Governmental Authority.

(g) Regulatory Matters; Compliance with Law. Alvogen and its Affiliates are, and have been at all times, in compliance in all respects with Applicable Laws that are or were applicable to the conduct of the Business or the ownership or use of any Product, except where any non-compliance with Applicable Law would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Products, the conduct of the Business or Alvogen’s ability to perform its obligations hereunder. No Governmental Authority has notified Alvogen or its Affiliates or Subcontractors that any activities related to the Business are in violation of any Applicable Law or the subject of any Proceeding or investigation, except where any violation of Applicable Law or any Proceeding or investigation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Products, the conduct of the Business or Alvogen’s ability to perform its obligations hereunder.

(h) No Competing Products. As of the Effective Date, neither Alvogen nor any of its Affiliates in any Alvogen Territory has an owned or in-licensed Competing Product of any Initial Product in any stage of development or commercialization, and neither Alvogen nor any of its Affiliates has any present program and Alvogen has no approval from the Alvogen Product Review Committee to develop or acquire such a Competing Product of any Initial Product in any Alvogen Territory.

(i) Debarment. Alvogen warrants that neither it nor any of its Affiliates, employees or agents has ever been, is currently, or is the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual. If, during the term of this Agreement, Alvogen or any of its Affiliates, employees or agents becomes a Debarred Entity or Debarred Individual, Alvogen shall immediately notify Alvotech and Alvogen, and, if such occurrence materially and adversely affects Alvogen’s ability to perform its obligations hereunder, then Alvotech shall have the right to immediately terminate this Agreement. This provision shall survive termination or expiration of this Agreement.

Section 11.3 Public Announcements. Neither Party nor any of such Party’s Affiliates shall make any public announcement regarding this Agreement or the terms and conditions thereof without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned), except to the extent such disclosure is required by Applicable Law; provided, however, that, without the prior written consent of Alvotech, Alvogen may (a) file with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K describing this Agreement and the transactions contemplated hereby, (b) file a copy of this Agreement with the SEC as an exhibit to such Current Report on Form 8-K or a subsequent periodic report and (c) upon notice to Alvotech, make such other public disclosures regarding this Agreement and the terms and conditions hereof as, on the advice of counsel for Alvogen, are required by applicable securities laws or regulations; provided, further, that the Parties shall consult with each other so as to minimize the necessary disclosure and shall seek confidential treatment of such portions of this Agreement or the terms and conditions thereof as agreed upon by the Parties and permitted under Applicable Laws.

Section 11.4 Disposition of Product Rights Following Termination of Research Program Based on a Technical Failure. Subject to Section 14.1, if either Alvotech or Alvogen terminates the Research Program with respect to a Product based upon a Technical Failure, then Alvotech and Alvogen shall meet as soon as reasonably practicable thereafter to discuss in good faith a mutually acceptable means of disposing of such Product.

Section 11.5 Insurance.

(a) Alvotech shall procure and maintain, at its own expense, the types of insurance specified below in United States Dollars with carriers rated A-VII or better with A. M. Best or similar rating agencies:

(i) during the Development Term and each Product Term, and for five (5) years thereafter if written on a claim made or occurrence reported form:

(A) workers’ compensation insurance in accordance with Applicable Law, which shall include a waiver of subrogation in favor of Alvogen;

(B) employer’s liability insurance with a limit of liability in an amount of not less than $500,000 and

(C) commercial crime or fidelity bond insurance in an amount of not less than $5,000,000 per occurrence and in the aggregate, including an endorsement for third party liability without the requirement of a conviction.

(ii) during the Development Term and each Product Term, and for five (5)years thereafter if written on a claim made or occurrence reported form:

(A) commercial general liability insurance, including premises operations, products and completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate;

(B) excess liability insurance, including products liability with a combined single limit in an amount of not less than $10,000,000 per occurrence and in the aggregate; and

(C) cargo legal liability insurance covering all risks of physical loss or damage to cargo handled by Alvotech, with a liability limit of not less than $500,000 per trailer.

(b) Alvogen and its Affiliates, directors, officers, employees and agents shall be an additional insured with respect to the commercial general liability, commercial automobile liability and excess liability policies described in Section 11.5(a). Prior to shipment of any Products, and annually thereafter, Alvotech shall furnish Alvogen with certificates of insurance evidencing the insurance coverages described in Section 11.5(a). The terms and conditions of each insurance policy obtained in accordance with this Section 11.5 shall require at least thirty (30) days’ written notice to Alvogen prior to any cancellation, non-renewal or material change of such policy (including all changes to the coverage provided by such policy). In the case of cancellation, non-renewal or material change in such coverage, Alvotech shall promptly provide Alvogen with a new certificate of insurance evidencing that Alvotech has obtained a new policy of insurance that meets the requirements of this Section 11.5. Alvotech agrees that its insurance shall act as primary and noncontributory from any other valid and collectible insurance maintained by Alvogen.

ARTICLE 12

TERM AND TERMINATION

Section 12.1 Term

(a) This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with its terms, shall expire in respect of each Product on the expiry of the relevant Supply Term.

Section 12.2 Termination.

(a) Notwithstanding anything contained herein to the contrary, Alvotech may terminate this Agreement in its entirety:

(i) upon sixty (60) days’ prior written notice to Alvogen if Alvogen has committed a material breach of this Agreement (with the specific nature of such breach, including the applicable provision of this Agreement that Alvogen has breached, being identified in such notice) if Alvogen fails to cure such breach (if curable) within such sixty (60) day period; or

(ii) immediately upon notice to Alvogen following, in the case of insolvency, the appointment of a receiver by a court of competent jurisdiction with respect to the material assets of Alvogen, the assignment for the benefit of creditors of the material assets of Alvogen, the entry of an Order for Relief under Title 11 of the United States Code against Alvogen or the appointment of a liquidator, administrator or similar officer in respect of Alvogen (or any analogous procedure in any jurisdiction).

(b) Notwithstanding anything contained herein to the contrary, Alvogen may terminate this Agreement in its entirety:

(i) upon sixty (60) days’ prior written notice to Alvotech if Alvotech has committed a material breach of this Agreement (with the specific nature of such breach, including the applicable provision of this Agreement that Alvotech, as applicable, has breached, being identified in such notice) if Alvotech, as applicable, fails to cure such breach (if curable) within such sixty (60) day period; or

(ii) immediately upon notice to Alvotech following, in the case of insolvency, the appointment of a receiver by a court of competent jurisdiction with respect to the material assets of Alvotech, the assignment for the benefit of creditors of the material assets of Alvotech, the entry of an Order for Relief under Title 11 of the United States Code against Alvotech or the appointment of a liquidator, administrator or similar officer in respect of Alvogen (or any analogous procedure in any jurisdiction).

Section 12.3 Survival. Upon the termination of this Agreement or the expiration of the final Product Term, all covenants and agreements contained in this Agreement which, by their terms or context, are intended to survive will continue in full force and effect following the termination of this Agreement, including the provisions of Article I (Definitions), Section 5.12 (Maintenance of Registrations and Reporting), Article VI (Intellectual Property Ownership and Licenses), Article X (Confidentiality; Taxes; Nonsolicitation), Article XI (Warranties and Covenants), this Article XII (Termination), Article XIII (Indemnification) and Article XIV (Miscellaneous). Notwithstanding anything contained in this Agreement to the contrary, in no event shall the termination of this Agreement affect any Party’s obligation to pay any amounts owed to the any other Party as of the time of such termination.

ARTICLE 13

INDEMNIFICATION AND LIABILITY LIMITS

Section 13.1 Indemnification by Alvotech.

(a) Alvotech shall indemnify, defend and hold harmless Alvogen, its Affiliates and its and their respective directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”), resulting from, arising out of or otherwise relating to (i) any breach by Alvotech of any of its obligations or warranties hereunder, (ii) the negligence, recklessness or willful misconduct by Alvotech or any of its Affiliates and Distributors or any of their respective officers, directors, employees, agents or representatives, (iii) any violation by Alvotech or any of its Affiliates and Distributors or any of their respective officers, directors, employees, agents or representatives of any Applicable Laws applicable to the performance of Alvotech’s obligations under this Agreement, (iv) the development, manufacture, handling, use, storage, import, transport, promotion, marketing, advertising, distribution or sale of any Product by Alvotech or any of its employees, agents, Affiliates or Distributors in violation of this Agreement, (v) the manufacture, handling, use, storage, import, transport, distribution or sale of any Drug Substance by Alvotech or any of its employees, agents and Affiliates pursuant to Section 8.1, (vi) any sale of any Product outside the Territories, (vii) any clinical trial (including any Phase 1 Clinical Trial or Phase 3 Clinical Trial) conducted by Alvotech with respect to a Product solely resulting from Alvotech’s failure to adhere to (A) the Research Plan or (B) any clinical protocol matters as determined under Article IX or (viii) any lack of safety or efficacy (including any allegations thereof) with respect to any of the Products solely resulting from Alvotech’s failure to manufacture such Product in accordance with the applicable Product Specifications or otherwise resulting from Alvotech’s manufacture of such Product.

Section 13.2 Indemnification by Alvogen. Alvogen shall indemnify, defend and hold harmless Alvotech, its Affiliates and its and their respective Affiliates’ directors, officers, employees and agents from and against any and all Losses resulting from (i) any breach by Alvogen of any of its obligations or warranties hereunder, (ii) the negligence, recklessness or willful misconduct by Alvogen or any of its Affiliates and Distributors or any of their respective officers, directors, employees, agents or representatives, (iii) any violation by Alvogen or any of its Affiliates and Distributors or any of their respective officers, directors, employees, agents or representatives of any Applicable Laws applicable to the performance of Alvogen’s obligations under this Agreement, (iv) the handling, use, storage, import, transport, promotion, marketing, advertising, distribution or sale of any Product by Alvogen or any of its employees, agents, Affiliates or Distributors in violation of this Agreement, or (v) the manufacture, handling, use, storage, import, transport, distribution or sale of any Designated Products or Drug Substance by Alvogen or any Designated Manufacturer, as applicable, or any of their respective employees, agents and Affiliates, pursuant to Section 8.1.

Section 13.3 Indemnification Procedure.

(a) The Party seeking indemnification under this Article XIII (the “Indemnified Party”) agrees to give prompt written notice (the “Indemnification Notice”) to the Party against whom indemnity is sought (the “Indemnifying Party”) of (i) the assertion of any claim, or the commencement of any proceeding in respect of which indemnity may be sought under this Article XIII (a “Third Party Claim”) or (ii) the existence of facts that it reasonably expects may give rise to a claim for indemnity under this Article XIII; provided, that the failure of an Indemnified Party to promptly notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless and to the extent the Indemnifying Party demonstrates that it is materially prejudiced by the Indemnified Party’s failure to give timely notice.

(b) If the Indemnifying Party does not object to any claim or claims made in the Indemnification Notice in a written objection (the “Indemnification Objection”) prior to the expiration of twenty (20) Business Days from the Indemnifying Party’s receipt of the Indemnification Notice, the Indemnifying Party shall be deemed not to object to the information contained within the Indemnification Notice. If the Indemnifying Party delivers an Indemnification Objection within such twenty (20) Business Day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute for twenty (20) Business Days after the Indemnifying Party’s receipt of such Indemnification Objection. If no resolution is reached, the dispute shall be resolved in accordance with the provisions of Section 14.4 and Section 14.5.

(c) The Indemnifying Party, if it so elects, may assume and control the defense of a Third Party Claim at the Indemnifying Party’s expense and shall consult with the Indemnified Party with respect thereto, including the employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume control of such defense if the claim that the Indemnifying Party seeks to assume control of (i) seeks material non-monetary relief or (ii) involves criminal or quasi-criminal allegations. If the Indemnifying Party is permitted to assume and control the defense of a Third Party Claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (x) the Indemnifying Party has specifically agreed in writing otherwise, (y) the Indemnified Party has been advised by outside counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party or (z) the Indemnifying Party has failed to assume the defense and employ counsel (in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party if the Indemnifying Party otherwise has an obligation to indemnify the Indemnified Party for the related Third Party Claim). If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnifying Party may not enter into a settlement or consent to any judgment without the prior written consent of the Indemnified Party unless (A) such settlement or judgment involves monetary damages only, all of which will be paid, without limitation, by the Indemnifying Party, and no admission of fault or culpability on behalf of any Indemnified Party, and (B) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim (which consent shall not be unreasonably withhold, delayed or conditioned). If the Indemnifying Party does not assume and/or is not controlling the defense of a Third Party Claim for any reason, then the Indemnified Party may retain counsel of its own choosing, at the expense of the Indemnifying Party, and assume and control the defense of such Third Party Claim, and the Indemnifying Party shall have the right to employ counsel separate from counsel employed by the Indemnified Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnifying Party shall be at the expense of the Indemnifying Party. The Indemnified Party may not enter into a settlement or consent to any judgment of any Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned).

Section 13.4 Limitations on Liability. Except for Losses arising out of a failure of a Party to pay any amount owed hereunder, or arising as the result of the fraud, willful breach or fraudulent misrepresentation by a Party, or arising in respect of death or personal injury caused by that Party’s negligence (or that of its Affiliates) and except for Losses actually paid or determined by a court of competent jurisdiction to be owing to a Third Party as a result of a Third Party Claim for which a Party may seek indemnification under Section 13.1 or Section 13.2 (including reasonable attorneys’ fees, court costs and other fees and expenses associated with the cost of defense thereof), neither Party, nor any of their respective Affiliates, directors, members, officers, employees, subcontractors or agents shall have, under any legal theory (including contract, tort (including negligence), breach of statutory duty or otherwise), any liability to the other Party for any consequential, indirect or punitive damages in connection with or arising out of this Agreement. For the avoidance of doubt, nothing contained in this Section 13.4 shall limit or in any way restrict any right of recovery of a Party to the extent expressly provided for elsewhere in this Agreement (including pursuant to Section 7.6).

Section 13.5 Unavailability of Indemnification. If the indemnification provided for in this Article XIII is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Loss, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party hereunder, contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of, and relative benefit enjoyed by, the Indemnifying Party, on the one hand, and the relative fault of, and relative benefit enjoyed by the Indemnified Party, on the other hand, in connection with the actions or omissions that resulted in such Loss as well as any other relevant equitable considerations.

Section 13.6 Other Losses. Notwithstanding anything in this Agreement to the contrary, if any Party incurs Losses relating to a lack of safety or efficacy with respect to a Product sold in a Territory (or allegation thereof) and such Losses do not result from, arise out of, or relate to an event, circumstance, action or failure to act covered by an indemnification obligation set forth in Section 13.1, then each of Alvotech and Alvogen shall be responsible (through the payment of, or the reimbursement of the Party incurring, the Losses) for a percentage of such Losses equal to the percentage of Net Sales that Alvotech or Alvogen, as applicable, receives or retains, as applicable, in accordance with Section 4.1 with respect to the Territory in which the sale of the Product giving rise to such Losses was made. The Party in whose Territory the sale of the Product giving rise to such Losses was made shall have the right to assume and control the defense of such claim; provided, that such Party may not settle, compromise or consent to any judgment with respect to such claim without the prior written consent of such other Party (which consent shall not be unreasonably withheld, delayed, or conditioned).

ARTICLE 14

MISCELLANEOUS

Section 14.1 Force Majeure.

(a) Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from the following causes beyond the reasonable control of the affected Party: fire, floods, earthquake, tsunami, ice, tornado, hurricane, windstorm, eruption, explosion, sabotage or vandalism, embargoes, war, acts of war (whether war be declared or not), invasion, domestic or foreign terrorist act, act of a public enemy, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Governmental Authority (each, an event of “force majeure”); provided, that such affected Party shall provide the other Party with prompt notice of the circumstances surrounding such a material failure or delay; provided, further, that the failure of an affected Party to promptly notify the other Party on a timely basis shall not prejudice the affected Party unless and to the extent the other Party demonstrates that it is materially prejudiced by the affected Party’s failure to give such notice. For the avoidance of doubt, unless and until the Development Term or a Product Term is terminated in accordance with the terms of this Agreement, the occurrence of an event of force majeure shall not relieve any Party from making any payment, manufacturing and supplying any Product or otherwise fulfilling any obligation required hereunder, rather the period for performance of such obligation shall be tolled during the occurrence of such force majeure.

(b) If Alvotech becomes subject to an event of force majeure that interferes with production of Products at Alvotech’s manufacturing facility, Alvotech and Alvogen shall mutually agree on implementation of an action plan to transfer production of Product to another Alvotech plant. Alvotech and Alvogen shall, after the execution of this Agreement and at the request of either Alvotech or Alvogen, meet to discuss and define such an action plan. Upon request, Alvotech shall provide Alvogen with a copy of its disaster recovery plan and its risk management and business continuity plans and, upon the occurrence of an event of force majeure to which Alvotech is subject, Alvotech shall take all applicable actions set forth in such plans if so requested by Alvogen.

Section 14.2 Notices. Any notice required or permitted to be given by any Party shall be in writing. All notices shall be to the Parties and addresses listed below, and shall be sufficiently given when received, if delivered personally or sent by overnight courier or, if noted below as being provided as a copy when pursuant to Article VI, by email.

If to Alvotech, to:	Alvotech hf. Saemundargata 15-19 101 Reykjavik Iceland Attention: Rasmus Rojkjaer
With copies to:	White & Case LLP 5 Old Broad Street London, EC2N 1DW Attention: Ian Bagshaw
And, if pursuant to Article VI, with copies to:	Andrea.Sweet@alvogen.com
If to Alvogen, to:	5 rue Heienhaff L-1736 Senningarberg Luxembourg Attention: Robert Wessman Arni Hardarson
With copies to:	White & Case LLP 5 Old Broad Street London, EC2N 1DW Attention: Ian Bagshaw
And, if pursuant to Article VI, with copies to:	Andrea.Sweet@alvogen.com

Section 14.3 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of England and Wales, without giving effect to any conflicts of laws principles. The United Nations Convention on the International Sale of Goods is hereby expressly excluded.

Section 14.4 Internal Dispute Resolution. In the event that a claim, dispute or difference arises out of or in connection with this Agreement, including any non contractual obligations arising in connection with this Agreement (a “Dispute”), that is not subject to the dispute resolution procedure in Section 9.4(b), prior to the initiation of proceedings as described in Section 14.5, the Dispute shall be submitted to the Chief Executive Officers of Alvogen and Alvotech, who shall use their good faith efforts to resolve the Dispute within fourteen (14) days after notice is provided pursuant to Section 14.2. If any such Dispute is not resolved by the Chief Executive Officers or their designees within fourteen (14) days after submission of such Dispute to such officers, then the Dispute shall be resolved in accordance with Section 14.5.

Section 14.5 Enforcement. If the Parties are unable to resolve any Dispute under Section 9.4(b) or Section 14.4, then the Parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction to settle any such Dispute.

Section 14.6 Relationship of the Parties. The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement nor shall the performance of any obligations under this Agreement create an association, partnership, joint venture or relationship of principal and agent, master and servant, or employer and employee between the Parties. Neither Party has any express or implied right or authority under this Agreement to assume or create any obligations or make any warranties on behalf of or in the name of the other Party or the other Party’s Affiliates.

Section 14.7 Assignment. Neither Party may assign, transfer or sublicense any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, in whole or in part, without such consent, to an Affiliate of such Party or to any Third Party successor by merger, acquisition or sale of all or substantially all of such Party’s assets, upon written notice to the other Party of any such assignment and, in the case of an assignment to an Affiliate, such Party hereby guarantees the performance of any such Affiliate, and, in the case of a Third Party assignment, such Third Party shall assume the obligations and covenants, and shall make all of the warranties, of the assigning Party under this Agreement.

Section 14.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns; and by their signatures hereto, each Party intends to, and does hereby, become bound.

Section 14.9 Entire Agreement; Amendments. This Agreement, together with the Shareholders Agreement and the Quality Agreement (collectively, the “Other Agreements”) including the schedules and exhibits hereto and thereto, constitutes the whole agreement between the Parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangement, understanding or agreement between them relating to such subject matter. Each Party confirms that it has not entered into this Agreement on the basis of any representation, warranty, undertaking or other statement whatsoever, whether made negligently or innocently, by any person (whether a Party to this Agreement or not), other than as expressly set out in this Agreement. Each Party waives all rights and remedies which, but for this Section 14.9, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance. If there is any conflict, discrepancy, or inconsistency between the terms of the Quality Agreement, on the one hand, and this Agreement, on the other hand, in each case in regards to the subject matter thereof, the Quality Agreement, as applicable, shall control. The Parties, from time to time during the term of this Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the Parties.

25.3 Severability. If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions are in conflict with any Applicable Law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified or conformed with such Applicable Law. In the event of any ambiguity respecting any term or terms hereof, the Parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability. If any exclusive remedy provided hereunder is determined to be unenforceable, then the Party entitled to such remedy shall in lieu thereof be entitled to such other remedies as are available to such Party under this Agreement or in law or equity under Applicable Law, subject in any case to the limitations imposed by, and other terms of, this Agreement.

Section 14.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms article, section, paragraph, exhibit and schedule are references to the articles, sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified; (c) references to “$” and “Dollars” mean U.S. dollars; (d) the word “including” and words of similar import mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) a reference to any entity includes such entity’s successors and permitted assigns; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; and (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

Section 14.11 Waiver.

No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise, a waiver shall be effective only in the circumstances for which it is given. No delay or omission by either Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy. The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

Section 14.12 Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving the existence of terms of this Agreement.

Section 14.13 Electronic Execution and Delivery. A facsimile, PDF or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile, e-mail or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of a Party, the other Party agrees to execute an original of this Agreement as well as any facsimile or reproduction thereof. The Parties hereby agree that neither Party shall raise the execution of facsimile, PDF or other reproduction of this Agreement, or the fact that any signature or document was transmitted or communicated by facsimile, e-mail or other electronic transmission device, as a defense to the formation of this Agreement.

Section 14.14 License Protection. The Parties acknowledge and agree that each of Alvotech and Alvogen shall be entitled to all of the rights and protections set forth in Section 365(n) of Title 11 of the United States Code with respect to all licenses contained herein.

Section 14.15 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may reasonably be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 14.16 Compliance with Applicable Laws. Each Party shall comply with all Applicable Laws governing its performance of the terms of this Agreement.

Section 14.17 Exhibits. All Exhibits referred to herein are hereby incorporated by reference.

Section 14.18 Headings. The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Agreement.

Section 14.19 Expenses. Except as otherwise expressly set forth herein, each Party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all obligations contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and other advisors.

Section 14.20 No Third Party Beneficiaries. Except as contemplated by the terms of Article XIII, a Person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement. The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a Party to this Agreement.

Section 14.21 Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and hereby agrees that, in the event of such breach or a threatened breach by it of its obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction or specific performance, subject in any case to Section 14.4 and Section 14.5.

IN WITNESS WHEREOF, the Parties hjave caused this Agreement to be executed as of the date first set forth above.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

ALVOTECH HF.

By:	/s/ Arni Hardarson
Name: Arni Hardarson
Title: Authorised Signatory

[Signature page to Product Rights Agreement - Alvotech hf.]

ALVOGEN LUX HOLDING SARL

By:	/s/ Tomas Ekman
Name: Tomas Ekman
Title: Class A Director

[Signature page to Product Rights Agreement – Alvogen Lux]

Exhibit A

Alvogen Territories

Albania

Australi

Belarus

Bosnia

Bulgaria

China

Croatia

Cyprus

Czech Republic

Estonia

Hong Kong

Hungary

Iceland

Indonesia

Kazakhstan

Kosovo

Latvia

Lithuania

Macau

Macedonia

Malaysia

Malta

Moldova

Montenegro

Myanmar

New Zealand

Philippines

Poland

Romania

Russia

Serbia

Singapore

Slovak Republic

Slovenia

South Korea

Taiwan

Thailand

Ukraine

Vietnam